Exhibit 4.4

AMENDMENT AND RESTATEMENT DEED

relating to the

CONTRIBUTION AND FRAMEWORK AGREEMENT

DATED …4… NOVEMBER 2016

By and Between

VIMPELCOM AMSTERDAM B.V.

and

VIMPELCOM LTD.

and

HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.

and

CK HUTCHISON HOLDINGS LIMITED

and

HUTCHISON 3G ITALY INVESTMENTS S.à R.L.

(to be renamed as VIP-CKH LUXEMBOURG S.à R.L.)

and

VIP-CKH IRELAND LIMITED

0102103-0000029 CO:28314951.1

0102103-0000029 CO:28314951.1

THIS DEED is made on …4… November 2016

BETWEEN:

1)	VIMPELCOM AMSTERDAM B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands having its corporate seat in Amsterdam, the Netherlands whose registered office is at Claude Debussylaan 88, Amsterdam 1082 MD, the Netherlands and registered with the Dutch Chamber of Commerce under number 34378904 (VIP);

2)	VIMPELCOM LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda registered with the Registrar of Companies in Bermuda under number 43271 and having its principal executive offices at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands (VIP Guarantor);

3)	HUTCHISON EUROPE TELECOMMUNICATIONS S.À R.L., a sociėtė à responsabilitė limitėe incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of EUR 6,573,135,875, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies under number B74649 (HET, and together with VIP, the Shareholders);

4)	CK HUTCHISON HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose principal place of business is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong registered with the Registrar of Companies in the Cayman Islands under number MC-294571 (HET Guarantor); and

5)	HUTCHISON 3G ITALY INVESTMENTS S.À R.L., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of EUR 2,758,939,525, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade companies register under number B77457 (H3G II); and

6)	VIP-CKH IRELAND LIMITED, a private company limited by shares incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and registered with the Irish Companies Registration Office under number 588489 (FinCo),

(each of the above together with such persons as become bound to the terms of this agreement pursuant to a Deed of Adherence from time to time being the Parties (and Party shall be construed accordingly)).

BACKGROUND:

(A)	On 6 August 2015, VIP, the VIP Guarantor, HET, the HET Guarantor and H3G II entered into a contribution and framework agreement (the CFA).

(B)	On 16 December 2015, the Parties entered into an amendment agreement to the CFA, pursuant to which certain clauses of the CFA in relation to completion accounts were amended.

(C)	On 24 October 2016, FinCo executed a deed of adherence to the Contribution and Framework Agreement.

(C)	The Parties wish to make certain further amendments to the CFA.

3	0102103-0000029 CO:28314951.1

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this deed or the context requires otherwise, words and expressions used in this deed have the meanings and constructions ascribed to them in the CFA.

1.2	Save to the extent otherwise stated herein, this deed shall be construed in accordance with the interpretation and construction provisions set out in Schedule 13 (Definitions and Interpretation) of the CFA.

1.3	In this deed, unless the contrary intention appears, a reference to a clause, subclause, paragraph, or schedule is a reference to a clause, subclause, paragraph, or schedule of or to this deed. The schedules form part of this deed.

1.4	The headings in this deed do not affect its interpretation.

2.	AMENDMENTS

2.1	The Parties agree that:

(a)	the CFA shall be amended and restated in the form of the amended and restated contribution and framework agreement set out in Schedule 1 of this deed (the Amended and Restated CFA) with immediate effect; and

(b)	the Amended and Restated CFA shall supersede and replace the CFA in its entirety with immediate effect.

2.2	This deed shall constitute a written variation in accordance with clause 35.9 (General) of the CFA.

2.3	For the avoidance of doubt, neither the VIP Warranties nor the HET Warranties shall be deemed to be repeated or warranted on the date of this deed by virtue of the amendment and restatement of the CFA pursuant to this deed.

3.	MISCELLANEOUS

3.1	The Parties acknowledge that a new tax group agreement will be entered into before Completion (with effect on and from 1 January 2016) between each of: (i) 3 Italia and H3G S.p.A; and (ii) H3G S.p.A and 3Lettronica Industriale S.p.A (the New Tax Agreements). VIP hereby irrevocably and unconditionally consents to the entering into of the New Tax Agreements for the purposes of clause 19 of the CFA (including clause 19.3(q)).

3.2	The Parties acknowledge that it is proposed that the Employment Agreement executed by Maximo Ibarra on or around the date of the CFA will be amended in such form as the Shareholders may agree on or around the date of Completion (the New MI Employment Agreement). As soon as reasonably practicable following Completion and at HET’s request only, the Shareholders further agree to enter into or procure that the relevant Group Companies enter into a supplement to the Employment Agreement entered into by each of Dina Ravera and Stefano Invernizzi on or around the date of the CFA, such supplement in each case to effect severance benefits for the 3 Italia Executives of an equivalent nature to those in the New MI Employment Agreement, but on a proportionate basis (the 3 Italia Employment Agreement Supplements). VIP and HET hereby irrevocably and unconditionally consent to the amendment and execution of the New MI Employment Agreement and the 3 Italia Employment Agreement Supplements for the purposes of clause 19 of the CFA and, where applicable, clause 8.1 of the Shareholders Deed.

4	0102103-0000029 CO:28314951.1

3.3	The Parties agree that this deed is a Transaction Document for the purposes of the Amended and Restated CFA.

3.4	Clauses 29 (Notices), 31 (Assignments), 35 (General), 36 (Whole Agreement) and 37 (Invalid Terms) of the Amended and Restated CFA shall apply to this deed mutatis mutandis as if set out herein in full with references in those clauses to “this agreement” being construed as references to this deed.

4.	JURISDICTION

4.1	Governing law of this clause

This clause 4 is governed by English law.

4.2	Jurisdiction

The English courts have exclusive jurisdiction to settle any Dispute and each Party irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to the exercise of that jurisdiction.

4.3	Service of process agent

Without prejudice to any other method of service permitted by law:

(a)	each of VIP and the VIP Guarantor irrevocably appoint Law debenture Corporate Services Limited of 5th Floor, Wood Street, London, EC2V 7EX, England; and

(b)	each of HET and the HET Guarantor irrevocably appoints Hutchison Whampoa Agents (UK) Limited of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom;

in each case as its agent in England and Wales for service of process and any other documents in relation to any Dispute.

Each of the Company and FinCo shall, as soon as reasonably practicable (i) appoint a person (who is not a member or Affiliate of the Group, the VIP Group or the HET Group) as its agent in England and Wales for service of process and any other document in relation to any Dispute; and (ii) upon such appointment, shall notify the other Parties of such appointment.

Subject to clause 4.4, each Party irrevocably undertake not to revoke its agent’s authority; and any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if delivered to its agent at its address for the time being.

4.4	Alternative service of process agent

If any person appointed as process agent under clause 4.3 is unable for any reason to so act, the relevant party shall immediately (and in any event within ten Business Days of the event taking place) appoint another agent in England and Wales for service of process in relation to any Dispute and notify the other parties of such appointment. Failing this, any other party may appoint another process agent for this purpose at the relevant party’s expense.

4.5	Failure to notify by process agent

Each Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

5	0102103-0000029 CO:28314951.1

5.	GOVERNING LAW

This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been executed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this deed.

6	0102103-0000029 CO:28314951.1

EXECUTED as a deed by		)
VIMPELCOM LTD.		)	/s/ Andrew Davies
		)	Authorised signatory

)
)
		)	Authorised signatory

Witness’s Signature	/s/ Giovanna de Beij
Name:	Giovanna de Beij
Address:	Claude Debussylaan 88 1082 MD Amsterdam the Netherlands

Signature Page to CFA Amendment and Restatement Deed

EXECUTED as a deed by HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.	) ) ) )

/s/ Thomas Geiger
Signature of director
Thomas Geiger, Manager
Name of director

Signature Page to CFA Amendment and Restatement Deed

EXECUTED as a deed by CK HUTCHISON HOLDINGS LIMITED	) )

/s/ Frank Sixt		/s/ Edith Shih
Signature of director		Signature of company secretary

Frank Sixt		Edith Shih
Name of director		Name of company secretary

Signature Page to CFA Amendment and Restatement Deed

SIGNATORIES

EXECUTED as a deed by HUTCHISON 3G ITALY INVESTMENTS S.à R.L	) ) )

/s/ Neil McGee
Signature of director

Neil McGee, Manager
Name of director

Signature Page to CFA Amendment and Restatement Deed

GIVEN under the common seal	)
of VIP-CKH IRELAND LIMITED	)	/s/ Richard James
and DELIVERED as a DEED	)	Director

Signature Page to CFA Amendment and Restatement Deed

EXECUTED as a deed by VIMPELCOM AMSTERDAM B.V.		) ) )	/s/ Richard James Authorised signatory

		) ) )	/s/ David Dobbie Authorised signatory

Witness’s Signature	/s/ A. Oemrawsingh
Name:	A. Oemrawsingh
Address:	Apollolaan 88 1077 AB Amsterdam the Netherlands

Signature Page to CFA Amendment and Restatement Deed

SCHEDULE 1

AMENDED AND RESTATED CFA

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH AN ASTERISK [*].

CONTRIBUTION AND FRAMEWORK AGREEMENT

6 AUGUST 2015

(AS AMENDED AND RESTATED ON 4 NOVEMBER 2016)

By and Between

VIMPELCOM AMSTERDAM B.V.

and

VIMPELCOM LTD.

and

HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.

and

CK HUTCHISON HOLDINGS LIMITED

and

HUTCHISON 3G ITALY INVESTMENTS S.à R.L.

(to be renamed as VIP-CKH LUXEMBOURG S.à R.L.)

and

VIP-CKH IRELAND LIMITED

Allen & Overy LLP

0102103-0000029 CO: 28051273.4

4.	VIP Warranties		56
5.	HET Claims		69
6.	HET Warranties		74
7.	VIP Claims		87
8.	Signing Obligations		92
	Part 1	VIP Signing Obligations	92
	Part 2	HET Signing Obligations	93
9.	Completion Obligations		94
	Part 1	VIP Completion Obligations	94
	Part 2	HET Completion Obligations	96
	Part 3	H3G II Completion Obligations	98
	Part 4	FinCo Completion Obligations	99
	Part 5	VIP, HET and H3G II Completion Date Obligations	100
10.	Net Cash and Working Capital Adjustments		101
	Part 1	Post-Completion Financial Adjustments	101
	Part 2	Form of Quarterly Updates	109
	Part 3	Form of Completion Statements	110
11.	VIP Indemnities		111
12.	Core Wind Group External Debt and Derivative Instruments		112
	Part 1	Derivative obligations	112
	Part 2	Debt instruments	112
13.	Definitions and Interpretation		113

Signatories			147

Agreed Form documents:

1.	Agreed Business Plan

2.	Agreed Press Releases

3.	Completion H3G II Articles

4.	FinCo Shareholders’ Deed

5.	Hutchison IP Licence

6.	Long-Term Incentive Plan Key Terms

7.	Merger Integration Plan Key Terms

8.	Plan of Reorganisation Key Terms

9.	Articles of association of FinCo to be adopted at Completion

10.	Long-Term Incentive Plan

11.	Merger Integration Plan

12.	Plan of Reorganisation

13.	Initial Budget

14.	Initial Business Plan

THIS AGREEMENT is made on 6 August 2015 (as amended on 4 November 2016)

BETWEEN:

(1)	VIMPELCOM AMSTERDAM B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands having its corporate seat in Amsterdam, the Netherlands whose registered office is at Claude Debussylaan 88, Amsterdam 1082 MD, the Netherlands and registered with the Dutch Chamber of Commerce under number 34378904 (VIP);

(2)	VIMPELCOM LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda registered with the Registrar of Companies in Bermuda under number 43271 and having its principal executive offices at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands (VIP Guarantor);

(3)	HUTCHISON EUROPE TELECOMMUNICATIONS S.À R.L., a sociėtė à responsabilitė limitėe incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of EUR 6,573,135,875, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies under number B74649 (HET, and together with VIP, the Shareholders);

(4)	CK HUTCHISON HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose principal place of business is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong registered with the Registrar of Companies in the Cayman Islands under number MC-294571 (HET Guarantor);

(5)	HUTCHISON 3G ITALY INVESTMENTS S.À R.L., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of EUR 2,758,939,525, having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade companies register under number B77457 (H3G II); and

(6)	VIP-CKH IRELAND LIMITED, a private company limited by shares incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and registered with the Irish Companies Registration Office under number 588489 (FinCo),

(each of the above together with such persons as become bound to the terms of this agreement pursuant to a Deed of Adherence from time to time being the Parties (and Party shall be construed accordingly)).

WHEREAS:

(A)	VIP currently owns and operates the Wind Group in Italy.

(B)	HET currently owns and operates the 3 Italia Group in Italy.

(C)	The Shareholders have agreed to establish a joint venture under which they will jointly own and operate the Wind Group and the 3 Italia Group on the terms and subject to the conditions set out in this agreement.

(D)	The creation of the joint venture consisting of the Wind Group and the 3 Italia Group shall be effected by taking the steps set out in this agreement and is conditional upon, amongst other things, competition and regulatory approvals on terms satisfactory to each of the Shareholders.

(E)	The HET Guarantor is the ultimate holding company of HET and is willing to guarantee the obligations of HET under this agreement.

(F)	The VIP Guarantor is the ultimate holding company of VIP and is willing to guarantee the obligations of VIP under this agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and other provisions in Schedule 13 apply throughout this agreement.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause, paragraph or schedule is a reference to a clause, subclause, paragraph or schedule to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	INCORPORATION OF FINCO

2.1	Subject to the terms and conditions of this agreement, prior to Completion, HET undertakes to incorporate FinCo as a new private limited company in Ireland with an issued share capital of 100 ordinary shares of EUR1.00 each.

2.2	As soon as practicable following the Unconditional Date (or such other time as the Shareholders may agree), HET shall transfer to VIP LuxCo 50% of the issued share capital of FinCo in consideration for the payment by VIP LuxCo of the nominal value of the shares transferred (the FinCo Share Transfer).

2.3	The Shareholders each undertake to procure that:

(a)	at Completion FinCo adopts such memorandum and articles of association (or equivalent) as VIP and HET shall have agreed in good faith prior to its incorporation and as are consistent with the FinCo Shareholders’ Deed; and

(b)	as soon as reasonably practicable following the FinCo Share Transfer, but no later than Completion FinCo adheres to this agreement by delivering a duly executed Deed of Adherence.

3.	SALE OF EXISTING HET LOAN

Subject to the terms and conditions of this agreement, at Completion HET shall assign its rights, title, interest and benefits in and to 50% of the principal amount of the Existing HET Loan to VIP LuxCo in consideration for the grant to HET by VIP LuxCo of the VIP LuxCo Receivable and shall procure, and take any and all action necessary to ensure, that VIP LuxCo grants such VIP LuxCo Receivable at Completion (the Existing HET Loan Sale).

4.	HET CONTRIBUTION

Subject to the terms and conditions of this agreement, at Completion, HET shall immediately following the Existing HET Loan Sale, contribute by way of assignment the VIP LuxCo Receivable to H3G II, in consideration for the issuance of two H3G II Shares to HET to be credited as fully paid up (the HET H3G II Shares) (the HET Contribution).

5.	VIP LUXCO CONTRIBUTION

5.1	Subject to the terms and conditions of this agreement, at Completion and immediately following the HET Contribution, VIP shall procure, and take any and all action necessary to ensure, that VIP LuxCo shall:

(a)	transfer (to the extent not already transferred prior to Completion) to H3G II the sum of EUR 25,000; and

(b)	transfer to H3G II its entire interest in the WAHF Shares free from any Encumbrance,

(steps (a) and (b) together being the VIP LuxCo Contribution), contemporaneously and in consideration for the WAHF Consideration.

5.2	Contemporaneously with and in consideration for the VIP LuxCo Contribution, HET shall procure, and take any and all action necessary to ensure, that H3G II:

(a)	issues to VIP LuxCo a number of H3G II Shares, to be credited as fully paid, so that immediately following such issue of shares (i) VIP LuxCo shall hold 50% of the issued share capital of H3G II (the VIP H3G II Shares) and (ii) HET and HET LuxCo shall together hold 50% of the issued share capital of H3G II; and

(b)	grants to VIP LuxCo a new interest-free on demand receivable in a principal amount equal to the VIP LuxCo Receivable documented by way of a promissory note (the H3G II Receivable),

(steps (a) and (b) together being the WAHF Consideration).

5.3	Immediately following the VIP LuxCo Contribution, VIP and HET shall procure that the H3G II Receivable is set off against the VIP LuxCo Receivable such that each of the H3G II Receivable and VIP LuxCo Receivable are extinguished as fully and completely repaid (the Extinguishment of Receivables).

6.	SECONDARY CONTRIBUTION

6.1	Subject to the terms and conditions of this agreement, at Completion and immediately following the Extinguishment of Receivables:

(a)	HET shall novate all its rights, title, interest and benefits in and to the Existing HET Loan to FinCo (the HET Secondary Contribution); and

(b)	VIP shall procure, and take any and all action necessary to ensure, that VIP LuxCo shall novate all its rights, title, interest and benefits in and to the Existing HET Loan to FinCo (the VIP LuxCo Secondary Contribution),

each of (a) and (b) above occurring simultaneously with each other and with the FinCo Share Issue and in consideration for the FinCo Share Issue pursuant to clause 6.2(a).

6.2	Subject to the terms and conditions of this agreement, at Completion and simultaneously with the steps set out in clause 6.1, each Shareholder undertakes, and in respect of (b) below, FinCo undertakes, to:

(a)	procure that FinCo issues an equal number of new shares (of equal value) to each of HET and VIP LuxCo with aggregate nominal value and share premium, if any, credited as fully paid equal to the face value of the Existing HET Loan (the FinCo Share Issue), in consideration for the HET Secondary Contribution and VIP LuxCo Secondary Contribution pursuant to clause 6.1; and

(b)	enter into, or in respect of VIP, procure, and take any and all action necessary to ensure, that VIP LuxCo enters into, the FinCo Shareholders’ Deed.

7.	NET CASH AND WORKING CAPITAL ADJUSTMENTS

Agreed Contributions

7.1	The Shareholders have agreed that their respective valuations of the 3 Italia Group and the Core Wind Group are on the basis of the following assumptions:

(a)	The 3 Italia Final Net Cash will not be less than the 3 Italia Target Net Cash.

(b)	The Wind Final Net Cash will not be less than the Wind Target Net Cash.

(c)	The 3 Italia Final Working Capital will not be less than the 3 Italia Target Working Capital.

(d)	The Wind Final Working Capital will not be less than the Wind Target Working Capital.

7.2	Prior to the Completion Accounts Date and subject to compliance with Laws:

(a)	HET undertakes to keep VIP reasonably informed of 3 Italia Group’s Net Cash and the 3 Italia Group’s Working Capital levels including (unless VIP agrees otherwise) providing VIP, at quarterly meetings or as otherwise agreed by the Shareholders, with complete and accurate updates (including in relation to Tax) within 15 Business Days of the end of each calendar quarter (30 September, 31 December, 31 March and 30 June) as to the 3 Italia Group’s quarter-end Net Cash and the 3 Italia Group’s quarter-end Working Capital levels in the format set out in Part 2 of Schedule 10 (a 3 Italia Quarterly Update), providing reasonably prompt, accurate and complete responses to any questions VIP may reasonably ask in relation to any 3 Italia Quarterly Update and, reasonably promptly at the reasonable request of VIP, meet with VIP’s representatives to discuss any 3 Italia Quarterly Update; and

(b)	VIP undertakes to keep HET reasonably informed of the Core Wind Group’s Net Cash and Core Wind Group’s Working Capital levels including (unless HET agrees otherwise) providing HET, at quarterly meetings or as otherwise agreed by the Shareholders, with complete and accurate updates (including in relation to Tax) within 15 Business Days of the end of each calendar quarter (30 September, 31 December, 31 March and 30 June) as to the Core Wind Group’s quarter-end Net Cash and to the Core Wind Group’s quarter-end Working Capital levels in the format set out in Part 2 of Schedule 10 (a Wind Quarterly Update), providing reasonably prompt, accurate and complete responses to any questions HET may reasonably ask in relation to any Wind Quarterly Update and, reasonably promptly at the reasonable request of HET, meet with HET’s representatives to discuss any Wind Quarterly Update.

Pre-Completion Adjustment

7.3	On the Business Day following the Unconditional Date:

(a)	HET shall notify VIP with a reasonable good faith estimate in writing of the 3 Italia Estimated Net Cash and 3 Italia Estimated Working Capital (together, the 3 Italia Estimates); and

(b)	VIP shall notify HET with a reasonable good faith estimate in writing of the Wind Estimated Net Cash and Wind Estimated Working Capital (together, the Wind Estimates),

in each case:

(i)	calculated in accordance with the provisions set out in Schedule 10; and

(ii)	accompanied by reasonable supporting evidence for such estimates including a complete and accurate explanation of material movements between the last 3 Italia Quarterly Update or the Wind Quarterly Update (as applicable) and of any relevant Tax matters.

7.4	In respect of the 3 Italia Group, the following adjustments shall be made as at Completion:

(a)	In relation to the 3 Italia Group’s Net Cash, an adjustment shall only be made if the aggregate of the 3 Italia Estimated Net Cash plus the Estimated Excess Working Capital of the 3 Italia Group (if any) is less than the 3 Italia Target Net Cash, in which case the adjustment will be the amount by which the aggregate of the 3 Italia Estimated Net Cash plus the Estimated Excess Working Capital of the 3 Italia Group (if any) is less than the 3 Italia Target Net Cash (the 3 Italia Estimated Net Cash Shortfall).

(b)	In relation to the 3 Italia Group’s Working Capital, an adjustment shall only be made if the aggregate of the 3 Italia Estimated Working Capital plus the Estimated Excess Cash of the 3 Italia Group (if any) is less than the 3 Italia Target Working Capital, in which case the adjustment will be the amount by which the aggregate of the 3 Italia Estimated Working Capital plus the Estimated Excess Cash of the 3 Italia Group (if any) is less than the 3 Italia Target Working Capital (the 3 Italia Estimated Working Capital Shortfall).

(c)	The 3 Italia Estimated Adjustment will be calculated by adding any 3 Italia Estimated Net Cash Shortfall to any 3 Italia Estimated Working Capital Shortfall.

7.5	In respect of the Core Wind Group, the following adjustments shall be made as at Completion:

(a)	In relation to the Core Wind Group’s Net Cash, an adjustment shall only be made if the aggregate of the Wind Estimated Net Cash plus the Estimated Excess Working Capital of the Core Wind Group (if any) is less than the Wind Target Net Cash, in which case the adjustment will be the amount by which the aggregate of the Wind Estimated Net Cash plus the Estimated Excess Working Capital of the Core Wind Group (if any) is less than the Wind Target Net Cash (the Wind Estimated Net Cash Shortfall).

(b)	In relation to the Core Wind Group’s Working Capital, an adjustment shall only be made if the aggregate of the Wind Estimated Working Capital plus the Estimated Excess Cash of the Core Wind Group (if any) is less than the Wind Target Working Capital, in which case the adjustment will be the amount by which the aggregate of the Wind Estimated Working Capital plus the Estimated Excess Cash of the Core Wind Group (if any) is less than the Wind Target Working Capital (the Wind Estimated Working Capital Shortfall).

(c)	The Wind Estimated Adjustment will be calculated by adding any Wind Estimated Net Cash Shortfall to the Wind Estimated Working Capital Shortfall.

7.6	At Completion:

(a)	if the 3 Italia Estimated Adjustment is greater than the Wind Estimated Adjustment, HET shall pay to VIP (or such other member of the VIP Group as may be nominated by VIP) 50% of the difference as follows:

(i)	in cash at Completion; or

(ii)	if HET so elects: (A) the payment shall be left outstanding as an undertaking to pay VIP carrying interest from Completion (at a rate equal to the H3G II Cost of Capital and calculated on the basis of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by VIP (or such nominated member of the VIP Group); and (B) HET shall procure that H3G II or FinCo pay any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to HET or any transferee of shares in H3G II or FinCo in accordance with the Shareholders’ Deed directly to VIP (or such nominated member of the VIP Group) in discharge of such undertaking and interest to the extent of the payment received by VIP (or such nominated member of the VIP Group); or

(b)	if the Wind Estimated Adjustment is greater than the 3 Italia Estimated Adjustment, VIP shall pay to HET (or such other member of the HET Group as may be nominated by HET) 50% of the difference as follows:

(i)	in cash at Completion; or

(ii)	if VIP so elects: (A) the payment shall be left outstanding as an undertaking to pay HET carrying interest from Completion (at a rate equal to the H3G II Cost of Capital and calculated on the basis of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by HET (or such nominated member of the HET Group); and (B) VIP shall procure that H3G II or FinCo pay any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to VIP or VIP LuxCo or any transferee of shares in H3G II or FinCo in accordance with the Shareholders’ Deed directly to HET (or such nominated member of the HET Group) in discharge of such undertaking and interest to the extent of the payment received by HET (or such nominated member of the HET Group).

Post-Completion Adjustment

7.7	The adjustments (if any) to be made after Completion to the 3 Italia Estimates and the Wind Estimates shall be calculated on the basis set out in Part 1 of Schedule 10.

8.	ANTITRUST COVENANT

8.1	Each of the Shareholders shall endeavour to obtain the requisite approvals to satisfy the conditions precedent in clause 9.1 and shall, in this regard, provide each other reasonable and necessary cooperation. The following provisions of this clause 8 are without prejudice to the generality of the foregoing sentence. Subject to clause 8.8, each Shareholder undertakes that it will, and VIP undertakes to procure that VIP LuxCo will, in relation to satisfying the conditions precedent in clause 9.1:

(a)	co-operate fully in the filing of all relevant filings relating to the transactions contemplated by this agreement in a form agreed by both Shareholders as soon as practicable after the date of this agreement;

(b)	promptly notify the other Shareholder of any communication (whether written or oral) relating to the transactions contemplated by this agreement from the European Commission, the Autoritá Garante della Concorrenza e del Mercato (the Italian Competition Authority), the Presidency of the Council of Ministers in Italy, the Ministry of Economic Development, AGCOM or any other government, department or regulatory authority (but not including any Taxation Authority) (each a Regulatory Authority) including any communications from an official of a Regulatory Authority;

(c)	not without the prior approval of the other Shareholder (which approval shall not be unreasonably withheld or delayed), communicate or meet with any Regulatory Authority in connection with, or make any filings or submissions relating to, the transactions contemplated by this agreement;

(d)	not undertake any actions nor enter into and will procure that no member of their respective groups undertakes actions or enters into any other agreement or arrangement where the effect of any such actions, agreement or arrangement is likely to affect, delay, impede or in any respect prejudice the fulfilment of the conditions set out at clause 9.1;

(e)	ensure that the other Shareholder is able to attend all meetings and telephone calls relating to the transactions contemplated by this agreement with any Regulatory Authority and give the other Shareholder all reasonable opportunity to participate fully thereat or thereon, as the case may be (save to the extent that a Regulatory Authority expressly requires that a Shareholder should not be present at the meeting or part or parts of the meeting); and

(f)	provide the other Shareholder with drafts of all written communications relating to the transactions contemplated by this agreement intended to be sent to any Regulatory Authority, give the other Shareholder all reasonable opportunity to comment thereon, not send such communications without the prior approval of VIP (in the case of HET) or HET (in the case of VIP or VIP LuxCo), and provide the other Shareholder with final copies of all such communications, save that in relation to all disclosure under this clause 8.1, business secrets and other confidential material may be redacted so long as the relevant Shareholder acts reasonably in identifying such material for redaction.

8.2	Without prejudice to clause 8.1(a), the Parties shall endeavour to submit to the European Commission: (a) for the purpose of pre-notification a first draft of a merger filing (Form CO) concerning the concentration contemplated hereby (the Concentration) not later than 25 September 2015 (provided that all the necessary information is then available to ensure that such first draft presents a full, fair and accurate description of the Concentration, the businesses of the merging parties, the effects of the Concentration on the applicable markets and competition in such markets, the reasons for the merger and the arguments of the parties in support of clearance of the Concentration) unless otherwise agreed in writing by the VIP Solicitors and the HET Solicitors (acting on the instructions of their respective clients); and (b) the formal notification concerning the Concentration as soon as is reasonably practicable.

8.3	Each Shareholder shall, and shall procure that its advisers shall, co-operate in providing the other Shareholder with such assistance as is reasonably necessary and which it is reasonably able to provide, and shall provide all Regulatory Authorities with such information as may reasonably be necessary and which it is reasonably able to provide, to ensure that:

(a)	all relevant filings are made in accordance with clauses 8.1(a) and 8.2;

(b)	any request for information relating to the transactions contemplated by this agreement from a Regulatory Authority is fulfilled promptly and in any event in accordance with any relevant time limit; and

(c)	it provides copies of any proposed communication with Regulatory Authorities relating to the transactions contemplated by this agreement to the other Shareholder and that (acting reasonably) it takes due consideration of any comments that the other Shareholder may have in relation to such proposed communication, save that in relation to all disclosure under this clause 8.3, business secrets and other confidential material may be redacted so long as the relevant Shareholder acts reasonably in identifying such material for redaction.

8.4	All filings with and submissions to any Regulatory Authority in connection with the conditions set out at clause 9.1 shall be made jointly by the Shareholders, except where the Shareholders agree otherwise or where required otherwise by the Regulatory Authority or by law.

8.5	Neither Shareholder will, and each Shareholder will procure that no member of the HET Group and VIP Group respectively will, make any request for the referral of the assessment of the Concentration from the European Commission to the Italian Competition Authority.

8.6	If it becomes reasonably apparent that the relevant Regulatory Authority or Regulatory Authorities referred to in clause 9.1(a) will only adopt a decision or make a declaration clearing the Concentration or transactions contemplated in this agreement subject to conditions, obligations, undertakings and/or modifications (each a Commitment), then, subject to the following sentence, the Shareholders shall discuss in good faith any Commitments to be offered by them in their respective absolute discretion (a Commitment Offer). Neither Shareholder shall be obligated to agree, and completion of the transactions contemplated in this agreement will not occur unless both Shareholders have agreed to any Commitments with Regulatory Authorities required in order to satisfy the conditions precedent in clause 9.1 below.

8.7	Subject to satisfaction (or waiver (as applicable)) of the conditions at clause 9.1, where one or more of the declarations, decisions or clearances envisaged in clause 9.1 has been granted conditional only on the fulfilment of Commitments made under clause 8.6, each Shareholder undertakes to use its best endeavours to fulfil those Commitments within the period of time specified in the relevant declaration, decision or clearance.

8.8	Save where the Shareholders have agreed to do so pursuant to clause 8.6 but without prejudice to clause 23.1, nothing in this agreement shall require any Shareholder to offer or agree to any Commitment, condition, obligation, undertaking or modification in order to satisfy (or waive (as applicable)) the conditions set out at clause 9.1.

9.	CONDITIONS PRECEDENT

9.1	The obligation of the Parties to effect Completion is conditional on the satisfaction (or waiver (as applicable)) of the conditions set out in paragraphs (a) to (d) (inclusive) below:

(a)	in the case of merger control approval for the Concentration:

(i)	the European Commission declaring that the Concentration is compatible with the internal market, either unconditionally or conditional only on the fulfilment of Commitments set out in a Commitment Offer that may be agreed under clause 8.6, pursuant to Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation; or

(ii)	there has been a deemed approval in respect of the Concentration pursuant to Article 10(6) of the EU Merger Regulation; or

(iii)

where the European Commission has referred the Concentration in whole or in part to the Italian Competition Authority under Article 9 of the EU Merger Regulation, the Italian Competition Authority (A) issuing a decision not to open an investigation under Article 16(4) of Italian Law number 287/1990 or (B) after initiating proceedings issuing a decision, either unconditionally or conditional only on the fulfilment of Commitments set out in a Commitment Offer that may be agreed under clause 8.6, under Article 16(8) of Italian Law number 287/1990, and if the European Commission has retained jurisdiction over any part of the Concentration, the European Commission declaring that such part of the Concentration is compatible with the internal market pursuant to Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation, in each case either unconditionally or conditional only on the fulfilment of Commitments set out in a Commitment Offer that may be agreed under clause 8.6; and

(b)	insofar as approval being required in the context of the so-called “Golden Powers” under Italian law, the Presidency of the Council of Ministers or any other competent regulatory authority under Italian Law confirming in writing pursuant to Article 1 (Defence and National Security Golden Powers) and/or Article 2 (Communication, Energy and Transport Golden Powers), as applicable, of the Golden Powers Legislation, that it has approved and/or cleared all transactions contemplated hereby either unconditionally or conditional only on the fulfilment of Commitments set out in a Commitment Offer agreed under clause 8.6, or that the relevant deadlines for tacit consent “silenzio-assenso” of the Golden Powers Legislation have elapsed without any veto or consent having been communicated by the Presidency of the Council of Ministers or any other competent regulatory authority; and

(c)	the Italian Ministry of Economic Development confirming in writing that it has authorised, either unconditionally or conditional only on the fulfilment of Commitments attached by the Ministry to its authorisation, the transfer of all individual rights to use radiofrequencies granted to each of Wind TS and H3G S.p.A. arising from the indirect change of control of Wind TS and H3G S.p.A. by virtue of the transactions contemplated in this agreement pursuant to Article 14 ter, paragraphs 5 and 6, of Legislative Decree No. 259 of 1 August 2003 (as amended from time to time, the Electronic Communications Code); and

(d)	insofar as authorisations are required, AGCOM issuing decisions pursuant to Articles 4 and 3 (respectively) of the regulation attached to AGCOM Decision No. 368/14/CONS of 17 July 2014 (New regulation on proceedings concerning the authorization of the transfer of ownership of radio-television companies and on proceedings set forth by article 43 of the Radio and Audio-Visual Decree), that it has authorised (either unconditionally or conditional only on the fulfilment of Commitments attached by AGCOM to its authorisation):

(i)	the transfer in ownership of H3G S.p.A., by means of a decision not to open an investigation into that concentration involving an entity within the Italian “sistema integrato delle comunicazioni” (“integrated communications system”) pursuant to Article 43 of Legislative Decree no. 177 of 31 July 2005 (as amended from time to time, the Consolidated Text on Radio and Audio-Visual Means, hereinafter the Radio and Audio-Visual Decree); and

(ii)	the transfer of ownership over (A) H3G S.p.A as the holder of a content provider licence; and (B) 3lettronica Industriale S.p.A. as the holder of a digital terrestrial television network operator licence, in each case pursuant to articles 16 and 15 (respectively) of the Radio and Audio-Visual Decree, having been authorised by AGCOM pursuant to Article 1, paragraph 6, letter c), no. 13 of Law No. 249 of 31 July 1997 (Creation of the Authority for telecommunications and radio-television services).

9.2	The conditions precedent set out in clauses 9.1(b), (c) and/or (d) may be waived (in whole or in part) by written agreement of the Shareholders. No conditions may be unilaterally waived by either Shareholder.

9.3	The Shareholders shall each notify the other promptly (but in any event within one Business Day of becoming aware) that any of the conditions set out in this clause 9 have been fulfilled. The first Business Day on or by which the conditions precedent set out in clause 9.1 have been fulfilled or waived (if applicable) (including the satisfaction of any Commitment required to be satisfied prior to Completion) is the Unconditional Date.

9.4	Subject to clause 23, upon satisfaction (or waiver (as applicable)) of the conditions in clause 9.1, Completion shall take place in accordance with clause 22.

10.	ACCESS TO INFORMATION, COOPERATION AND COMMITMENT TO REMEDIATION

10.1	VIP shall procure that the Core Wind Group and HET shall procure that the 3 Italia Group, as applicable, following the date of this agreement will jointly and periodically review the risk management and compliance programs, systems procedures and policies currently in place within each of the Core Wind Group and the 3 Italia Group to ensure that they are compliant with applicable Anti-corruption Laws, Anti-money Laundering Laws and Economic Sanctions Laws, and to assess risk areas for non-compliance and how these are managed, and changes that should be made to ensure that from Completion adequate compliance measures are in place with respect to compliance by the Group Companies with such Laws.

10.2	If, in the period prior to Completion, VIP becomes aware of a bona fide actual or potential breach by any Wind Group Company of applicable Anti-corruption Laws, Anti-money Laundering Laws or Economic Sanctions Laws, VIP shall notify HET and shall promptly (a) investigate such matter and (b) remedy (to the extent reasonably capable of remedy) any actual breach to comply with any requirements of applicable Laws or relevant enforcement authorities in relation thereto.

10.3	If, in the period prior to Completion, HET becomes aware of a bona fide actual or potential breach by any 3 Italia Group Company of applicable Anti-corruption Laws, Anti-money Laundering Laws or Economic Sanctions Laws, HET shall notify VIP and shall promptly (a) investigate such matter and (b) remedy (to the extent reasonably capable of remedy) any actual breach to comply with any requirements of applicable Laws or relevant enforcement authorities in relation thereto.

11.	VIP WARRANTIES

11.1	VIP warrants to HET on the date of this agreement that each of the VIP Warranties is true, accurate and not misleading.

11.2	VIP shall be deemed to warrant to HET at Completion that, by reference to the facts and circumstances then existing and as if references in the VIP Fundamental Warranties to the date of this agreement were references to the date of Completion, the VIP Fundamental Warranties are true, accurate and not misleading, save that in the case of the VIP Warranties at paragraphs 9 (Filings and consents) (other than paragraph 9.3), 10 (Compliance with laws) or 11 (Fundamental Regulatory Licences) of Schedule 4 that the same are true and accurate in all material respects and not misleading in any material respect.

11.3	HET Claims (but excluding any HET Claim that relates to the adjustments pursuant to clause 7 or Schedule 10) shall be subject to the limitations and other provisions expressly stated as applying to those claims set out in Schedule 5.

11.4	VIP acknowledges that HET is entering into this agreement in reliance on the warranties and undertakings on the part of VIP set out in this agreement.

11.5	HET acknowledges and agrees that the only VIP Warranty given in relation to Taxation or any related claims, liabilities or other matters (VIP Tax Matters) is the VIP Tax Warranty and no other VIP Warranty is given (whether directly or indirectly) in relation to VIP Tax Matters.

12.	VIP INDEMNITIES

VIP undertakes to HET (without limiting any other rights of HET in any way including rights to damages for breach of any VIP Warranty or on any other basis) to indemnify HET on demand against all the Losses suffered by HET and (without double counting 50% of all the Losses suffered by the Group) arising as a result of or in connection with any of the following matters:

(a)	any of the litigation cases between Wind TS and the counterparties listed in Schedule 11 until final settlement; and

(b)	where VIP has failed to procure by the Completion Accounts Date that any Equity Interest held by any Core Wind Group Company in any Wind Dormant Company is transferred (to a third party who is not a member of the Wind Group), any Losses in relation to such Equity Interest including:

(i)	any liabilities or obligations (past, present or future) of the Group in connection with any Equity Interest held by any Group Company in any such Wind Dormant Company; and

(ii)	any Costs incurred by the Group in connection with any liquidation or dissolution of any such Wind Dormant Company following Completion.

13.	VIP THIRD PARTY CLAIMS

13.1	If any Party other than VIP becomes aware of any claim by a third party or potential claim by a third party (a VIP Third Party Claim) after Completion which is likely to result in a HET Claim (other than a claim under clause 17 or a Tax Gross Up Claim) being made under this agreement, such Party shall as soon as reasonably practicable give notice of the VIP Third Party Claim to VIP and (subject to such Party and the Group being indemnified and secured to their reasonable satisfaction by VIP against all reasonable out-of-pocket Costs incurred in respect of that VIP Third Party Claim) shall use all reasonable endeavours to:

(a)	ensure that VIP is given all reasonable facilities to investigate the VIP Third Party Claim;

(b)	not (and ensure that each Group Company shall not) admit liability or make any agreement or compromise with any person, body or authority (including any Taxation Authority) in relation to that VIP Third Party Claim without prior consultation with VIP; and

(c)	(subject to it or any relevant Group Company being entitled to employ its own legal advisers) take (and ensure that each Group Company shall take) any action that VIP reasonably requests to avoid, resist, dispute, appeal, compromise or defend that VIP Third Party Claim.

13.2	The rights of VIP under clause 13.1 shall only apply to a VIP Third Party Claim if VIP gives notice to HET and H3G II in writing of its intention to exercise its rights within 30 Business Days of the relevant Party giving notice of the VIP Third Party Claim. If VIP does not give such notice during that period, the relevant Party shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against it or any member of the Group out of which that VIP Third Party Claim may arise.

13.3	Neither the relevant Party nor any member of the Group shall be required to take any action or refrain from taking any action pursuant to clause 13.1 (or ensure that any such action or omission is taken), if the action or omission requested would, in the reasonable opinion of such Party or the Group Company (as applicable), be materially prejudicial to the business of such Party or the Group (as applicable).

13.4	Neither VIP nor any of its connected persons shall take any action or refrain from taking any action pursuant to this clause 13 if such action or omission could reasonably be regarded as materially prejudicial to the business of HET or the Group or any Group Company.

13.5	HET shall not be precluded from bringing any HET Claim by reason of any breach of the terms of this clause 13.

14.	HET WARRANTIES

14.1	HET warrants to VIP on the date of this agreement that each of the HET Warranties is true, accurate and not misleading.

14.2	HET shall be deemed to warrant to VIP at Completion that, by reference to the facts and circumstances then existing and as if references in the HET Fundamental Warranties to the date of this agreement were references to the date of Completion, the HET Fundamental Warranties are true, accurate and not misleading, save that in the case of the HET Warranties at paragraphs 9 (Filings and consents), (other than paragraph 9.3) 10 (Compliance with laws), 11 (Fundamental Regulatory Licences) of Schedule 6 that the same are true and accurate in all material respects and not misleading in any material respect.

14.3	VIP Claims (but excluding any VIP Claim that relates to the adjustments pursuant to clause 7 or Schedule 10) shall be subject to the limitations and other provisions expressly stated as applying to those claims set out in Schedule 7.

14.4	HET acknowledges that VIP is entering into this agreement in reliance on the warranties and undertakings on the part of HET set out in this agreement.

14.5	VIP acknowledges and agrees that the only HET Warranty given in relation to Taxation or any related claims, liabilities or other matters (HET Tax Matters) is the HET Tax Warranty and no other HET Warranty is given (whether directly or indirectly) in relation to HET Tax Matters.

15.	HET INDEMNITY

HET undertakes to VIP (without limiting any other rights of VIP in any way including rights to damages for breach of any HET Warranty or on any other basis) to indemnify VIP on demand against 50% of all Tax liabilities suffered by H3G II to the extent such liabilities result from [*] for any period ending on or before the Completion Accounts Date.

16.	HET THIRD PARTY CLAIMS

16.1	If any Party other than HET becomes aware of any claim by a third party or potential claim by a third party (a HET Third Party Claim) after Completion which is likely to result in a VIP Claim (other than a claim under clause 17 or a Tax Gross Up Claim) being made under this agreement,

[*] Material omitted and furnished separately to the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Party shall as soon as reasonably practicable give notice of the HET Third Party Claim to HET and (subject to such Party and the Group being indemnified and secured to their reasonable satisfaction by HET against all reasonable out-of-pocket Costs incurred in respect of that HET Third Party Claim) shall use all reasonable endeavours to:

(a)	ensure that HET is given all reasonable facilities to investigate the HET Third Party Claim;

(b)	not (and ensure that each Group Company shall not) admit liability or make any agreement or compromise with any person, body or authority (including any Taxation Authority) in relation to that HET Third Party Claim without prior consultation with HET; and

(c)	(subject to it or any relevant Group Company being entitled to employ its own legal advisers) take (and ensure that each Group Company shall take) any action that HET reasonably requests to avoid, resist, dispute, appeal, compromise or defend that HET Third Party Claim.

16.2	The rights of HET under clause 16.1 shall only apply to a HET Third Party Claim if HET gives notice to VIP and H3G II in writing of its intention to exercise its rights within 30 Business Days of the relevant Party giving notice of the HET Third Party Claim. If HET does not give such notice during that period, the relevant Party shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against it or any member of the Group out of which that HET Third Party Claim may arise.

16.3	Neither the relevant Party nor any member of the Group shall be required to take any action or refrain from taking any action pursuant to clause 16.1 (or ensure that any such action or omission is taken), if the action or omission requested would, in the reasonable opinion of such Party or the Group Company (as applicable), be materially prejudicial to the business of such Party or the Group (as applicable).

16.4	Neither HET nor any of its connected persons shall take any action or refrain from taking any action pursuant to this clause 15 if such action or omission could reasonably be regarded as materially prejudicial to the business of VIP or the Group or any Group Company.

16.5	VIP shall not be precluded from bringing any VIP Claim by reason of any breach of the terms of this clause 15.

17.	ITALIAN CORPORATE INCOME TAX GROUP ARRANGEMENTS

17.1	From Completion, the Shareholders shall use all reasonable endeavours to procure that WAHF, Wind TS and Wind Retail (or their successors, where relevant) each pay to Wind Telecom an amount equal to any Italian corporate income tax for which Wind Telecom is accountable and which is attributable to WAHF, Wind TS and Wind Retail, respectively, in respect of any period ending on or before the Break Date. No such payment shall be required to the extent that: (a) such payment was made prior to or at the Completion Accounts Date, including through offset or settlement of intercompany balances; (b) such payment is prohibited pursuant to any financing agreements of the Wind Group or the 3 Italia Group; or (c) any Wind Tax Receivable remains outstanding, except to the extent that the payment is able to be offset against that Wind Tax Receivable.

17.2	From Completion, VIP shall use all reasonable endeavours to procure that Wind Telecom pays the Wind Tax Receivable to the relevant Core Wind Group Company. No such payment shall be required to the extent that: (a) such payment was made prior to or at the Completion Accounts Date, including through offset or settlement of Intercompany Balances; or (b) any Wind Tax Payable remains outstanding, except to the extent that the payment is able to be offset against that Wind Tax Payable.

17.3	VIP shall pay, or shall procure that there is paid, to the Company or WAHF (on behalf of itself and each other relevant Wind Group Company or their successors), an amount equal to such proportion of any repayment of Italian corporate income tax received by Wind Telecom from the Italian Taxation Authority which VIP reasonably considers is attributable to WAHF, Wind TS or Wind Retail promptly after its receipt by Wind Telecom.

17.4	If WAHF, Wind TS or Wind Retail (or, where relevant, the successor to any of them) receives (at any time) a payment from Wind Telecom in respect of any transfer of Reliefs to Wind Telecom and those Reliefs are subsequently lost or otherwise cease to be available (including, without limitation, as a result of any Tax audit or Tax assessment but excluding as a result of any action taken by Wind Telecom or any of its Affiliates in circumstances where any of them knew, or ought reasonably to have known, that the action in question would or might result in the Relief in question being lost or ceasing to be available), then, from Completion, the Shareholders shall use reasonable endeavours to procure that so much of such payment that relates to the Reliefs that are lost or otherwise cease to be available shall be refunded as soon as practicable thereafter.

17.5	Subject to clause 17.4, VIP shall not, and shall procure that neither Wind Telecom nor any other member of the VIP Group shall, seek to recover any amount from WAHF, Wind TS, Wind Retail or any other Group Company in respect of or relating to any Italian corporate income tax that Wind Telecom or any other person is required to pay as a result of any Reliefs transferred by WAHF, Wind TS or Wind Retail to Wind Telecom being lost or otherwise ceasing to be available (including, without limitation, as a result of any Tax audit or Tax assessment).

17.6	VIP shall take, or shall procure that Wind Telecom takes, all necessary steps either:

(a)	to procure the reimbursement in cash to the relevant Wind Group Company prior to the Completion Accounts Date; or

(b)	to assign, pursuant to Article 124(3) of the IITC, to the relevant Wind Group Company prior to the Completion Accounts Date a receivable from the Italian Taxation Authority on account of advance payments of Italian corporate income tax of an amount equal to, any amounts paid by WAHF, Wind TS or Wind Retail to Wind Telecom on account of or in respect of advance payments of Italian corporate income tax in relation to the tax year (for Italian corporate income tax purposes) in which the Break Date falls.

17.7	VIP shall take, or shall procure that Wind Telecom takes, all necessary steps to procure that the Break Date is no later than the beginning of the Tax year (for Italian corporate income tax purposes) in which Completion takes place.

17.8	VIP shall procure that no amendment is made to the Wind Tax Agreement at any time on or before Completion, other than any amendment required to permit the continuation of the Wind Tax Agreement on the same terms (in all material respects) as apply as at the date of this agreement.

17.9	In each case from Completion:

(a)	VIP shall not, and VIP shall procure that neither Wind Telecom nor any other member of the VIP Group shall, seek to enforce the Wind Tax Agreement against any Wind Group Company (or any of its successors); and

(b)	the Shareholders shall co-operate to procure that no Wind Group Company (or any other Group Company) shall seek to enforce the Wind Tax Agreement against Wind Telecom,

where such enforcement would be contrary to the express terms of this agreement or would require a payment not contemplated by the express provisions of this agreement.

17.10	From Completion:

(a)	VIP shall, and shall procure that Wind Telecom shall, keep HET fully informed of any material developments and correspondence relating to the Italian corporate income tax affairs of the Wind Tax Group so far as relevant to any Wind Group Company, including by promptly providing HET with copies of all material written correspondence with any Taxation Authority relating to such affairs; and

(b)	subject to clause 13 of this agreement, VIP shall not, and shall procure that neither Wind Telecom nor any other member of the VIP Group shall, make any election or take any other action (other than as expressly permitted or contemplated by the Shareholders’ Deed) to prevent any of the Wind Group Companies dealing with their own Tax affairs or with any Tax audit, assessment, dispute or other matter relating to Tax which concerns or affects any Wind Group Company (and, for the avoidance of doubt and without limitation, any matter that could result in any Italian corporate income tax liability for any Wind Group Company pursuant to Article 127 of the IITC shall be treated as being part of the Tax affairs of the Wind Group Company).

17.11	In this clause 17:

Break Date means the date on which WAHF, Wind TS and Wind Retail cease to be part of the Wind Tax Group for Italian corporate income tax purposes;

Tax is attributable to a person (the Attributed Entity) and not to another person if and to the extent it is Tax which is payable by reference to the income, profits or gains, transactions, activities, assets, capital or liabilities of the Attributed Entity and not of the other person; and

any reference to Italian corporate income tax includes any interest, surcharge, penalty or fine in relation to Italian corporate income tax, and any payment, liability or amount on account of or in respect of Italian corporate income tax.

18.	SECONDARY LIABILITIES

18.1	VIP covenants with HET to pay to HET, within 10 Business Days of demand, an amount equivalent to the Relevant Percentage of any Tax which a Group Company, HET, any other member of the HET Group or FinCo, is required to pay:

(a)	as a result of a failure by any member of the VIP Group (other than a Group Company or FinCo) to discharge Tax for which it is liable; or

(b)	which is attributable to any member of the VIP Group and not attributable to a Group Company, HET, any other member of the HET Group or FinCo.

18.2	HET covenants with VIP to pay to VIP, within 10 Business Days of demand, an amount equivalent to the Relevant Percentage of any Tax which a Group Company, VIP, any other member of the VIP Group or FinCo, is required to pay:

(a)	as a result of a failure by any member of the HET Group (other than a Group Company or FinCo) to discharge Tax for which it is liable; or

(b)	which is attributable to any member of the HET Group and not attributable to a Group Company, VIP, any other member of the VIP Group or FinCo.

18.3	Save in relation to any Excluded Transaction Taxes, VIP covenants with HET to pay to HET, within 10 Business Days of demand, an amount equivalent to the Relevant Percentage of any Tax which a

Group Company, any other member of the HET Group or FinCo would not have incurred if such Group Company or such other member of the HET Group or FinCo had made a deduction or withholding or otherwise accounted for Tax in respect of the VIP LuxCo Contribution, the WAHF Consideration, the Extinguishment of Receivables, the VIP LuxCo Secondary Contribution, the Pre-Completion Wind Reorganisation and/or the contribution of shares in FinCo to Weather Capital S.à r.l. and/or had accounted to the relevant Taxation Authority for the amount deducted or withheld.

18.4	Save in relation to any Excluded Transaction Taxes, HET covenants with VIP to pay to VIP, within 10 Business Days of demand, an amount equivalent to the Relevant Percentage of any Tax which a Group Company, any other member of the VIP Group or FinCo would not have incurred if such Group Company or such other member of the VIP Group or FinCo had made a deduction or withholding or otherwise accounted for Tax in respect of the HET Contribution, the HET Secondary Contribution and/or the Pre-Completion 3 Italia Reorganisation and/or had accounted to the relevant Taxation Authority for the amount deducted or withheld.

18.5	For the purposes of clauses 18.1 and 18.2 (and not, for the avoidance of doubt, for the purposes of any other provision of this agreement), Tax is attributable to a person (the Attributed Entity) and not to another person if and to the extent it is Tax which is payable by reference to the income, profits or gains, transactions, activities, assets, capital or liabilities of the Attributed Entity and not of the other person and, notwithstanding the foregoing, Tax shall be treated as attributable to Wind Telecom (and not any other person) where such Tax is payable by Wind Telecom by reference to the income, profits or gains, transactions, activities, assets, capital or liabilities of Wind Telecom or any other person and arises as a result of any Relief transferred to Wind Telecom by any Wind Group Company being lost or otherwise ceasing to be available.

18.6	For the purposes of clauses 18.1 to 18.4, “Relevant Percentage” means:

(a)	in relation to any Tax required to be paid or incurred by a member of the HET Group or the VIP Group and in each case other than a Group Company or FinCo, 100%; and

(b)	in all other cases, 50%.

18.7	The covenants contained in clauses 18.1 to 18.4 shall extend to any Costs incurred in connection with such Tax or a claim under such clauses.

18.8	The provisions of clause 12 shall apply mutatis mutandis to any claims by HET under clauses 18.1 or 18.3.

18.9	The provisions of clause 15 shall apply mutatis mutandis to any claims by VIP under clauses 18.2 or 18.4.

19.	PRE-COMPLETION COVENANTS

19.1	Neither VIP, HET, H3G II nor FinCo shall and each such Party shall procure that none of their Subsidiaries shall at any time prior to and including Completion without the prior consent of the other parties pass or join in passing any resolution of H3G II or FinCo which is contrary to the Transaction Documents.

19.2	Pending Completion:

(a)	VIP shall procure that the Core Wind Group; and

(b)	HET shall procure that the 3 Italia Group,

each continues to carry on business (and manage affairs relating to Tax) in the ordinary and usual course and in compliance with applicable law and regulation and takes all reasonable steps to preserve their business and assets, provided that nothing in this clause 19.2 shall prevent VIP, HET or any member of the Core Wind Group or the 3 Italia Group from taking such actions as it or they shall in their absolute discretion consider necessary or desirable in order to maintain or increase the value of the business carried on by it or them or to act in a manner intended to compete with its or their respective competitors, provided that no such action could adversely affect Completion after the Parties have become obliged to effect Completion. Nothing in this clause 19.2 shall prevent any member of the Core Wind Group from entering into (i) a memorandum of understanding or agreement (or set of agreements) for the establishment of a digital services platform, provided such memorandum of understanding or agreement is consistent with the draft Heads of Terms for a Strategic Collaboration between Wind TS and GS&Co LLC located in folder 4.12.8.1 of the Wind Virtual Data Room; or (ii) an agreement or agreements with Ericsson (or affiliates of Telefonaktiebolaget LM Ericsson) for the implementation of technology solutions in the operations of the Core Wind Group.

19.3	Subject to clause 19.4 and without prejudice to the generality of clause 19.2, pending Completion, VIP shall procure that the Core Wind Group does not (and that neither Wind Telecom nor any other company on behalf of any Core Wind Group Company does) and HET shall procure that the 3 Italia Group does not, without the prior consent of the other Shareholder:

(a)	do or omit to do anything which could constitute an event of default (or an event or circumstance which would with the expiry of a grace period, the giving of notice, the making of any determination under the relevant document or any combination of any of the foregoing be an event of default) under or breach of any terms of any External Debt of any Core Wind Group Company or 3 Italia Group Company, as applicable, in each case which entitles the lender in respect of such arrangement to require the relevant Core Wind Group Company or 3 Italia Group Company, as applicable, to repay the relevant External Debt prior to its normal or originally stated maturity;

(b)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties, other than in the ordinary course of business;

(c)	make any loan other than to another member of the 3 Italia Group or the Core Wind Group (to the extent permitted in accordance with the Wind Financing Documents) respectively;

(d)	enter into any new banking facilities, issue any new bonds or enter into any other financing documentation, other than those already existing (being, in the case of the 3 Italia Group, the 3 Italia Financing Documents and, in the case of the Core Wind Group, as set out in Schedule 12) that would or could permit any member of the Core Wind Group or the 3 Italia Group to draw down, issue or take on any new External Debt other than any External Debt pursuant to commitments already existing at the time of this agreement under the 3 Italia Financing Documents or the Wind Financing Documents (as applicable), provided that, for the avoidance of doubt, this clause 19.3(d) shall not restrict drawdowns under existing commitments under the revolving credit facility under the Wind Financing Documents;

(e)	do or omit to do anything which might result in the termination, revocation, suspension or modification of any Key Material Contract other than in accordance with its terms, for cause or in the ordinary course for business reasons;

(f)	do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any material licence or consent held by it and issued or granted by a regulatory or governmental body which is responsible for the authorisation, regulation, licensing and/or supervision of any Core Wind Group Company or 3 Italia Group Company, as applicable;

(g)	declare, make or pay any dividend or any other distribution (whether in cash, stock or kind);

(h)	other than as contemplated in the Transaction Documents, alter, or agree to alter the articles of association, by-laws or other constitutional document of any Core Wind Group Company or 3 Italia Group Company, as applicable;

(i)	agree or permit the institution or settlement of any litigation where it could result in a payment by a Core Wind Group Company or 3 Italia Group Company, as applicable, of EUR 10,000,000 or more other than any litigation relating to Tax;

(j)	alter, amend or vary the accounting policies of the Core Wind Group and 3 Italia Group, as applicable, unless such alteration, amendment or variation (i) is required by law or relevant account requirements or (ii) made in accordance with the terms of this agreement or the Transaction Documents;

(k)	create, issue, purchase or redeem any class of share or loan capital that would be incompatible with this agreement, the Transaction Documents or the transactions contemplated thereby;

(l)	acquire shares or (other than in the ordinary course) assets of or in any company or dispose of any shares or (other in the ordinary course) assets of or in any Core Wind Group Company or 3 Italia Group Company (as applicable);

(m)	participate equity in, or terminate any equity participation in, any partnership or joint venture, except as required in the ordinary course of business in connection with any bid to be made by the relevant member of the 3 Italia Group Company or Core Wind Group Company, as applicable, as required by a government, other state authority or regulatory tender process; and this clause 19.3(m) shall not operate to restrict or prevent participation in or termination of any non-equity partnership or joint venture;

(n)	create any Encumbrance on the assets other than shares of any member of the 3 Italia Group or Wind Group, as applicable, except Permitted Encumbrances up to an aggregate value of EUR 10,000,000;

(o)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity that gives rise to a liability (whether actual or contingent) of any Wind Group Company or 3 Italia Group Company, as applicable, in excess of EUR 10,000,000 individually, and for the avoidance of doubt, this provision shall not apply to mortgages, charges, debentures or other securities granted, issued or redeemed in the ordinary course of business in accordance with the Wind Financing Documents;

(p)	enter into a lease for a new property or renew any lease for a Property, other than in the ordinary course of business;

(q)	make any change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses, or deductions for Tax purposes;

(r)	change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction;

(s)	approve or create any new employee incentive scheme;

(t)	enter into any Interconnection Agreement or Rate Sheet other than on market terms; or

(u)	agree conditionally or otherwise, to do any of the foregoing (save for conditionally upon a condition that is satisfied by termination of this agreement).

19.4	The restrictions set out in clause 19.3 (other than 19.3(a) and 19.3(d)) shall not operate to restrict or prevent:

(a)	any act or matter required by:

(i)	the Pre-Completion 3 Italia Reorganisation, including the 3 Italia Acquisition;

(ii)	the Pre-Completion Wind Reorganisation;

(iii)	the Wind Financing Documents; or

(iv)	clauses 2, 3, 4, 5, 6 or 22 or Schedule 9 of this agreement; or

(b)	any act or matter proposed to be undertaken by:

(i)	the 3 Italia Group in respect of which VIP has given its prior written consent (such consent not to be unreasonably withheld or delayed); or

(ii)	the Core Wind Group in respect of which HET has given its prior written consent (such consent not to be unreasonably withheld or delayed);

19.5	For the purpose of clause 19.3, it shall be reasonable for a Shareholder to withhold its consent on the basis that the act or matter requiring its consent may, in the reasonable opinion of such Shareholder, result in a material deterioration in the value of the assets or business of:

(A)	in the case of a matter for which VIP consent is required, the 3 Italia Group or the Group, as the case may be; and

(B)	in the case of a matter for which HET consent is required, the Core Wind Group or the Group, as the case may be,

in each case whether as a whole or any member thereof.

19.6	VIP shall procure that the Core Wind Group and HET shall procure that the 3 Italia Group (as applicable) prior to Completion or, in respect of clause 19.6(h) only, prior to the Completion Accounts Date:

(a)	implements and maintains adequate anti-bribery and anti-money laundering policies and procedures in accordance with all applicable laws designed to ensure compliance with all applicable Anti-corruption Laws, and Anti-money Laundering Laws and Economic Sanctions Laws including but not limited to ensuring the adoption and effective implementation of an adequate Organizational Model under, and for purposes of, the Italian Legislative Decree no. 231 of 2001;

(b)	maintains accurate records of its activities, including financial records in a form and manner appropriate for a business of its size and resources;

(c)	uses all reasonable endeavours to procure that its service providers maintain adequate policies, systems, controls and procedures designed to ensure compliance with all applicable Anti-corruption Laws, Anti-money Laundering Laws and Economic Sanctions Laws;

(d)	will not take any action which results in it or any of its members being in material contravention of any Law (including any applicable Anti-corruption Laws, Anti-money Laundering Laws and Economic Sanctions Laws);

(e)	maintains in full force and effect such insurance policies as it and its members currently have in place unless such policies terminate in accordance with their terms, in which case it shall renew the same on a similar basis;

(f)	following the Unconditional Date, carries out all steps required to implement the Pre-Completion Wind Reorganisation or the Pre-Completion 3 Italia Reorganisation, as applicable;

(g)	(A) in respect of the Core Wind Group only, terminates any existing long-term employee incentive schemes which would otherwise continue post-Completion and settles all pre-existing liabilities arising in relation thereto by no later than 15 November 2016; and (B) terminates any existing employee incentive schemes which would otherwise continue post-Completion and settles all pre-existing liabilities arising in relation thereto, other than employee incentive schemes referred to at paragraphs (x)(i), (ii) and (iii) of the definition of ‘Debt’ in Schedule 13 which are to be settled in accordance with the timeframes set out therein; and

(h)	ensures that any Equity Interest held by any Core Wind Group Company in any Wind Dormant Company is transferred (to a third party who is not a member of the Wind Group) or dissolved without any liability or obligation to the Core Wind Group.

19.6A	Each Shareholder shall identify prior to Completion and through a proper and agreed upon assessment process individuals, preferably but not necessarily from among the current senior management teams of the 3 Italia Group and the Core Wind Group, who shall initially be appointed to serve in senior management roles of the Group, the 3 Italia Group and the Core Wind Group, including the chief financial officer, chief technical officer, chief marketing officer and such other positions as are agreed by the Shareholders.

19.7	The Shareholders undertake to negotiate in good faith and use reasonable endeavours to agree:

(a)	the new company name to be adopted by H3G II on Completion;

(b)	the articles of association to be adopted by MergeCo and its Subsidiaries at Completion on the basis of the Shareholders’ Deed and the MergeCo Articles Extract;

(c)	the articles of association to be adopted by FinCo at Completion on the basis of the FinCo Shareholders’ Deed;

(d)	the terms of a full length Long-Term Incentive Plan on the basis of the key commercial terms set out in the Long-Term Incentive Plan Key Terms;

(e)	the terms of a full length Merger Integration Plan on the basis of the key commercial terms set out in the Merger Integration Plan Key Terms;

(f)	the terms of a full length Plan of Reorganisation on the basis of the key terms set out in the Plan of Reorganisation Key Terms;

(g)	the Initial Business Plan; and

(h)	the Initial Budget,

in each case, as soon as practicable.

19.8	To the extent permitted by applicable antitrust and merger control laws, the Shareholders shall procure the establishment of a merger integration planning team in order to plan and prepare the integration process of their respective Italian businesses provided that information shall only be disclosed to members of a suitable clean team consisting of external advisers and properly segregated employees of each of the Shareholders, in each case being bound by the confidentiality obligations under the NDA and the Protocol and any other guidelines agreed between the Shareholders with respect to integration planning.

19.9

(a)	VIP undertakes to HET that there will not be any Cash Leakage in the period from the date of this agreement up to and including Completion; and

(b)	HET undertakes to VIP that there will not be any Cash Leakage in the period from (but excluding) the Completion Accounts Date up to and including Completion.

19.10	HET shall procure that an aggregate amount not less than €200,000,000 in Cash is held by the 3 Italia Group as at the Completion Accounts Date.

19.11	VIP shall not enter, and shall procure that neither VIP LuxCo nor any member of the Core Wind Group enters, into any new derivative instruments other than those already existing, as set out in Schedule 12, and shall not amend or terminate, and shall procure that no member of the Core Wind Group amends or terminates, any such existing derivative instruments from the date of this agreement up to and including Completion, in each case without the prior consent of HET (such consent not to be unreasonably withheld or delayed). VIP shall procure that, from the date of this agreement up to and including Completion, the Core Wind Group does not repay any long term Financial Indebtedness as set out in Schedule 12.

19.12	HET shall not enter, and shall procure that no member of the 3 Italia Group enters, into any new derivative instruments without the prior consent of VIP (such consent not to be unreasonably withheld or delayed).

19.13	Pending Completion, VIP shall, and shall procure that VIP LuxCo and the Core Wind Group shall:

(a)	keep HET reasonably informed of any material developments and correspondence relating to the Tax affairs of the Core Wind Group, including by promptly providing HET with copies of all material written correspondence with any Taxation Authority relating to the Tax affairs of the Core Wind Group; and

(b)	not take any Restricted Tax Action that: (i) could materially impact any Group Company, or could reasonably be expected to have a material impact on HET or any person connected with HET; and/or (ii) could result in a payment by a Group Company of EUR150,000,000 or more, without first consulting with HET for a reasonable period of time and taking HET’s reasonable comments into account.

19.14	Pending Completion, HET shall, and shall procure that the 3 Italia Group shall:

(a)	keep VIP reasonably informed of any material developments and correspondence relating to the Tax affairs of the 3 Italia Group, including by promptly providing VIP with copies of all material written correspondence with any Taxation Authority relating to the Tax affairs of the 3 Italia Group; and

(b)	not take any Restricted Tax Action that: (i) could materially impact any Group Company, or could reasonably be expected to have a material impact on VIP or any person connected with VIP; and/or (ii) could result in a payment by a Group Company of EUR150,000,000 or more, without first consulting with VIP for a reasonable period of time and taking VIP’s reasonable comments into account.

19.15	VIP undertakes to procure that the proceeds (net of any Tax and of any third party costs and expenses reasonably incurred (the Galata Proceeds)) received by any member of the Core Wind Group in connection with the exercise by Wind TS of the put option granted to it by Smartowers Italy S.r.l. pursuant to the put and call option agreement between Wind TS and Smartowers Italy S.r.l dated 26 March 2015 (a copy of which is located in the Wind Physical Data Room) (the Galata Put Option) (the exercise of which is not restricted by virtue of clause 19.3) are used to reduce the Debt of the Wind Group after Completion.

19.16	VIP undertakes to procure that Wind TS shall not, to the extent legally permitted, renew or agree any exclusivity obligations binding on it under any contract with SPAL TLC S.p.A. in the event that any such contract is proposed to be renewed or entered into.

19.17	VIP shall use reasonable endeavours to procure that the Core Wind Group and HET shall use reasonable endeavours to procure that the 3 Italia Group, as applicable, following the date of this agreement will jointly review, in the context of the integration process, the risk management and compliance programs, systems procedures and policies currently in place within each of the Core Wind Group and the 3 Italia Group to ensure that they are in line with updated applicable law and best practice requirements and to ensure adequate protection to the Group Companies and their management following Completion and with a view to harmonising the same following Completion with particular but not exclusive reference to the management of Sites.

19.18	The Shareholders acknowledge that the provisions contained in this clause 19, including the granting of the relevant consent, the exercise of the relevant waiver and in general the performance of all actions and the fulfilment of all obligations hereunder, are subject to compliance with any law and regulation, including antitrust and merger control rules.

19.19	Notwithstanding the foregoing, no provision of this clause 19 shall be enforceable or binding to the extent that any such restriction gives rise to a breach of applicable antitrust or merger control laws and regulations.

19.20	HET will best endeavour to deliver to VIP original, executed versions of the settlement and release agreements (related to the Employment Agreements dated the date hereof and entered into by the 3 Italia Executives) as soon as reasonably practicable.

20.	PARENT UNDERTAKINGS

20.1	On and from Completion, the Shareholders will ensure that:

(a)	the members of the VIP Group (other than the Wind Group) do not require any payment of any fee, and any obligation to pay a fee is waived for the provision of a Wind Parent Guarantee in respect of the period on and from Completion; and

(b)	the members of the HET Group (other than the 3 Italia Group) do not require any payment of any fee, and any obligation to pay a fee is waived for the provision of a 3 Italia Parent Guarantee in respect of the period on and from Completion.

20.2	Following Completion, H3G II shall procure that:

(a)	any member of the Wind Group which benefits from a Wind Parent Guarantee will reimburse the relevant member of the VIP Group (other than the Wind Group) for any amount paid and any Loss incurred in connection with such Wind Parent Guarantee in respect of the period after Completion; and

(b)	any member of the 3 Italia Group which benefits from a 3 Italia Parent Guarantee will reimburse the relevant member of the HET Group (other than the 3 Italia Group) for any amount paid and any Loss incurred in connection with such 3 Italia Parent Guarantee in respect of the period after Completion.

20.3	Without prejudice to clause 20.2 and any other right of subrogation under the Wind Parent Guarantees and the 3 Italia Parent Guarantees, to the extent that such amount paid and Loss incurred have not been reimbursed pursuant to clause 20.2 or any such other rights:

(a)	VIP will compensate HET for 50% of such amount and any Loss suffered by the HET Group (other than the 3 Italia Group) under a 3 Italia Parent Guarantee as a result of any act or omission of the Group after Completion;

(b)	HET will compensate VIP for 50% of such amount and any Loss suffered by the VIP Group (other than the Wind Group) under a Wind Parent Guarantee as a result of any act or omission of the Group after Completion; and

(c)	no Shareholder will be liable to another Shareholder under this clause 20.3 in respect of any Loss arising from any act or omission of the VIP Group or the HET Group (other than the Wind Group or the 3 Italia Group respectively).

21.	SIGNING

At the date of this agreement:

(a)	VIP shall observe and perform, and shall procure and take any and all actions necessary to ensure that VIP LuxCo observes and performs, the obligations in Part 1 of Schedule 8; and

(b)	HET shall observe and perform the obligations in Part 2 of Schedule 8.

22.	COMPLETION

22.1	Completion shall take place in Luxembourg on:

(a)	the later of:

(i)	00:00 Central European Time (CET) on 5 November 2016; and

(ii)	if applicable, 00:00 CET on the first day of the month immediately following the month in which the Remediation Period End Date falls (or, if the Remediation Period End Date falls less than five Business Days before (and excluding) the last Business Day of the month in which the Unconditional Date falls, on 00:00 CET on the first day of the second month following the month in which the Remediation Period End Date falls); or

(b)	on such other date and in such place as the Shareholders may jointly agree in writing.

22.2	At Completion:

(a)	VIP shall effect, and shall procure, and take any and all action necessary to ensure, that VIP LuxCo effects, the Existing HET Loan Sale, VIP LuxCo Contribution, Extinguishment of Receivables and VIP LuxCo Secondary Contribution, and further VIP shall observe and perform, and procure, and take any and all action necessary to ensure, that VIP LuxCo observes and performs all of the provisions of Part 1 of Schedule 9;

(b)	HET shall effect the Existing HET Loan Sale, HET Contribution, WAHF Consideration, Extinguishment of Receivables and HET Secondary Contribution, and further HET shall observe and perform all of the provisions of Part 2 of Schedule 9; and

(c)	H3G II shall observe and perform, and the Shareholders shall procure that H3G II observes and performs, all of the provisions of Part 3 of Schedule 9; and

(d)	FinCo shall observe and perform, and the Shareholders shall procure that FinCo observes and performs, all of the provisions of Part 4 of Schedule 9.

22.3	If for any reason VIP fails to observe and perform or fails to procure the observance and performance of any of the provisions of Part 1, Part 3 (in so far as it is able) and Part 4 of Schedule 9, HET may elect (in addition and without prejudice to all other rights or remedies available to it, including those rights and remedies specified in clause 23.5) not to proceed to Completion or to fix a new time and date for Completion by, in either case, giving written notice to VIP.

22.4	If for any reason HET fails to observe and perform or fails to procure the observance and performance of any of the provisions of Part 2, Part 3 and Part 4 of Schedule 9, VIP may elect (in addition and without prejudice to all other rights and remedies available to it, including those rights and remedies specified in clause 23.5) not to proceed to Completion or to fix a new time and date for Completion by, in either case, giving written notice to HET.

22.5	At Completion, the Parties shall do all those things respectively required of them under clauses 2 to 6 (inclusive) of this agreement at Completion and Completion shall not be deemed to have occurred unless and until each such thing has been done.

22.6	On or within 3 days of the Completion Date, VIP, HET and H3G II shall observe and perform all of the provisions of Part 5 of Schedule 9.

23.	TERMINATION

Termination connected with conditions precedent

23.1	This agreement and any other Transaction Documents in effect shall automatically terminate with immediate effect and each Party’s rights and obligations shall cease to have effect if any of the conditions precedent in clause 9.1 is not fulfilled (or, where appropriate, waived) in accordance with its terms on or before the Long Stop Date or such later date as may be required for the satisfaction of any Commitment referred to in a Commitment Offer where such Commitment is required to be satisfied prior to Completion or as the Shareholders have agreed in writing.

23.2	If this agreement terminates in accordance with clause 23.1 then:

(a)	the provisions of this agreement (other than clause 23.1, this clause 23.2, clause 1, clauses 25 to 29 and clauses 33 to 40 (inclusive), the provisions of Schedule 13, and any other right, duty or obligation of the Parties that is expressly stated in this agreement or reasonably intended to survive termination) shall lapse and cease to have effect (so that no Party shall have any liability under them) except in relation to a breach under this agreement prior to any such termination;

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation; and

(c)	each Party shall bear its own costs and expenses in relation to the negotiation, preparation and execution of this agreement and all ancillary matters,

provided that in no event shall any Party be required to make any payment to the other Parties by way of damages, break fee or other analogous item solely as a consequence of the circumstances stated at clause 23.1.

Termination connected with Completion

23.3	Subject to clause 23.4, this agreement shall automatically terminate with immediate effect (where the relevant breach is not reasonably capable of remedy) or with effect from the Remediation Period End Date (where the relevant breach is reasonably capable of remedy but has not been remedied) and each Party’s rights and obligations shall cease to have effect if:

(a)	before Completion, VIP becomes aware that any of the HET Title, Capacity and Compliance Warranties was (i) at the date of this agreement untrue or misleading in any material respect, or (ii) has since become untrue or misleading in any material respect by reference to the facts and circumstances then existing as if references in the HET Title, Capacity and Compliance Warranties to the date of this agreement were references to the date VIP becomes so aware, save that in the case of such breach of the warranties at paragraphs 10 (Compliance with Laws) and 11 (Fundamental Regulatory Licence) of Schedule 6 such breach has a Material Adverse Effect (provided that where the breach is reasonably capable of remedy, VIP gives written notice to HET to remedy such breach (the VIP Notice to Remedy) and HET has not remedied or procured the remedy of the breach within the period specified below) and VIP gives notice to HET that it wishes to terminate this agreement; or

(b)	before Completion, HET becomes aware that any of the VIP Title, Capacity and Compliance Warranties was (i) at the date of this agreement untrue or misleading in any material respect, or (ii) has since become untrue or misleading in any material respect by reference to the facts and circumstances then existing as if references in the VIP Title, Capacity and Compliance Warranties to the date of this agreement were references to the date HET becomes so aware, save that in the case of such breach of the warranties at paragraphs 10 (Compliance with Laws) and 11 (Fundamental Regulatory Licences) of Schedule 4 such has a Material Adverse Effect (provided that where the breach is reasonably capable of remedy, HET gives written notice to VIP to remedy such breach (the HET Notice to Remedy) and VIP has not remedied or procured the remedy of the breach within the period specified below) and HET gives notice to VIP that it wishes to terminate this agreement, and the parties agree that where a Shareholder is capable of remedying or procuring the remedy of a breach pursuant to the above (and without prejudice to a Shareholder’s right to give notice to terminate pursuant to the above in the event that such remediation does not occur within the period stated below), such Shareholder shall do so as soon as practicable and in any event within 30 days from the date on which the relevant Notice to Remedy is deemed to have been given in accordance with clause 30 (the end of such period being the Remediation Period End Date) and Completion shall thereafter take place on the date stated in clause 22.1(a)(ii) and any notice to terminate given under this clause 23.3 shall have no effect.

23.4	If this agreement terminates in accordance with clause 23.3 then:

(a)	the provisions of this agreement (other than clause 23.3, this clause 23.4, clause 1, clauses 25 to 29 and clauses 33 to 40 (inclusive), the provisions of Schedule 13, and any other right, duty or obligation of the Parties that is expressly stated in this agreement or reasonably intended to survive termination) shall lapse and cease to have effect (so that no Party shall have any liability under them) except in relation to a breach under this agreement prior to any such termination;

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation; and

(c)	the other Party or Parties (as the case may be) shall indemnify the Non-defaulting Party against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and entering into of this agreement and the Transaction Documents and in discharging its obligations under any of them, provided that, without prejudice to any other rights or remedies available to it or them, in no event shall any Party be required to make any payment to the other Parties by way of break fee in the event that this agreement terminates in accordance with clause 23.3.

23.5	Without affecting any other rights or remedies that the Non-defaulting Party may have (including its right to waive a breach of, or failure to comply with, this agreement and proceed to Completion under clauses 22.3 and/or 22.4, as applicable), the Parties acknowledge that the Non-defaulting Party may be irreparably harmed by a breach by Defaulting Party of the terms of this agreement as a result of its failure to complete in the circumstances specified below and that damages alone may not necessarily be an adequate remedy to compensate fully the Non-defaulting Party for any Loss caused by such breach. Accordingly, the Defaulting Party hereby: (a) acknowledges without proof of actual damages that injunctive relief, specific performance or other equitable relief in favour of the Non-defaulting Party is also an appropriate and necessary remedy for breach of the terms of this agreement specified below; and (b) agrees not to oppose, or raise any objections to any injunctive relief, specific performance or other equitable relief that the Non-Defaulting Party may seek for breach of the terms of the agreement specified below. The circumstances in which this clause 23.5 shall apply are:

(a)	HET fails materially to observe and perform or fails materially to procure the observance and performance of any of the provisions of Part 2 and Part 3 of Schedule 9 applicable to it;

(b)	VIP fails materially to observe and perform or fails materially to procure the observance and performance of any of the provisions of Part 1 and Part 3 of Schedule 9 applicable to it;

(c)	VIP gives notice to HET that it wishes to terminate this agreement in accordance with clause 23.3(a); and

(d)	HET gives notice to VIP that it wishes to terminate this agreement in accordance with clause 23.3(b).

23.6	For the purposes of clause 23.4 and 23.5:

(a)	Non-defaulting Party means:

(i)	where this agreement terminates or could terminate pursuant to clause 23.3(a) or 22.4, VIP; and

(ii)	where this agreement terminates or could terminate pursuant to clause 23.3(b) or 22.3, HET;

(b)	Defaulting Party means

(i)	where this agreement terminates or could terminate pursuant to clause 23.3(a) or 22.4, HET; and

(ii)	where this agreement terminates or could terminate pursuant to clause 23.3(b) or 22.3, VIP.

23.7	No Party shall be entitled to rescind or terminate this agreement following Completion.

24.	COVENANT IN RESPECT OF SSEA INDEMNITY BENEFITS

24.1	The Parties acknowledge that:

(a)	VIP has the benefit of the SSEA Indemnities; and

(b)	article 10.7(h)(iii) of the SSEA entitles Orascom TMT Investments S.à r.l. (formerly Weather Investments II S.à r.l.) as indemnitor to pay any amount due under the SSEA Indemnities, at its discretion, to VIP or another member of the VIP Group.

24.2	On and from Completion, VIP shall retain all risk and reward in, full operational control over and exclusive conduct of the SSEA Indemnities and any dispute, compromise, defence, appeal, litigation, arbitration or alternative dispute resolution proceedings by, against or involving VIP, any member of the VIP Group or any member of the Wind Group in connection therewith (SSEA Indemnity Proceedings) on the following terms:

(a)	VIP shall indemnify on demand HET and H3G II for itself and on behalf of the Group against all Losses which they may incur in taking any such action as VIP may request pursuant to subparagraphs (b) and (c) below and/or arising from actions taken by VIP pursuant to this clause 25.2;

(b)	the Shareholders shall procure that each relevant Group Company makes available to VIP such persons and all such information as VIP may request for assessing, contesting, disputing, defending, appealing or compromising any SSEA Indemnity Proceedings;

(c)	the Shareholders shall procure that each relevant Group Company takes such action to assess, contest, dispute, defend, appeal or compromise the SSEA Indemnity Proceedings as VIP may reasonably request and does not make any admission of liability, agreement, settlement or compromise in relation to the SSEA Indemnity Proceedings without the prior written approval of VIP; and

(d)	VIP shall keep HET reasonably informed of the progress of the SSEA Indemnity Proceedings.

24.3	On and from Completion, HET shall, and the Shareholders shall each procure that each Group Company shall:

(a)	notify VIP as soon as reasonably practicable upon becoming aware of its receipt from or on behalf of Orascom TMT Investments S.à r.l. of any recovery, realisation, or other sum or in respect of the SSEA Indemnities or the SSEA Indemnity Proceedings (each an SSEA Indemnity Benefit);

(b)	transfer to VIP (or its nominee) as soon as reasonably practicable following a request by VIP:

(i)	any SSEA Indemnity Benefit in the ownership, possession or control of a Group Company; together with

(ii)	any benefit or sum accruing to the relevant Group Company as a result of holding such SSEA Indemnity Benefit (the Ancillary Benefit); less

(iii)	an amount equal to any Losses and Tax suffered and, in the reasonable opinion of HET or the relevant Group Company, likely to be suffered by any Group Company on or in relation to the transfer of the SSEA Indemnity Benefit or the Ancillary Benefit (or which would have been so suffered or would have been likely to be so suffered but for the availability of a Relief), provided that if and to the extent that in any case an amount is deducted under this paragraph (iii) in respect of any Losses or Tax likely to be suffered, and it is subsequently established to the reasonable satisfaction of HET and the relevant Group Company that the Losses or Tax in question will not be or are no longer likely to be suffered, then HET shall, and the Shareholders shall each procure that each Group Company shall, transfer such amount to VIP (or its nominee) as soon as reasonably practicable after the same has been established;

(c)	pending such transfer:

(i)	hold such SSEA Indemnity Benefit and the benefit of any right attaching to it (including any sum or right or entitlement to receive the same) on trust for the benefit of VIP; and

(ii)	subject to being put in funds in advance by VIP to cover any Losses likely to be incurred by HET or a Group Company in doing so, use all reasonable endeavours to comply with any specific reasonable request of VIP to protect and preserve the value of such SSEA Indemnity Benefit.

24.4	To the extent that a transfer contemplated by clause 24.3(b) is not permitted by applicable law, the Shareholders shall negotiate in good faith with a view to agreeing a suitable alternative arrangement in order that the economic position of the relevant parties is as it would have been had the SSEA Indemnity Benefit been transferred to VIP in accordance with this clause 24.

25.	VIP GUARANTEE

25.1	The VIP Guarantor unconditionally and irrevocably:

(a)	guarantees to HET the payment when due of all amounts payable by VIP to HET under or pursuant to this agreement;

(b)	undertakes to ensure that VIP will perform when due all its obligations under or pursuant to this agreement;

(c)	agrees that if and each time that VIP fails to make any payment to HET when it is due under or pursuant to this agreement, the VIP Guarantor must on demand (without requiring HET first to take steps against VIP or any other person) pay that amount to HET as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify HET against all Losses sustained by it flowing from any non-payment or default of any kind by VIP under or pursuant to this agreement.

25.2	The VIP Guarantor’s obligations under this clause 25 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, VIP or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against VIP or any other person;

(c)	any variation or change to the terms of this agreement; or

(d)	any unenforceability or invalidity of any obligation of VIP, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

25.3	(a)	Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the VIP Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of HET or claim or prove in competition with HET against VIP or any other person or claim any right of contribution, set-off or indemnity.

(b)	The VIP Guarantor will not take or hold any security from VIP or VIP LuxCo in respect of this agreement and any such security which is held in breach of this provision will be held by the VIP Guarantor in trust for HET.

25.4	The VIP Guarantor shall indemnify HET against any reasonable Loss arising as a result of or in connection with the enforcement of the VIP Guarantor’s obligations under this agreement.

26.	HET GUARANTEE

26.1	The HET Guarantor unconditionally and irrevocably:

(a)	guarantees to VIP the payment when due of all amounts payable HET to VIP under or pursuant to this agreement;

(b)	undertakes to ensure that HET will perform when due all its obligations under or pursuant to this agreement;

(c)	agrees that if and each time that HET fails to make any payment to VIP when it is due under or pursuant to this agreement, the HET Guarantor must on demand (without requiring VIP first to take steps against HET or any other person) pay that amount to VIP as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify VIP against all Losses sustained by it flowing from any non-payment or default of any kind by HET under or pursuant to this agreement.

26.2	The HET Guarantor’s obligations under this clause 26 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, HET or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this agreement, or any right, guarantee, remedy or security from or against HET or any other person;

(c)	any variation or change to the terms of this agreement; or

(d)	any unenforceability or invalidity of any obligation of HET, so that this agreement shall be construed as if there were no such unenforceability or invalidity.

26.3	(a)	Until all amounts which may be or become payable under this agreement have been irrevocably paid in full, the HET Guarantor shall not as a result of this agreement or any payment or performance under this agreement be subrogated to any right or security of VIP or claim or prove in competition with VIP against HET or any other person or claim any right of contribution, set-off or indemnity.

(b)	The HET Guarantor will not take or hold any security from HET in respect of this agreement and any such security which is held in breach of this provision will be held by the HET Guarantor in trust for VIP.

26.4	The HET Guarantor shall indemnify VIP against any reasonable Loss arising as a result of or in connection with the enforcement of the HET Guarantor’s obligations under this agreement.

27.	COSTS AND EXPENSES

27.1	Each Party shall bear and pay its own legal and other professional costs including in relation to the preparation, negotiation and execution of this agreement and the other Transaction Documents and the performance of the obligations contemplated by it.

27.2	If any Party (the Costs Paying Party) is required by this agreement to reimburse another Party (the Costs Payee Party) for any Costs, the Costs Paying Party shall also reimburse the Costs Payee Party for any VAT incurred by the Costs Payee Party in respect of such Costs, except to the extent that the Costs Payee Party is entitled to Relief in respect of that VAT.

27.3	Save in relation to any Excluded Transaction Taxes:

(a)	VIP shall pay, and within 10 Business Days of demand shall indemnify HET and each Group Company against, all Taxes, including VAT (except to the extent that HET or the relevant Group Company is entitled to Relief in respect of that VAT), stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest, surcharge, penalty or fine in relation thereto (Transaction Taxes), arising as a result of the VIP LuxCo Contribution, the WAHF Consideration, the Extinguishment of Receivables, the VIP LuxCo Secondary Contribution, the Pre-Completion Wind Reorganisation and/or the contribution of shares in FinCo to Weather Capital S.à r.l.; and

(b)	HET shall pay, and within 10 Business Days of demand shall indemnify VIP and each Group Company against, all Taxes, including any Transaction Taxes arising as a result of the HET Contribution, the HET Secondary Contribution and/or the Pre-Completion 3 Italia Reorganisation.

27.4	Any Taxes, including any Transaction Taxes arising after Completion, in respect of the Italian Mergers shall be borne by the relevant Group Company.

28.	ANNOUNCEMENTS AND CONFIDENTIALITY

28.1	Subject to clauses 28.3 and 28.4, each Party shall (and shall procure that each member of its relevant group and each such person’s advisers and connected persons, shall):

(a)	not make any announcement concerning this agreement, the transactions contemplated by this agreement or any ancillary matter; and

(b)	keep confidential the provisions and subject matter of, and the negotiations relating to, each Transaction Document.

28.2	The provisions of clause 28.1 shall apply before, at and after Completion.

28.3	Nothing in clause 28.1 prevents any announcement being made or any confidential information being disclosed:

(a)	where such announcement is in the Agreed Form or the confidential information disclosed comprises only information set out in an announcement in the Agreed Form; or

(b)	with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed;

(c)	if the disclosure is required to a Taxation Authority in connection with the Tax affairs of the disclosing Party, or of the Wind Group or the 3 Italia Group, as the case may be, in the reasonable opinion of the disclosing Party; or

(d)	to the extent required by law, any court of competent jurisdiction or any competent regulatory body (including a stock exchange) or supervisory body or authority of competent jurisdiction, but if a person is so required to make any announcement or to disclose any confidential information, the relevant Party shall promptly notify the other Parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall use its reasonable efforts to co-operate with the other Parties regarding the form, timing and content of such announcement or disclosure (as the case may be) or any action which the other Parties may reasonably elect to take to challenge the validity of such requirement.

28.4	Nothing in clause 28.1 prevents any confidential information being disclosed to the extent:

(a)	required to enable any person to enforce its rights under any Transaction Document or for the purpose of any judicial proceedings;

(b)	that the information is disclosed on a strictly confidential basis by a person to its professional advisers, auditors or bankers;

(c)	that the information is disclosed by a Party on a strictly confidential and need-to-know basis to another member of its group;

(d)	the information was lawfully in the possession of the disclosing Party or any of its advisers and connected persons (in either case as evidenced by written records) without any obligation of secrecy before it being received or held by that disclosing Party and its advisers and connected persons; or

(e)	that the information is in or comes into the public domain (other than through the disclosing Party’s acts or omissions).

29.	NOTICES

29.1	Any notice or other communication to be given under this agreement must be in writing and must be delivered by hand or courier using an internationally recognised courier company or sent by post, by email or fax to the Party to whom it is to be given at its address appearing in this agreement as follows:

(a)	to VIP or the VIP Guarantor at:

VimpelCom Ltd.

Claude Debussylaan 88

1082 MD Amsterdam

The Netherlands

Email: Scott.Dresser@vimpelcom.com and Andrew.Davies@vimpelcom.com

Fax: +31 20 79 77 201

marked for the attention of Scott Dresser and Andrew Davies,

with a copy to Andrew Ballheimer and Tom Levine of the VIP Solicitors (email: Andrew.Ballheimer@allenovery.com and Tom.Levine@allenovery.com); and

(b)	to HET at:

7, rue du Marché-aux-Herbes,

L-1728 Luxembourg,

Grand Duchy of Luxembourg

Fax: +352 2626 8181

marked for the attention of the Company Secretary,

with a copy to the HET Guarantor, and David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

(c)	to the HET Guarantor at:

22nd Floor, Hutchison House,

10 Harcourt Road,

Hong Kong

Email: EdithS@chk.com.hk

Fax: (852) 2128 1778

marked for the attention of Ms Edith Shih,

and with a copy to David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

(d)	to H3G II prior to Completion at:

7, rue du Marché-aux-Herbes

L-1728 Luxembourg

Grand Duchy of Luxembourg

Fax: +352 2626 8181

marked for the attention of the Company Secretary,

with a copy to HET, the HET Guarantor, and David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

and to H3G II after Completion at:

18-20 rue Edward Steichen

L-2540 Luxembourg

Grand Duchy of Luxembourg

marked for the attention of the Company Secretary,

with a copy to HET, the HET Guarantor, and David Sonter and Natasha Good of the HET Solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

and with a copy to VIP, the VIP Guarantor and Andrew Ballheimer and Tom Levine of the VIP Solicitors (email: Andrew.Ballheimer@allenovery.com and Tom.Levine@allenovery.com),

(e)	to FinCo at:

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Email: matheson@matheson.com

marked for the attention of Alan Chiswick / Derval Keane,

and with a copy to VIP, HET, and EdithS@ckh.com.hk,

or at any such other address of which it shall have given written notice for this purpose to the other Parties under this clause. Each Party shall notify the other Parties in writing of a change to its details stated in this clause 29.1 from time to time. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin). If a notice or other communication is sent by email, then a copy must also be delivered by hand or courier using an internationally recognised courier company or sent by post as soon as reasonably practicable although the notice or other communication will be deemed to have been given by transmission of the email.

29.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered by hand or courier, at the time of delivery provided that where delivery occurs outside working hours, notice shall be deemed to have been received on the next following Business Day;

(b)	if sent by fax or email at the time of transmission if delivered by fax or email (as applicable); or

(c)	if sent by post, on the second Business Day after it was put into the post.

29.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail.

29.4	This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

30.	FURTHER ASSURANCES

30.1	On or after Completion each Party shall, at its own cost and expense, execute and do (or, where within its control, procure to be executed and done) all such deeds, documents, acts and things as may from time to time be required in order to give full effect to this agreement and the Transaction Documents and secure to the other Parties the full benefit of the rights, powers and remedies conferred upon such Party under the Transaction Documents.

30.2	In relation to FinCo, H3G II and each member of its Group following the VIP LuxCo Contribution, the HET Contribution, the WAHF Consideration, the Extinguishment of Receivables, the VIP LuxCo Secondary Contribution and the HET Secondary Contribution, the Shareholders shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the Transaction Documents.

30.3	In relation to VIP LuxCo, VIP shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute or its constitutional documents to give effect to this agreement and the Transaction Documents.

30.4	Each of HET and VIP undertakes to take, and shall procure that each member of the 3 Italia Group and the Core Wind Group respectively takes, all necessary steps to ensure that the respective Shareholder acts in compliance with its obligations under clauses 8 and 9.

31.	ASSIGNMENTS

None of the rights or obligations under this agreement or any other Transaction Document may be assigned, transferred or otherwise dealt with by a Party without the prior written consent of all the other Parties. No Party shall grant, declare, create or dispose of any rights or interests in this agreement or any other Transaction Document without prior written consent of all the other Parties. Any purported assignment in contravention of this clause 31 shall be void.

32.	DIVERSION OF DIVIDENDS

32.1	If HET or the HET Guarantor is required to make any payment in respect of any terms of this agreement to VIP, it may do so as follows:

(a)	in cash at the date on which that payment first becomes due and payable; or

(b)

following Completion and in respect of a payment by HET, if HET so elects (other than in respect of any HET Tax Non-Warranty Claim or any claim under clause 7, Schedule 10 (other than under paragraph 5.4 of Part 1 of Schedule 10) or paragraphs 1 or 2.1 of Schedule 4): (i) the payment shall be left outstanding as an undertaking to pay VIP carrying interest from the date on which that payment first becomes due and payable (at a rate equal to the H3G II Cost of Capital and calculated on the basis of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by VIP (or a nominated member of the VIP Group); and (ii) HET shall procure that H3G II or FinCo shall pay any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to HET or any transferee of shares in H3G II or FinCo in accordance with the Shareholders’ Deed directly to VIP (or such nominated member of the VIP Group) in discharge of such undertaking and interest to the extent of the payment received by VIP (or such nominated member of the VIP Group).

32.2	If VIP or the VIP Guarantor is required to make any payment in respect of any terms of this agreement to HET, it may do so as follows:

(a)	in cash at the date on which that payment first becomes due and payable; or

(b)	following Completion and in respect of a payment by VIP, if VIP so elects (other than in respect of any VIP Tax Non-Warranty Claim or VIP Dormant Company Indemnity Claim or any claim under clause 7, Schedule 10 (other than under paragraph 5.4 of Part 1 of Schedule 10) or paragraphs 1 or 2.1 of Schedule 6: (i) the payment shall be left outstanding as an undertaking to pay HET carrying interest from the date on which that payment first becomes due and payable (at a rate equal to the H3G II Cost of Capital and calculated on the basis of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by HET (or a nominated member of the HET Group); and (ii) VIP shall procure that H3G II or FinCo shall pay any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to VIP or VIP LuxCo or any transferee of shares in H3G II or FinCo in accordance with the Shareholders’ Deed directly to HET (or such nominated member of the HET Group) in discharge of such undertaking and interest to the extent of the payment received by HET (or such nominated member of the HET Group).

32.3	Each Party shall, upon request by the other Party, cooperate in good faith and take reasonable measures available to it in order to minimise any deduction or withholding for or on account of Tax that would be required from any dividend, distribution or other return of value referred to in clause 7.6, clause 32.1 or clause 32.2. For the avoidance of doubt, such reasonable measures shall not include any change to the operations of either Party (or any of its Affiliates) or require either Party (or any of its Affiliates) to carry out any restructuring activities or implement any Tax planning techniques.

33.	PAYMENTS

33.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement or any other Transaction Document shall be made in Euro by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds. Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), all sums due under this agreement or any other Transaction Document shall be made without set-off or counterclaim. The relevant account for a given payment is:

(a)	if that payment is to VIP or the VIP Guarantor, such account as VIP or the VIP Guarantor (as applicable) shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the relevant Party for the purpose of that payment; and

(b)	if that payment is to HET or the HET Guarantor, to such account as HET or the HET Guarantor (as applicable) shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the relevant Party for the purpose of that payment.

33.2	All sums payable under this agreement shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as provided in this agreement or as required by law.

33.3	Subject to clause 33.6, if any deduction or withholding for or on account of Tax is required by law from any warranty, indemnity or other compensation payment under this agreement (including any payment made pursuant to clause 7 or Schedule 10 but excluding, for the avoidance of doubt, any payment made under clause 24 and any dividend, distribution or other return of value paid or made by H3G II or FinCo) the payer shall, save in relation to interest, pay such additional amount as will, after such deduction or withholding has been made, leave the recipient with the full amount which would have been received by it had no such deduction or withholding been required to be made.

33.4	Each Party shall, upon request by the other Party, cooperate in good faith and take reasonable measures available to it in order to minimise any deduction or withholding referred to in clause 33.3. For the avoidance of doubt, such reasonable measures shall not include any change to the operations of either Party (or any of its Affiliates) or require either Party (or any of its Affiliates) to carry out any restructuring activities or implement any Tax planning techniques.

33.5	To the extent that any deduction or withholding for or on account of Tax in respect of which an additional amount has been paid under paragraph 33.3 above results in the payee obtaining and utilising a Relief (reasonable endeavours having been used to obtain such Relief), the payee concerned shall pay to the payer concerned such amounts as it determines, acting reasonably, is equal to the lower of the value of the benefit thereby obtained and the additional amount paid.

33.6	Clause 33.3 above shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for:

(a)	an assignment by the payee of any of its rights under this agreement; or

(b)	the payee failing to provide documentation reasonably requested by the payer.

33.7	The Parties agree that when calculating the amount of: (a) any right to damages for breach of warranty; (b) any payment under any indemnity; or (c) any other payment under this agreement, no account shall be taken of any Tax:

(a)	chargeable on receipt of any sums payable under this agreement; or

(b)	that would be chargeable on receipt of any sum paid to any person (including any Group Company) to put that person in the position it would have been in but for the breach of warranty or matter giving rise to the indemnity or other payment, and no Party shall be required to pay, or procure that there is paid, any additional amount to any other person in respect of any Tax chargeable on receipt (or deemed receipt) of any such sums.

34.	NO DOUBLE RECOVERY

No party shall be entitled to receive damages, other compensation, reimbursement or otherwise (including under an adjustment pursuant to clause 7) more than once in respect of the same loss, item or otherwise and to the extent that any loss, item or otherwise has been compensated, reimbursed or otherwise following a claim, adjustment or otherwise under this agreement or any other Transaction Document, no party shall be entitled to bring a further claim or otherwise seek compensation in relation to that loss, item or otherwise under this agreement.

35.	GENERAL

35.1	Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any condition or any notice given by the relevant Party in respect of any condition.

35.2	Where any obligation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more parties, they shall be jointly and severally responsible in respect of it.

35.3	If there is any conflict between the terms of this agreement and any other Transaction Document, the terms of this agreement shall prevail.

35.4	Other than in relation to clause 7 (including Schedule 10) and clause 23.3, time is not of the essence in relation to any obligation under this agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	one Party fails to perform an obligation by the time specified in this agreement and the other Party/ies serve(s) a notice on the defaulting Party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

35.5	This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this agreement by executing a counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures. Delivery of a counterpart of this agreement by email attachment shall be an effective mode of delivery.

35.6	The rights of each Party under this agreement:

(a)	may be exercised as often as necessary (in whole or in part);

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right and will not affect any such right in relation to any other Party.

35.7	Nothing in this agreement or any other Transaction Document will be deemed to constitute a partnership between the parties or, unless this agreement expressly provides otherwise, make any Party the agent of any other Party for any purpose.

35.8	Except as otherwise expressly stated in this agreement, a person who is not a Party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

35.9	No amendment of this agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

35.10	The Parties acknowledge and agree that nothing in this agreement (or any other Transaction Document) will require any other Party to carry out any act or make any omission that may constitute or result in an actual breach of any Economic Sanctions Law.

36.	WHOLE AGREEMENT

36.1	This agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by this agreement and the Transaction Documents and supersede all previous draft agreements, arrangements or understandings whether oral or in writing, between the Parties relating to these transactions.

36.2	Each Party:

(a)	acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied statement, representation, warranty, undertaking, collateral contract or other assurance, except those warranties and undertakings set out in this agreement and the other Transaction Documents, made by or on behalf of any other Party before the entering into of this agreement;

(b)	waives all rights and remedies which, but for this clause 36.2, might otherwise be available to it arising under or in respect of any such express or implied statement, representation, warranty, undertaking, collateral contract or other assurance; and

(c)	acknowledges that, except for any liability in respect of a breach of this agreement and the other Transaction Documents, no Party shall owe any duty of care or have any liability in tort or otherwise to the other Parties in relation to the subject matter of this agreement.

36.3	Nothing in this clause limits or excludes any liability for fraud or fraudulent misrepresentation.

37.	INVALID TERMS

37.1	Each of the provisions of this agreement is severable.

37.2	If and to the extent that any provision of this agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this agreement, nor the validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired as a result of this clause 37.2.

38.	JURISDICTION

38.1	Governing law of this clause

This clause 38 is governed by English law.

38.2	Jurisdiction

The English courts have exclusive jurisdiction to settle any Dispute and each Party irrevocably submits to the exclusive jurisdiction of the English courts, and irrevocably agrees that a judgment or order of the English courts in connection with this agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

38.3	Waiver of objections

For the purposes of clause 38.2, each Party waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.

38.4	Service of process agent

Without prejudice to any other method of service permitted by law:

(a)	each of VIP and the VIP Guarantor irrevocably appoints Law Debenture Corporate Services Limited of 5th Floor, Wood Street, London EC2V 7EX, England;

(b)	each of HET and the HET Guarantor irrevocably appoints Hutchison Whampoa Agents (UK) Limited of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom; and

(c)	H3G II shall, as soon as reasonably practicable appoint a person (who is not a member or Affiliate of the Group, the VIP Group or the HET Group), and upon such appointment shall notify the other parties of such appointment, in each case as its agent in England and Wales for service of process and any other documents in relation to any Dispute. Subject to clause 38.5, each of the above Parties irrevocably undertakes not to revoke its agent’s authority; and any claim form, judgment or other notice of legal process shall be sufficiently served on such Party if delivered to its agent at its address for the time being.

38.5	Alternative service of process agent

If any person appointed as process agent under clause 38.4 is unable for any reason to so act, the relevant Party shall immediately (and in any event within ten Business Days of the event taking place) appoint another agent in England and Wales for service of process in relation to any Dispute and notify the other Parties of such appointment. Failing this, any other Party may appoint another process agent for this purpose at the relevant Party’s expense.

38.6	Failure of notify by process agent

Each Party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

39.	GOVERNING LAW

This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	LANGUAGE

The language of this agreement, the other Transaction Documents and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement, the other Transaction Documents and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

IN WITNESS of which this agreement has been executed on the date which appears first on page 1.

SCHEDULE 1

CORPORATE DETAILS

PART 1

CORE WIND GROUP COMPANIES

Name:	Wind Acquisition Holdings Finance S.p.A.

Issued Share Capital:	EUR 43,162,100.00 (43,162,100 ordinary shares without nominal value).

Shareholders:	Wind Telecom S.p.A.

Directors:	1. Alexander Dean Lemke (Chairman) 2. Albert Hollema (Board member) 3. Colin Godfrey Delahay (Board member)

Secretary:	Not applicable.

Registered office:	Via Cesare Giulio Viola 48, 00148, Rome (Italy).

Company number:	Fiscal code, VAT Number and registration number with the Companies’ Register of Rome: 08607091009. REA number No. RM – 1105755.

Date and place of incorporation:	21 July 2005, Italy.

Accounting reference date:	31 December.

Auditors:

1. Giancarlo Russo Corvace – Chairman of the Board of Statutory Auditors

2. Maurizio Paternò di Montecupo – Effective Statutory Auditor

3. Roberto Antonio Maria Colussi – Effective Statutory Auditor

4. Lelio Fornabaio – Deputy Statutory Auditor

5. Stefano Zambelli – Deputy Statutory Auditor

Name:	Wind Telecomunicazioni S.p.A.

Issued Share Capital:	EUR 147,100,000.00, entirely paid in and divided into 146,100,000 shares.

Shareholders:	Wind Acquisition Holdings Finance S.p.A.

Directors:	1. Andrew Mark Davies (Chairman) 2. Maximo Ibarra (Chief Executive Officer) 3. Albert Hollema (Board member) 4. Vincenzo Nesci (Board member) 5. Alex Lemke (Co-opted Board member)

Secretary:	Not applicable.

Registered office:	Via Cesare Giulio Viola 48, 00148, Roma.

Company number:	Fiscal code, VAT number and registration number with the Companies’ Register of Rome: 05410741002. REA number No. RM – 884361.

Date and place of incorporation:	25 November 1997, Italy.

Accounting reference date:	31 December of each year.

Auditors:

1. Giancarlo Russo Corvace – Chairman of the Board of Statutory Auditors

2. Maurizio Paternò di Montecupo – Effective Statutory Auditor

3. Roberto Colussi – Effective Statutory Auditor

4. Lelio Fornabaio – Deputy Statutory Auditor

5. Stefano Zambelli – Deputy Statutory Auditor.

Name:	Wind Retail S.r.l.

Issued Share Capital:	EUR 1,026,957.00, entirely paid in and divided into quotas.

Shareholders:	Wind Telecomunicazioni S.p.A.

Directors:	1. Mauro Accroglianò (Chairman and Chief Executive Officer) 2. Elisabetta Federico (Board member) 3. Giorgio De Guzzis (Board member)

Secretary:	Not applicable.

Registered office:	Via Cesare Giulio Viola 48, 00148, Roma.

Company number:	Fiscal code, VAT number and registration number with the Companies’ Register of Rome No. 06605380960. REA number No. RM – 1241223.

Date and place of incorporation:	30 April 2009, Italy.

Accounting reference date:	31 December of each year.

Auditors:

1. Giancarlo Russo Corvace – Chairman of the Board of Statutory Auditors

2. Maurizio Paternò di Montecupo – Effective Statutory Auditor

3. Roberto Antonio Maria Colussi – Effective Statutory Auditor

4. Lelio Fornabaio – Deputy Statutory Auditor

5. Francesco Orioli – Deputy Statutory Auditor

Name:	Wind Acquisition Finance S.A.

Issued Share Capital:	EUR 60,031,000.00

Shareholders:	1. Wind Telecomunicazioni S.p.A.

Directors:	1. Riccardo Marsili 2. David Catala 3. Sophie Perrin Janet 4. Everadus Johannes Hendriks 5. Ludovic Trogliero 6. Hugo Froment 7. Albert Hollema

Secretary:	Not applicable.

Registered office:	18-20 rue Edward Steichen, L-2540 Luxembourg.

Company number:	B109825

Date and place of incorporation:	29 July 2005, Luxembourg

Accounting reference date:	31 December

Auditors:	PwC Luxembourg.

PART 2

3 ITALIA GROUP COMPANIES

Name:	Hutchison 3 G Italy Investments S.à r.l.

Issued Share Capital:	€2,758,939,525.00

Shareholders:	Hutchison Europe Telecommunications S.à r.l.

Directors:	1. Neil McGee 2. Thomas Geiger 3. Christian Salbaing 4. Richard Chan 5. Susan Chow 6. Frank Sixt

Secretary:	Not applicable.

Registered office:	7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg

Company number:	B 77457

Date and place of incorporation:	4 August 2000, Luxembourg

Accounting reference date:	31 December

Auditors:	Not applicable

Name:	3 Italia S.p.A.

Issued Share Capital:	EUR 2,346,637,037.97, entirely paid in and divided into 1,302,543,090 shares.

Shareholders:	1. H3G Italy Investments S.à r.l., 97.41% (1,268,858,208 shares) 2. Private Equity International SA, 2.59% (33,684,882 shares)

Directors:

1. Fok Kin Ning Canning – Chairman of the Board of Directors

2. Vincenzo Novari – Managing Director

3. Edith Shih – Director

4. Christian Nicolas Roger Salbaing – Director

5. Tzar Kuor Victor Li – Director

6. Frank John Sixt – Director

7. Susan Mo Fong Chow – Director

8. Secondina Giulia Ravera – Director

9. Antonella Ambriola – Director

8. Stefano Invernizzi – Director

9. Neil Douglas McGee – Director.

Secretary:	Not applicable.

Registered office:	Via Leonardo Da Vinci 1, 20090, Trezzano sul Naviglio, Milan (Italy).

Company number:	Fiscal code and registration number with the Companies’ Register of Milan: 02547170924. VAT number: 13386850153. REA number No. MI – 1610887.

Date and place of incorporation:	17 November 1999.

Accounting reference date:	31 December.

Auditors:

1. Marcello Romano – Chairman of the Board of Statutory Auditors

2. Andrea Zini – Effective Statutory Auditor

3. Lorenzo Pozza – Effective Statutory Auditor

4. Luca Occhetta – Deputy Statutory Auditor

5. Manuel Menis – Deputy Statutory Auditor

Name:	H3G S.p.A.

Issued Share Capital:	EUR 474,303,795.00, entirely paid in and divided into 94,860,759 shares

Shareholders:	3 Italia S.p.A.

Directors:

1. Fok Kin Ning Canning – Chairman of the Board of Directors

2. Vincenzo Novari – Managing Director

3. Edith Shih – Director

4. Christian Nicolas Roger Salbaing – Director

5. Frank John Sixt – Director

6. Secondina Giulia Ravera – Director

7. Antonella Ambriola – Director

8. Stefano Invernizzi – Director

Secretary:	Not applicable

Registered office:	Via Leonardo Da Vinci 1, 20090, Trezzano sul Naviglio, Milan (Italy).

Company number:	Fiscal code and registration number with the Companies’ Register of Milan: 02517580920 VAT number: 13378520152 REA number No. MI – 1638878

Date and place of incorporation:	23 April 1999, Italy

Accounting reference date:	31 December

Auditors:

1. Marcello Romano – Chairman of the Board of Statutory Auditors

2. Andrea Zini – Effective Statutory Auditor

3. Lorenzo Pozza– Effective Statutory Auditor

4.Luca Occhetta – Deputy Statutory Auditor

5. Manuel Menis – Deputy Statutory Auditor

Name:	3Lettronica Industriale S.p.A.

Issued Share Capital:	EUR 16,000,000.00, entirely paid in and divided into 16,000,000 shares

Shareholders:	H3G S.p.A. (100%)

Directors:

1. Antongiulio Lombardi – Chairman of the Board of Directors

2. Secondina Giulia Ravera – Managing Director

3. Edith Shih – Director

4. Fabio Missori – Director

5. Antonella Ambriola – Director

6. Claudia Capelli – Director

Secretary:	Not applicable

Registered office:	Via Leonardo Da Vinci 1, 20090, Trezzano sul Naviglio, Milan (Italy).

Company number:	Fiscal code and registration number with the Companies’ Register of Milan: 01745470169 VAT number: 02730610967 REA number No. MI – 1355577

Date and place of incorporation:	13 January 1987, Italy

Accounting reference date:	31 December

Auditors:

1. Marcello Romano – Chairman

2. Andrea Zini – Effective Statutory Auditor

3. Lorenzo Pozza – Effective Statutory Auditor

4. Luca Occhetta– Deputy Statutory Auditor

5. Manuel Menis – Deputy Statutory Auditor

SCHEDULE 2

DEED OF ADHERENCE

THIS DEED is made on [●]

BY: [●] of [●] (the Company).

IN FAVOUR OF: Those persons specified in paragraph 3 of this deed.

BACKGROUND:

(A)	The Company was incorporated on [●].

(B)	This agreement is made by the Company in compliance with clause 2 of the Contribution and Framework Agreement (the CFA) dated 6 August 2015 (and as amended from time to time) made between, amongst others, VimpelCom Amsterdam B.V., VimpelCom Ltd, Hutchison Europe Telecommunications S.à r.l., CK Hutchison Holdings Limited and Hutchison 3G Italy Investments S.à r.l.

THIS DEED WITNESSES as follows:

1.	The Company confirms that it has been supplied with a copy of the CFA.

2.	The Company undertakes to be bound by the CFA in all respects as if the Company was a Party to the CFA and named in it as a Company and to observe and perform all the provisions and obligations of the CFA applicable to or binding on the Company under the CFA insofar as they fall to be observed or performed on or after the date of this deed.

3.	This deed is made for the benefit of:

(a)	the Parties to the CFA; and

(b)	every other person who after the date of the CFA (and whether before or after the execution of this deed) assumes any rights or obligations under the CFA or accedes to it.

4.	The notice details of the Company for the purposes of clause 29 of the CFA are as follows:

Address:	[●]
Email:	[●]
For the attention of:	[●]

5.	This deed and any non-contractual obligations arising out of or in connection with it are governed by the law of England.

6.	Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it shall be settled in accordance with clause 38 of the CFA, which is deemed to be incorporated in full into this deed mutatis mutandis, and for the purposes of clause 38.4 of the CFA as incorporated into this deed, the Company irrevocably appoints [●] of [●] as its agent in England for service of process in relation to any such dispute.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED as a DEED by [COMPANY]	)

Signature of director		Signature of [director]/[company secretary][witness]

Name of director		Name of [director]/[company secretary][witness]

SCHEDULE 3

CORPORATE AND DEBT STRUCTURES

PART 1

3 ITALIA GROUP CORPORATE AND DEBT STRUCTURE

PART 2

WIND GROUP CORPORATE AND DEBT STRUCTURE

Comments:

•	Core Wind Group Companies only.

•	Does not show Wind Minority Companies or Wind Dormant Companies.

•	All numbers are indicative estimates, and subject to: (i) currency movements; and (ii) actions and omissions permitted or required prior to or at Completion under this agreement.

SCHEDULE 4

VIP WARRANTIES

1.	Ownership of the Contribution Shares

1.1	The WAHF Shares constitute 100% of the issued and allotted share capital of WAHF, are fully paid up and have been properly and validly allotted. There is no Encumbrance on, over or affecting any of the WAHF Shares.

1.2	The WAHF Shares are at the date of this agreement legally and beneficially owned by Wind Telecom S.p.A., and Wind Telecom S.p.A. will be entitled to transfer or procure the transfer of the full legal and beneficial ownership in the WAHF Shares to VIP LuxCo prior to Completion.

1.3	The WAHF Shares will at the date of Completion be legally and beneficially owned by VIP LuxCo, and VIP will be entitled to transfer or procure the transfer of the full legal and beneficial ownership in the WAHF Shares to H3G II on the terms and subject to the conditions set out in this agreement.

1.4	Neither VIP, VIP LuxCo nor any member of the Wind Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the WAHF Shares (other than pursuant to this agreement or the transactions contemplated by it).

1.5	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any WAHF Shares or any of the shares in the capital of any Subsidiary of WAHF (including an option or right of pre-emption or conversion).

1.6	No WAHF Share has been issued and no transfer of WAHF Shares has been registered otherwise than in accordance with the articles of association of WAHF from time to time in force and all such transfers have been duly stamped unless a valid exemption applies to any such transfer.

1.7	VIP owns 100% of the issued and allotted share capital of VIP LuxCo.

2.	Subsidiaries and associates

2.1	The shares, details of which are set out opposite “issued capital” under the relevant Core Wind Group Company’s name in Part 1 of Schedule 1, constitute the whole of the issued and allotted share capital of that Core Wind Group Company, are fully paid (or properly credited as fully paid), have been properly and validly allotted, are legally and beneficially owned by VIP or another wholly-owned member of the Core Wind Group, and are free from all Encumbrances.

2.2	No Core Wind Group Company is the holder or beneficial owner of, nor has agreed to acquire, any shares of any corporation other than the Wind Group Companies and the Wind Dormant Companies.

2.3	Neither VIP, VIP LuxCo nor any member of the Wind Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the WAHF Shares or any of the shares in the capital of any Subsidiary of WAHF, or any interest therein, to any person.

2.4	No shares in the capital of the Core Wind Group Companies have been issued and no transfer of shares in the capital of the Core Wind Group Companies has been registered otherwise than in accordance with the articles of association of the relevant Core Wind Group Company from time to time in force and all such transfers have been duly stamped unless a valid exemption applies to any such transfer.

3.	Incorporation of the Core Wind Group Companies and extraordinary transactions

3.1	Each Core Wind Group Company is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or partnership powers and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, and as contemplated to be owned upon Completion.

3.2	There are no outstanding contractual payment obligations for any Core Wind Group Company deriving from any completed or contemplated acquisition or disposal of all or part of a business or any shareholding, partnership or other equity or participation interest by, of or in any Core Wind Group Company, in each case for a consideration exceeding EUR 10,000,000 or equivalent having taken place since 1 January 2012.

4.	Wind Minority Companies

So far as VIP is aware, there is no fact, matter or circumstance which could result in any liability or obligation of a Core Wind Group Company arising in respect of any Equity Interest that any Core Wind Group Company holds or held in any Wind Minority Company.

5.	Capacity and consequences of entering into this agreement

5.1	Each of VIP, VIP LuxCo, the VIP Guarantor and the Core Wind Group Companies has the power and authority to execute and deliver this agreement and any of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary and obtained all corporate authorisations necessary to authorise such execution and delivery and the performance of such obligations.

5.2	The execution and delivery by each of VIP, VIP LuxCo, the VIP Guarantor and the Core Wind Group Companies of this agreement or any of the other Transaction Documents to which it is or will be a party and the performance of the obligations under it and each of them do not and will not:

(a)	in any material respects conflict with or constitute a default or breach under any provision of:

(i)	its articles of association, by-laws or equivalent constitutional documents; or

(ii)	any applicable law or regulation by which it or a member of the Core Wind Group is bound; or

(iii)	any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction by it or a member of the Core Wind Group is bound; or

(b)	result in the creation or imposition of any Encumbrance over any of the WAHF Shares, shares of any Core Wind Group Company, or any of the property or assets of any Core Wind Group Company pursuant to the terms of any agreement or instrument to which it or any member of the Core Wind Group is party.

6.	Valid obligations

This agreement and the other Transaction Documents (other than the Completion FinCo Articles and the Completion H3G II Articles) constitute or will, when executed by VIP, VIP LuxCo, the VIP Guarantor or a member of the Core Wind Group (as applicable), constitute legal, valid and binding obligations, enforceable against such party in accordance with their terms.

7.	Solvency

7.1	No administrator has been appointed in respect of the whole or any part of the assets or undertaking of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or any Core Wind Group Company, nor has any order been made by or petition presented or application made for the appointment of an administrator in respect of any of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or the Core Wind Group Companies. No documents have been filed with the court for the appointment of such an administrator and so far as VIP is aware nor has any notice of intention to appoint such an administrator been given by any such person.

7.2	No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person in respect of the whole or any part of the assets or undertaking of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or any Core Wind Group Company.

7.3	No order has been made, meeting convened and no resolution has been passed for the winding up of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or any Core Wind Group Company or for the appointment of a liquidator or provisional liquidator to VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or any Core Wind Group Company and, so far as VIP is aware, no petition has been presented for that purpose.

7.4	Neither VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor nor any Core Wind Group Company is insolvent or unable to pay its debts and neither VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor nor any Core Wind Group Company has stopped paying its debts as they fall due and each of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor and the Wind Group has no unsatisfied judgment or court order outstanding against it and is capable of meeting its liabilities as and when they fall due.

7.5	No voluntary arrangement, moratorium of any indebtedness, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or a Core Wind Group Company.

7.6	Outside the Republic of Italy and the Grand Duchy of Luxembourg, no event or circumstance has occurred or exists analogous to those described in paragraphs 7.1 to 7.5 in respect of VIP, VIP LuxCo, Wind Telecom S.p.A., the VIP Guarantor or any Core Wind Group Company in any applicable jurisdiction.

7.7	All material charges in favour of each Core Wind Group Company required to be registered have been so registered to comply with all necessary formalities as to the registration or otherwise in any applicable jurisdiction.

8.	Statutory books, records, memoranda, articles of association and filings

8.1	Each of the Core Wind Group Companies has at all times carried on business and conducted its affairs in all material respects in accordance with its memorandum and articles of association (or equivalent documents) for the time being in force.

8.2	The statutory books (including all registers and minute books) of each of the Core Wind Group Companies required to be kept by applicable law in its jurisdiction of incorporation have in all material respects been properly kept, reflect all material transactions carried out by the relevant company and comprise in all material respects accurate and complete records of the matters with which they should deal and there has been no notice of any proceedings to correct or rectify any such statutory books (including all registers and minute books). The shareholders’ ledger of each Wind Group Company (where applicable) accurately reflect the ownership of the relevant shareholding.

8.3	None of the Core Wind Group Companies is currently in default in the filing of any accounts, documents or returns required by any applicable law (including, for the avoidance of doubt, regulations, directives, statutes and legislations) to be delivered or made by any of the Core Wind Group Companies to any competent authority.

8.4	The statutory books (including all registers and minute books) of each Core Wind Group Company are in their possession or under their control.

8.5	The copies of the memorandum and articles of association (or equivalent document) of each of the Core Wind Group Companies included in the Wind Data Room are complete and accurate in all material respects.

9.	Filings and consents

9.1	Except to the extent relevant to the conditions precedent set out in clause 9.1, each of VIP, VIP LuxCo, the VIP Guarantor and the Core Wind Group Companies has obtained all governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to execute, deliver and perform its obligations under this agreement or any of the other Transaction Documents to which it is or will be a party.

9.2	Other than as contemplated by this agreement:

(a)	no governmental, statutory or regulatory announcement, consultations, notices, reports or filings are required to be made by VIP, VIP LuxCo, the VIP Guarantor or a member of the Core Wind Group in connection with the transactions contemplated by this agreement or any of the other Transaction Documents; and

(b)	no consents, approvals, registrations, authorisations, licences, orders, grants, permissions, waivers, exemptions or permits are required to be obtained by VIP, VIP LuxCo, the VIP Guarantor or a member of the Core Wind Group in connection with the execution and performance of this agreement or any of the other Transaction Documents, where a failure to make or obtain such notices or approvals contemplated above would (i) have a Material Adverse Effect or (ii) prevent, delay or make illegal or invalid the execution or performance of this agreement or any of the Transaction Documents.

9.3	To its knowledge, no announcement, circular or disclosure of the terms of any Transaction Document is required to be made or despatched by VIP, VIP LuxCo or the VIP Guarantor in connection with the transactions contemplated by this agreement other than pursuant to its Agreed Press Release.

For the avoidance of doubt, clause 11.5 applies to this paragraph 9.

10.	Compliance with laws

10.1	No Core Wind Group Company has, since 1 January 2012, received written notice from any supranational, national or local governmental, administrative or regulatory body or any public prosecutor or enforcement agency that it is in material violation of, or in material default with respect to, any applicable Law or any decision or judgment of any court or any such body or agency having jurisdiction over such Core Wind Group Company, including an Economic Sanctions Law.

10.2

In connection with the businesses of the Core Wind Group and this agreement, no Core Wind Group Company nor any of their respective directors, officers or employees nor, so far as VIP is aware, any of their respective agents or affiliates: (a) have made, offered or promised to make any payment, gift, bribe, kickback or other transfer of anything of value to any Government Official, directly or indirectly, for purposes of obtaining or influencing official actions or decisions or securing any improper advantage (a Prohibited Payment), or (b) have engaged in acts or transactions otherwise in violation of applicable Anti-corruption Laws, or (c) have caused or shall cause any other person to violate, or incur any liability in connection with, any Anti-corruption Law, or (d) since 1 January 2012 have engaged or is engaging in any activity, practice or conduct (or failure to act) which would constitute a crime under any applicable law, in each case which may trigger or give rise to a liability of that Core Wind Group Company. Each Core Wind Group Company has in place adequate procedures designed to ensure that its respective owners, shareholders, directors, officers, employees and agents acting on behalf of any of the foregoing comply with all applicable Anti-corruption Laws, including the adoption and effective implementation of an adequate Organizational Model under, and for purposes of, the Italian Legislative Decree no. 231 of 2001 and do not make any Prohibited Payments.

10.3	None of the owners or investors (including any and all ultimate beneficial owners), shareholders, officers, directors or employees nor, so far as VIP is aware, the agents or affiliates, of the Core Wind Group is a Government Official, is an immediate family member of a Government Official, or is acting on behalf of or shares a financial interest in the transactions established by this agreement with any Government Official. No Government Official has control over the Core Wind Group or any of their Affiliates, and no Government Official has any direct or indirect ownership of or interest in the monies, proceeds, or other benefits that may arise from the transactions established by this agreement or related agreements.

10.4	So far as VIP is aware, no Core Wind Group Company nor any director, officer, employee or agent of any Core Wind Group Company has engaged or is engaging in any activity, practice or conduct (or failure to act) which would constitute a violation or an offence under any applicable Anti-corruption Laws, Anti-money Laundering Laws or Economic Sanctions Laws or any criminal laws which triggers or gives rise to a liability of that Core Wind Group Company. Each Core Wind Group Company has in place adequate procedures designed to prevent any of the above individuals or entities from undertaking any such conduct, including the adoption and effective implementation of an adequate Organizational Model under, and for purposes of, the Italian Legislative Decree no. 231 of 2001.

10.5	Since 1 January 2012, no Core Wind Group Company nor any director, officer, employee or, so far as VIP is aware, agent of any Core Wind Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any supranational, national or local governmental, administrative or regulatory body or any public prosecutor, court or enforcement agency or any customer regarding any offence or alleged offence under any applicable competition, anti-bribery and/or anti-money laundering laws or rules and which triggers or gives rise to a liability of that Core Wind Group Company, and no such investigation, inquiry or proceedings have been threatened in writing and, so far as VIP is aware, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

For the avoidance of doubt, clause 11.5 applies to this paragraph 10.

11.	Fundamental Regulatory Licences

11.1	Save as agreed by the Shareholders to be disposed of, the Core Wind Group Companies possess all the Fundamental Wind Group Licences and the same have been obtained and are valid and subsisting and no notice or allegation of breach in respect of the Fundamental Wind Group Licences has been received from any third party.

11.2

The Core Wind Group Companies are compliant with all regulatory obligations in connection with the Fundamental Wind Group Licences including, but not limited to, those mentioned under AGCOM’s resolution No. 621/11/CONS (such as: (a) obligation of transparency, (b) obligation of non-discrimination, (c) obligations of access to and use of specific network facilities, and (d)

obligation of price control and cost accounting) in the market of voice call termination on individual mobile networks, and those mentioned under AGCOM’s resolution no. 179/10/CONS (such as: (a) obligation of transparency, (b) obligation of non-discrimination, and (c) obligation of price control) in the market of fixed network termination, and related subsequent updates.

12.	Regulatory

12.1	Save as agreed by the Shareholders to be disposed of, the Core Wind Group Companies possess all Non-Fundamental Wind Group Licences and the same have been obtained and are valid and subsisting and no notice or allegation of breach in respect of the Non-Fundamental Wind Group Licences has been received from any third party.

12.2	The Core Wind Group Companies are compliant with all regulatory obligations in connection with the Non-Fundamental Wind Group Licences.

13.	Material Contracts

13.1	The Wind Data Room includes full and accurate copies of all Material Contracts relevant to the Core Wind Group.

13.2	No Core Wind Group Company is a party to any Material Contract which is under notice of material breach, invalidity or termination, such notice not being frivolous or vexatious, and, so far as VIP is aware, other than in respect of the transactions contemplated by the Transaction Documents, no event has occurred which would entitle any third party or the relevant Core Wind Group Company to give such notice.

13.3	No Material Contract was entered into by a Core Wind Group Company otherwise than (a) in the ordinary course of business and (b) on arm’s length terms. Each Material Contract entered into by a Core Wind Group Company has been duly executed by the parties thereto, and constitutes the legal, valid, binding and enforceable obligation of the Core Wind Group Company concerned in accordance with its terms, and so far as VIP is aware, is legal, valid and binding upon each of the other parties to such Material Contract.

14.	Intercompany Agreements

14.1	The Wind Data Room lists all of the agreements and arrangements, in whatever form (including de facto relationships and agreements entered into verbally) in force as of the date of this agreement between the Core Wind Group Companies and current or former related parties, as defined by IAS 24 (other than between related parties that are Core Wind Group Companies) (the Wind Intercompany Agreements).

14.2	No Wind Intercompany Agreement was entered into by a Core Wind Group Company otherwise than (a) in the ordinary course of business and (b) on arm’s length terms.

14.3	No Core Wind Group Company is in breach of a Wind Intercompany Agreement and no circumstances exist which is likely to give rise to such a breach. There are no claims outstanding against a Core Wind Group Company in relation to any Wind Intercompany Agreement.

15.	Employees

15.1	The Wind Data Room includes:

(a)	full and accurate anonymised compensation details of all Wind Senior Managers;

(b)	an outline of all principal benefits of all employees of the Core Wind Group Companies; and

(c)	standard form contracts which are the standard terms and conditions upon which employees of the Core Wind Group Companies (other than those of the Wind Senior Managers) are employed or have been offered employment.

15.2	The Core Wind Group Companies have, since 1 January 2012, complied in all material respects with their obligations to employees under applicable European and domestic legislation (including applicable minimum wage, immigration, health and safety and compulsory and complementary health insurance and/or social security legislation), regulations, terms and conditions of employment and other agreements and arrangements, including all applicable collective bargaining agreements.

15.3	Since 1 June 2012, no material claim has been issued against any Core Wind Group Company by any of its employees in respect of their employment which, if adversely determined, would, alone or together with any other such material claim(s), result in a liability of a Core Wind Group Company in excess of EUR 10,000,000.

15.4	None of the employees and/or director and/or officers of any Core Wind Group Company is entitled to (a) any bonuses and/or extraordinary payments triggered by the transactions contemplated by the Transaction Documents; (b) any incentive plan, including stock options and equity-linked benefits other than under the VIP Group’s value based growth cash based long-term incentive plan dated 9 February 2015; and/or (c) pre-agreed payments which are payable in the event of the termination of their working relationships with a Core Wind Group Company in each case in excess of EUR 1,000,000.

15.5	No Core Wind Group Company has received from any employee any notice announcing or threatening the filing of claims for damages, different qualification or additional compensation from the relevant Core Wind Group Company, including the fair award provided for under article 64, section 2 of Legislative Decree 10 February 2005, no. 30, or to apply for re-hiring on the grounds of, inter alia, illegitimate termination of their employment.

15.6	There are no persons (other than the current employees of the Core Wind Group Companies) who currently render, or rendered, services to any of the Core Wind Group Companies, who claimed, or may claim, that they should be qualified as employees of any of the Core Wind Group Companies which, if adversely determined, would, alone or together with any other such material claim(s), result in a liability of a Core Wind Group Company in excess of EUR 10,000,000.

15.7	Each collective agreement between any of the Core Wind Group Companies and any trade union, staff association, works council or any other body representing workers has been established in accordance with Italian law and the Core Wind Group Companies have fully complied with the same.

16.	Pensions

16.1	No Core Wind Group Company:

(a)	is a party to nor participates in nor contributes to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, disability, or other like benefits for any employee or for the widow, widower, child or dependant of any employee;

(b)	has given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described above or is paying or has in the last two years paid any such benefit to (in either case) any employee or any widow, widower, child or dependant of any employee.

16.2	All material details of any Wind Scheme, including all Wind Scheme Documents, in respect of the Core Wind Group are included in the Wind Data Room.

16.3	Each Core Wind Group Company has complied with all its obligations under the Wind Scheme Documents and all codes of practice and laws applicable to such Wind Scheme Documents.

16.4	All the mandatory and/or complementary pension and/or healthcare schemes joined by the employees of any of the Core Wind Group Companies are defined contribution with no refunding obligations for any of the Core Wind Group Companies.

17.	Litigation

No Core Wind Group Company is aware of any material litigation, arbitration or administrative proceeding which is in progress to which it is a defendant in or otherwise a party to and which, if adversely determined, would, on a standalone basis or in the aggregate with other proceedings of the same or similar nature, (a) result in a judgment in excess of EUR 10,000,000, (b) have a Material Adverse Effect, or (c) prevent, delay or make illegal or invalid the execution or performance of this agreement or any of the Transaction Documents. So far as VIP is aware, no such proceeding has been filed or has been threatened in writing against any Core Wind Group Company. There is no outstanding obligation in excess of EUR 10,000,000 upon any Core Wind Group Company arising from any settlement of any material proceedings or any other material claim.

18.	Accounts

18.1	The Wind Accounts:

(a)	were prepared in accordance with all applicable law and accounting principles and practices generally accepted in Italy and Luxembourg at the Wind Accounts Date; and

(b)	have been prepared on the same bases and policies of accounting as the published statutory accounts of VIP or the relevant Core Wind Group Company to which they refer, consistently applied, for the preceding accounting reference period;

(c)	have been validly approved by each Core Wind Group Company in accordance with all applicable laws;

(d)	have been audited by:

(i)	KPMG S.p.A. for the years ended 31 December 2009 and 31 December 2010;

(ii)	Reconta Ernst & Young S.p.A. for the financial years ended 31 December 2011, 31 December 2012 and 31 December 2013; and

(iii)	PricewaterhouseCoopers S.p.A. for the year ended 31 December 2014; and

(e)	except as expressly described therein, are not affected by any material exceptional items.

18.2	All the formalities (also including the relevant disclosures) provided for by any applicable laws have been duly, fully and timely carried out.

19.	Management Accounts

The unaudited management accounts of the Core Wind Group Companies for the period since the Wind Accounts Date (the Wind Management Accounts) have been prepared in good faith on a basis consistent with the basis employed in such accounts for the immediately preceding 12 months.

20.	Changes since the Wind Accounts Date

Since the Wind Accounts Date:

(a)	the Core Wind Group Companies have carried on their business in the ordinary and usual course so as to maintain the business as a going concern;

(b)	no substantial supplier, distributor, agent, business finder or customer has ceased or substantially reduced its trade with the Core Wind Group Companies so as to cause a Material Adverse Effect;

(c)	no Core Wind Group Company has declared, paid or made a dividend or other distribution (whether in cash, stock or in kind);

(d)	no resolution of the shareholder of any Core Wind Group Company in its capacity as a shareholder of a Core Wind Group Company has been passed;

(e)	no Core Wind Group Company has issued or agreed to issue any share or loan capital or other similar interest;

(f)	no Core Wind Group Company has repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or undertaken an obligation to do any of those things;

(g)	no change has occurred in the accounting methods, principles or practices applied by a Core Wind Group Company and there has been no revaluation by any Core Wind Group Company of any of its assets; and

(h)	there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of any Core Wind Group Company.

21.	Indebtedness

21.1	No Core Wind Group Company has outstanding any External Debt other than that which is Fairly Disclosed in the Wind Accounts or the Wind Management Accounts.

21.2	No Core Wind Group Company has since the Wind Accounts Date repaid, or become liable to repay, any External Debt in advance of its normal or originally stated maturity and no External Debt has become capable of being declared due and payable or has been declared on demand before its normal or originally stated maturity and no Encumbrance in relation to such External Debt has become enforceable or has been enforced and, no event has occurred which is an event of default (or an event or circumstance which would with the expiry of a grace period, the giving of notice, the making of any determination under the relevant document or any combination of any of the foregoing be an event of default) under or breach of any terms of any External Debt of any Core Wind Group Company, in each case which entitles the lender in respect of such arrangement to require the relevant Core Wind Group Company to repay the relevant External Debt prior to its normal or originally stated maturity.

21.3	No Core Wind Group Company has outstanding any obligations in respect of a derivative transaction, including any foreign exchange transaction, other than under the hedging agreements set out in Schedule 12 to this agreement.

21.4	No Core Wind Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy, or financial assistance from any governmental department or other body.

21.5	No Core Wind Group Company has lent any money or is otherwise a creditor in respect of an External Debt other than in the ordinary course of its trade or, provided that such agreement has been entered into in compliance with the Wind Facilities Agreement, to another Core Wind Group Company (in an aggregate amount that has been Fairly Disclosed).

21.6	The Security Interests affecting any Core Wind Group Company or any of its assets have all been granted in accordance with the Wind Financing Documents and constitute all Encumbrances affecting such Core Wind Group Company or any of its assets.

22.	Guarantees and indemnities

22.1	No Core Wind Group Company is a party to a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to the obligations of a third party (other than another Wind Group Company or as required or permitted by the Wind Financing Documents).

22.2	No Wind Group Company is a party to any operational guarantee to secure its obligations (being a guarantee in respect of operational matters including equipment, procurement, network rollout and tenders and not in respect of External Debt), other than in the ordinary course in accordance with the requirements of the Wind Financing Documents.

23.	Assets

23.1	The material assets of each Core Wind Group Company included in the Wind Accounts or acquired since the Wind Accounts Date and all other material assets used or employed by the Core Wind Group are either the absolute property of such Core Wind Group Company free from any Encumbrance or such Core Wind Group Company has a right to use such material assets and together comprise all the assets necessary for the purposes of continuing to carry on the business of the Core Wind Group Companies materially as carried on at the date of this agreement.

23.2	Except for current assets offered for sale or sold in the ordinary course of trading, no Core Wind Group Company has since the Wind Accounts Date disposed of (or agreed to dispose of) any of the assets included in the Wind Accounts or any assets acquired or agreed to be acquired since the Wind Accounts Date.

24.	Real estate

24.1	The Core Wind Group Companies have full ownership and/or good title to each of the Wind Properties, and such titles have been duly recorded in the competent registry under applicable laws.

24.2	The lease agreements and any arrangements (including licences and concessions) for any Wind Properties (including access and rights of way and usage) entered into by the Core Wind Group Companies are in full force and effect and valid. No party is in breach of any such lease agreements and, so far as VIP is aware, there is no fact, matter or circumstance which could result in any liability of a Core Wind Group Company in respect of any non-performance and/or non-compliance with the terms of such lease agreements and/or relevant applicable law, that would in each case or in the aggregate have a Material Adverse Effect.

25.	Wind Sites

25.1	A list of the Wind Sites has been disclosed in the Wind Data Room.

25.2	The Wind Sites have all prescribed material licences, permits, concessions and authorisations required for their operation under applicable laws and regulations, save for those issues affecting such licences, permits, concessions and authorisations that are not reasonably expected to cause in aggregate a Material Network Effect.

26.	Intellectual Property Rights

26.1	VIP has delivered to HET a list (as set out in the Wind Data Room) of all patents, registered trademarks, registered service marks, registered designs, domain names or other registered Intellectual Property Rights of which a Core Wind Group Company is the registered proprietor or for which application has been made by a Core Wind Group Company (the Wind IPRs).

26.2	There is no Encumbrance on, over or affecting any of the Wind IPRs.

26.3	So far as VIP is aware, all Intellectual Property Rights required by each Core Wind Group Company which is material for the purpose of carrying on its business as currently carried on are vested solely and beneficially in or are licensed to a Core Wind Group Company.

26.4	So far as VIP is aware, there has, since the 1 January 2012, been: (a) no unauthorised use in Italy or the Grand Duchy of Luxembourg of any Intellectual Property Right referred to in paragraph 26.3 above by a third party; and (b) no unauthorised use of a third party’s Intellectual Property Rights by a Core Wind Group Company.

26.5	All registration and renewal fees have been paid in relation to all Wind IPRs.

26.6	No Core Wind Group Company trades under any business name other than its corporate name.

26.7	Since 1 January 2012, no Core Wind Group Company has received written notice alleging breach of: (a) any licences which have been granted to a Core Wind Group Company relating to the Intellectual Property Rights referred to in paragraph 26.3 above that are licensed to a Core Wind Group Company; or (b) any licences which have been granted by any Core Wind Group Company relating to the Intellectual Property Rights referred to in 26.3 above, nor so far as VIP is aware, has there been a breach of such licence by a Core Wind Group Company, in each case where such breach has had a Material Adverse Effect.

27.	Information technology

For the purposes of this paragraph, Wind Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are material to any Core Wind Group Company in connection with the operation of its business as currently conducted.

(a)	Each Core Wind Group Company has all licences and agreements necessary to use and maintain the Wind Systems (collectively, Wind IT Agreements) and such Wind IT Agreements are in full force and effect.

(b)	Since 1 January 2012, no Core Wind Group Company has received written notice that it is in breach of any Wind IT Agreement and, so far as VIP is aware, no counterparty has during that period been in material breach of any Wind IT Agreement. Since 1 January 2012, there have been no security breaches, data loss, breakdowns, malfunctions, data termination or expiry, failures or other defects in the Wind Systems which have had a Material Adverse Effect.

(c)	The Wind Systems:

(i)	are in good repair and condition and in satisfactory working order consistent with their age;

(ii)	are (subject to fair wear and tear) capable of doing the work for which they were designed and purchased or are currently used; and

(iii)	have through their period of ownership or use by the relevant Core Wind Group Company been maintained or serviced on the basis that the relevant Core Wind Group Company would continue to operate the business of the Core Wind Group Companies in the future.

28.	Insurances

Each of the Core Wind Group Companies has taken out such reasonable insurances (in such amounts as are prudent and customary) against all material risks normally insured against in respect of the business operated by the Core Wind Group Companies and such insurances are in full force and effect and may not be terminated by the insurer by reason of any material non-compliance by a Core Wind Group Company with the terms of such insurance or by reason of the transactions contemplated by the Transaction Documents and all premiums payable in respect of any insurance policy in which any Core Wind Group Company has an interest and which is material in the context of the Core Wind Group Companies’ business have been duly paid.

29.	Data and records

29.1	So far as VIP is aware, all material records, data and information of the Core Wind Group Companies are recorded, stored, maintained or operated by a Core Wind Group Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the control of a Core Wind Group Company.

29.2	So far as VIP is aware, no Core Wind Group Company has disclosed to any third party any such records, data and information as are referred to in paragraph 29.1 above, except for those data requested from any competent Regulatory Authority or as permitted in accordance with laws and regulations applicable to it.

30.	Not used

31.	Disclosure

All disclosure made to HET in the Wind Data Room and the VIP Disclosure Letter, so far as VIP is aware (having made reasonable enquiry), has been made in good faith and without any inclusion or omission which would make such disclosure materially misleading in the context of the transactions contemplated by this agreement.

32.	Tax

So far as VIP is aware, no material liabilities to Tax of any member of the Core Wind Group have arisen or are expected to arise, in respect of any period or part period that has ended on or before the entry into this agreement or is expected to end on or before Completion, in respect of, by reference to or in consequence of:

(a)	any income, profits or gains that have been earned, accrued or received on or before the entry into this agreement, or are expected to be earned, accrued or received on or before Completion;

(b)	any Event that has occurred on or before the entry into this agreement, or is expected to occur on or before Completion, including the contribution of any member of the Wind Group to H3G II;

(c)	the expected value of any asset or assets, the expected value or amount of any capital or liabilities or the expected net asset value or market capitalisation of any company, in each case by reference to a time or period falling on or before Completion; or

(d)	any period or part period that has ended on or before the entry into this agreement or is expected to end on or before Completion.

SCHEDULE 5

HET CLAIMS

References in this Schedule 5 to HET Claims exclude any claims relating to adjustments pursuant to clause 7 or Schedule 10 and any claims pursuant to clause 20.

1.	Acknowledgement

HET acknowledges and agrees that it is not aware of any matter or circumstance, save for those matters Fairly Disclosed, which in its reasonable opinion is inconsistent with any of the VIP Warranties or makes any of them untrue or inaccurate.

2.	Notice

If HET becomes aware of a matter or circumstance which is likely to give rise to a HET Claim, HET shall give notice to VIP specifying the relevant facts (including HET’s bona fide estimate, on a without prejudice basis, of the amount of such HET Claim) as soon as reasonably practicable after it becomes aware of that matter or circumstance. VIP shall not be liable for any Losses in respect of a HET Claim to the extent that they are increased, or are not reduced, as a result of any failure of HET to give notice as contemplated by this paragraph.

3.	Cooling-off period

Following Completion (and other than in relation to any claim under or for a breach of clauses 2 to 6 (inclusive), 22 or Schedule 9), without prejudice to paragraph 2 above, if HET becomes aware of a matter or circumstance which is likely to give rise to a HET Claim:

(a)	representatives of HET and VIP shall meet in person as soon as reasonably practicable following the date on which HET notified VIP in accordance with paragraph 2 and, during the period described in paragraph 3(b) below, use reasonable endeavours to resolve any proposed HET Claim without recourse to formal dispute resolution proceedings; and

(b)	HET shall not initiate formal dispute resolution proceedings against VIP in respect of such HET Claim until the date falling 30 days after the date on which HET notified VIP thereof in accordance with paragraph 2.

Nothing in this paragraph 3 shall prevent HET from seeking interim relief at any time to the extent necessary to preserve its rights.

4.	Exclusions

4.1	VIP shall not be liable in respect of a VIP Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	(except in respect of a VIP Fundamental Warranty Claim under paragraph 1, 2.1, 5, 6 or 7 of Schedule 4) is Fairly Disclosed;

(b)	(except in respect of a VIP Fundamental Warranty Claim under paragraph 1, 2.1, 5, 6 or 7 of Schedule 4) was:

(i)	specifically provided for (and not released prior to Completion) in the Wind Accounts at the Wind Accounts Date;

(ii)	specifically provided or reserved for in the Completion Statements; or

(iii)	specifically mentioned in a statement in any report forming part of the Wind Accounts where that statement constitutes Fair Disclosure of that matter or circumstance; or

(c)	has been made good without cost to HET or any Group Company.

4.2	VIP shall not be liable in respect of a HET Claim (other than any VIP Tax Non-Warranty Claim) to the extent that the relevant liability would not have arisen but for:

(a)	a change in legislation announced, or the withdrawal of any extra-statutory concession previously published by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Completion in the accounting policies adopted by the Group (other than a change made in order to comply with Accounting Policies from time to time).

4.3	VIP shall not be liable in respect of a VIP Disclosure Warranty Claim to the extent that such VIP Disclosure Warranty Claim is based on a failure or omission of VIP to disclose information to HET and such disclosure was not permitted by applicable Laws.

5.	De minimis claims

5.1	Subject to paragraph 5.4, VIP shall not be liable in respect of any HET Claim (other than a VIP Disclosure Warranty Claim, a VIP Indemnity Claim or a VIP Tax Non-Warranty Claim) unless the amount of damages to which HET would, but for this paragraph, be entitled as a result of that HET Claim is at least EUR10,000,000.

5.2	Subject to paragraph 5.4, VIP shall not be liable in respect of any VIP Disclosure Warranty Claim unless the amount of damages to which HET would, but for this paragraph, be entitled as a result of that VIP Disclosure Warranty Claim is at least EUR50,000,000.

5.3	Subject to paragraph 5.4, VIP shall not be liable in respect of any VIP Litigation Indemnity Claim unless the amount of damages to which HET would, but for this paragraph, be entitled as a result of that VIP Litigation Indemnity Claim is at least EUR15,000,000.

5.4	If more than one HET Claim arises from, or is caused by, the same or similar matters or circumstances and the aggregate amount of damages to which HET would be entitled as a result of those HET Claims is equal to or exceeds the sum specified in paragraph 5.1, 5.2 or 5.3 (as applicable), such paragraph shall not apply to any of those HET Claims.

6.	Threshold

6.1	VIP shall not be liable in respect of any HET Claim (other than a VIP Fundamental Warranty Claim, a VIP Disclosure Warranty Claim, a VIP Dormant Company Indemnity Claim or a HET Tax Claim) unless the amount of all such HET Claims (including all such HET Claims which might have been made but for the operation of this paragraph) exceeds EUR150,000,000, in which case HET shall be entitled to all amounts resulting from those HET Claims (and not just the excess over that sum).

6.2	For the avoidance of doubt, HET may give notice of any single HET Claim in accordance with and for the purpose of paragraph 2 of this Schedule, irrespective of whether, at the time the notice is given, the amount set out in this paragraph has been exceeded.

7.	Aggregate limit

7.1	Subject to paragraph 7.2, the maximum aggregate liability of VIP in respect of any and all HET Claims (other than a VIP Dormant Company Indemnity Claim or a VIP Tax Non-Warranty Claim) shall not exceed EUR1,000,000,000.

7.2	The maximum aggregate liability of VIP determined under paragraph 7.1 shall be increased by the amount of any interest payable by VIP in respect of any payment not made when due under this agreement.

8.	Time limits

8.1	Subject to paragraph 8.6, VIP shall not be liable for any HET Claim (other than a VIP Fundamental Warranty Claim, a VIP Disclosure Warranty Claim, a VIP Indemnity Claim or a HET Tax Claim) unless VIP receives from HET notice of such HET Claim before the first anniversary of the publication of the first audited annual accounts of H3G II after Completion.

8.2	Subject to paragraph 8.6, VIP shall not be liable for any VIP Fundamental Warranty Claim unless VIP receives from HET notice of such VIP Fundamental Warranty Claim before the date falling 30 months after the date of Completion.

8.3	Subject to paragraph 8.6, VIP shall not be liable for any VIP Disclosure Warranty Claim unless VIP receives from HET notice of such VIP Disclosure Warranty Claim before the third anniversary of the date of Completion.

8.4	Subject to paragraph 8.6, VIP shall not be liable for any VIP Indemnity Claims unless VIP receives from HET notice of such VIP Indemnity Claim before the date on which VIP and its Affiliates cease (directly or indirectly) to hold any H3G II Shares.

8.5	VIP shall not be liable for any HET Tax Claim unless VIP receives from HET notice of such HET Tax Claim before the expiry of six months after the period in which, under applicable Laws and practice of the jurisdiction in which the Taxation liability giving rise to the HET Tax Claim has arisen, the relevant Taxation Authority is entitled to bring an action, claim or proceeding relating to that Taxation liability or is otherwise able to enforce such Taxation liability against the relevant Wind Group Company, as possibly extended by any applicable Tax laws (including, without limitation, Article 43 of Italian Presidential Decree 29 September 1973, no. 600, as subsequently amended, and Article 57 of Italian Presidential Decree 26 October 1972, no. 633, as subsequently amended).

8.6	VIP shall not be liable for any HET Claim (other than a HET Tax Claim) unless VIP receives from HET notice of such HET Claim before the date on which VIP and its Affiliates cease (directly or indirectly) to hold any H3G II Shares.

9.	Waiver of rights

9.1	VIP agrees with HET and each employee of a Group Company to waive any rights or claims which VIP may have against any employee of a Group Company or any Group Company in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by a Group Company or such employee in connection with the giving of the VIP Warranties and the preparation of any disclosures. The provisions of this paragraph:

(a)	may with the prior written consent of HET be enforced by any Group Company or any employee of a Group Company against VIP under the Contracts (Rights of Third Parties) Act 1999; and

(b)	may be varied or terminated by agreement between the Shareholders (and HET may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this paragraph) without the consent of any Group Company or any such employee.

9.2	If HET makes a HET Claim, VIP agrees with HET and HET Solicitors to waive any rights or claims which it may have to recover a contribution from, or otherwise against, HET Solicitors in respect of such claim.

10.	Mitigation

Nothing in this agreement shall be deemed to relieve the relevant Party from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it.

11.	Recovery from third parties

11.1	If:

(a)	VIP makes a payment in respect of a HET Claim (other than a Tax Gross Up Claim) (the amount of such payment, to the extent it does not comprise interest on a late payment, being the VIP Damages Payment);

(b)	within 12 months of the making of such payment any Group Company or HET or another member of the HET Group receives any sum or Relief, other than from a Group Company, HET or another member of the HET Group, which would not have been received but for the matter or circumstance giving rise to the relevant HET Claim (the VIP Third Party Sum);

(c)	the receipt of the VIP Third Party Sum was not taken into account in calculating the VIP Damages Payment; and

(d)	the aggregate of the VIP Third Party Sum (or, 50% of the VIP Third Party Sum if such payment was received by a Group Company) and the VIP Damages Payment exceeds the amount required to compensate HET in full for the matter or circumstance which gave rise to the relevant HET Claim (such excess being the VIP Excess Recovery), subject to paragraph 11.2, HET shall, as soon as practicable following receipt of the VIP Third Party Sum by it or the Group Company concerned, pay to VIP an amount equal to the lower of (i) the VIP Excess Recovery and (ii) the VIP Damages Payment, after deducting (in either case) all reasonable costs incurred by HET or the other member of the HET Group (or 50% of costs incurred by any Group Company) in recovering the VIP Third Party Sum and any and all Taxation payable by HET or any Group Company or the other member of the HET Group by virtue of its receipt.

11.2	Where the person concerned receives a Relief as referred to in clause 11.1(b), a payment shall not be made to VIP before the date on which the Tax that would have been payable but for the Relief would have become recoverable by the appropriate Taxation Authority (taking account of other Reliefs available or that would otherwise have been available).

12.	Insurance

Without prejudice to HET’s duty to mitigate any loss in respect of any HET Claim, if in respect of any matter which would otherwise give rise to a HET Claim, any of the Group Companies has actually recovered under any policy of insurance, the amount of insurance monies to which that Group Company is or would have been entitled shall proportionately reduce that HET Claim (after deducting any reasonable costs incurred in making such recovery and any tax incurred as a result of the receipt of such recovery).

13.	Remedy of breaches

Other than in respect of any breaches dealt with under clause 23.3, if, following Completion, the matter or circumstance giving rise to a HET Claim is capable of remedy, VIP shall have no liability in respect of that HET Claim if the relevant matter or circumstance is remedied (at no material cost to any Group Company, HET or any person connected with HET) within 30 days of the date on which VIP is given notice as contemplated by paragraph 2 of this Schedule in relation to that matter or circumstance. HET shall procure (a) that VIP is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and (b) that each relevant Group Company shall provide all reasonable assistance to VIP to remedy the relevant matter or circumstance. Nothing in this paragraph 13 shall prevent HET from seeking interim relief at any time to the extent necessary to preserve its rights.

14.	Consequential loss etc.

VIP shall have no liability for any indirect or consequential losses or any punitive or aggravated damages arising out of any matter or circumstance giving rise to a HET Claim.

15.	No limitation or exclusion for fraud

Nothing in this Schedule shall limit or exclude any liability for fraud or fraudulent misrepresentation.

SCHEDULE 6

HET WARRANTIES

1.	Ownership of the Contribution Shares

1.1	The H3G II Shares constitute 100% of the issued and allotted share capital of H3G II, are fully paid up and have been properly and validly allotted. There is no Encumbrance on, over or affecting any of the H3G II Shares.

1.2	The H3G II Shares will at the date of Completion be legally and beneficially owned by HET, and HET will be entitled to transfer or procure the transfer of the full legal and beneficial ownership in the H3G II Shares to H3G II on the terms and subject to the conditions set out in this agreement.

1.3	Neither HET nor any member of the 3 Italia Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the H3G II Shares (other than pursuant to this agreement or the transactions contemplated by it).

1.4	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any H3G II Shares or any of the shares in the capital of any Subsidiary (including an option or right of pre-emption or conversion).

1.5	No H3G II Share has been issued and no transfer of H3G II Shares has been registered otherwise than in accordance with the articles of association of H3G II from time to time in force and all such transfers have been duly stamped unless a valid exemption applies to any such transfer.

2.	Subsidiaries and associates

2.1	The shares, details of which are set out opposite “issued capital” under the relevant 3 Italia Group Company’s name in Part 1 of Schedule 1, constitute the whole of the issued and allotted share capital of that 3 Italia Group Company, are fully paid (or properly credited as fully paid), have been properly and validly allotted, are, except in the case of the 33,684,882 shares in 3 Italia (equal to 2.586% of the relevant share capital), legally and beneficially owned by HET or another wholly-owned member of the 3 Italia Group, and are free from all Encumbrances.

2.2	No 3 Italia Group Company is the holder or beneficial owner of, nor has agreed to acquire, any shares of any other corporation.

2.3	Neither HET nor any member of the 3 Italia Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the shares in the capital of any Subsidiary, or any interest therein, to any person.

2.4	No shares in the capital of the 3 Italia Group Companies have been issued and no transfer of shares in the capital of the 3 Italia Group Companies has been registered otherwise than in accordance with the articles of association of the relevant 3 Italia Group Company from time to time in force and all such transfers have been duly stamped unless a valid exemption applies to any such transfer.

3.	Incorporation of the 3 Italia Group Companies and extraordinary transactions

3.1	Each 3 Italia Group Company is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or partnership powers and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, and as contemplated to be owned upon Completion.

3.2	There are no outstanding contractual payment obligations for any 3 Italia Group Company deriving from any completed or contemplated acquisition or disposal of all or part of a business or any shareholding, partnership or other equity or participation interest by, of or in any 3 Italia Group Company, in each case for a consideration exceeding EUR 10,000,000 or equivalent having taken place since 1 January 2012.

4.	Not used

5.	Capacity and consequences of entering into this agreement

5.1	Each of HET, the HET Guarantor and the 3 Italia Group Companies has the power and authority to execute and deliver this agreement and any of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary and obtained all corporate authorisations necessary to authorise such execution and delivery and the performance of such obligations.

5.2	The execution and delivery by each of HET, the HET Guarantor and the 3 Italia Group Companies of this agreement or any of the other Transaction Documents to which it is or will be a party and the performance of the obligations under it and each of them do not and will not:

(a)	in any material respects conflict with or constitute a default or breach under any provision of:

(i)	its articles of association, by-laws or equivalent constitutional documents; or

(ii)	any applicable law or regulation by which it or a member of the 3 Italia Group is bound; or

(iii)	any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction by it or a member of the 3 Italia Group is bound; or

(b)	result in the creation or imposition of any Encumbrance over any of the H3G II Shares, shares of any 3 Italia Group Company, or any of the property or assets of any 3 Italia Group Company pursuant to the terms of any agreement or instrument to which it or any member of the 3 Italia Group is party.

6.	Valid obligations

This agreement and the other Transaction Documents (other than the Completion FinCo Articles and the Completion H3G II Articles) constitute or will, when executed by HET, the HET Guarantor or a member of the 3 Italia Group (as applicable), constitute legal, valid and binding obligations, enforceable against such party in accordance with their terms.

7.	Solvency

7.1	No administrator has been appointed in respect of the whole or any part of the assets or undertaking of HET, the HET Guarantor or any 3 Italia Group Company, nor has any order been made by or petition presented or application made for the appointment of an administrator in respect of any of HET, the HET Guarantor or the 3 Italia Group Companies. No documents have been filed with the court for the appointment of such an administrator and so far as HET is aware nor has any notice of intention to appoint such an administrator been given by any such person.

7.2	No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person in respect of the whole or any part of the assets or undertaking of HET, 3 Italia S.p.A., the HET Guarantor or any 3 Italia Group Company.

7.3	No order has been made, meeting convened and no resolution has been passed for the winding up of HET, the HET Guarantor or any 3 Italia Group Company or for the appointment of a liquidator or provisional liquidator to HET, the HET Guarantor or any 3 Italia Group Company and, so far as HET is aware, no petition has been presented for that purpose.

7.4	Neither HET, the HET Guarantor nor any 3 Italia Group Company is insolvent or unable to pay its debts and neither HET, the HET Guarantor nor any 3 Italia Group Company has stopped paying its debts as they fall due and each of HET, the HET Guarantor and the 3 Italia Group has no unsatisfied judgment or court order outstanding against it and is capable of meeting its liabilities as and when they fall due.

7.5	No voluntary arrangement, moratorium of any indebtedness, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned in respect of HET, the HET Guarantor or a 3 Italia Group Company.

7.6	Outside the Republic of Italy and the Grand Duchy of Luxembourg, no event or circumstance has occurred or exists analogous to those described in paragraphs 7.1 to 7.5 in respect of HET, the HET Guarantor or any 3 Italia Group Company in any applicable jurisdiction.

7.7	All material charges in favour of each 3 Italia Group Company required to be registered have been so registered to comply with all necessary formalities as to the registration or otherwise in any applicable jurisdiction.

8.	Statutory books, records, memoranda, articles of association and filings

8.1	Each of the 3 Italia Group Companies has at all times carried on business and conducted its affairs in all material respects in accordance with its memorandum and articles of association (or equivalent documents) for the time being in force.

8.2	The statutory books (including all registers and minute books) of each of the 3 Italia Group Companies required to be kept by applicable law in its jurisdiction of incorporation have in all material respects been properly kept, reflect all material transactions carried out by the relevant company and comprise in all material respects accurate and complete records of the matters with which they should deal and there has been no notice of any proceedings to correct or rectify any such statutory books (including all registers and minute books). The shareholders’ ledger of each 3 Italia Group Company (where applicable) accurately reflect the ownership of the relevant shareholding.

8.3	None of the 3 Italia Group Companies is currently in default in the filing of any accounts, documents or returns required by any applicable law (including, for the avoidance of doubt, regulations, directives, statutes and legislations) to be delivered or made by any of the 3 Italia Group Companies to any competent authority.

8.4	The statutory books (including all registers and minute books) of each 3 Italia Group Company are in their possession or under their control.

8.5	The copies of the memorandum and articles of association (or equivalent document) of each of the 3 Italia Group Companies included in the 3 Italia Data Room are complete and accurate in all material respects.

9.	Filings and consents

9.1	Except to the extent relevant to the conditions precedent set out in clause 9.1, each of HET, the HET Guarantor and the 3 Italia Group Companies has obtained all governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to execute, deliver and perform its obligations under this agreement or any of the other Transaction Documents to which it is or will be a party.

9.2	Other than as contemplated by this agreement:

(a)	no governmental, statutory or regulatory announcement, consultations, notices, reports or filings are required to be made by HET, the HET Guarantor or a member of the 3 Italia Group in connection with the transactions contemplated by this agreement or any of the other Transaction Documents; and

(b)	no consents, approvals, registrations, authorisations, licences, orders, grants, permissions, waivers, exemptions or permits are required to be obtained by HET, the HET Guarantor or a member of the 3 Italia Group in connection with the execution and performance of this agreement or any of the other Transaction Documents, where a failure to make or obtain such notices or approvals contemplated above would (i) have a Material Adverse Effect or (ii) prevent, delay or make illegal or invalid the execution or performance of this agreement or any of the Transaction Documents.

9.3	The transactions contemplated under this agreement constitute a disclosable transaction for the HET Guarantor under the Hong Kong Listing Rules in effect at the date of this agreement and do not require the approval of the shareholders of the HET Guarantor or any shareholder circular to be dispatched. The HET Guarantor is not, to its knowledge, required, under applicable Laws at the date of this Agreement other than the Hong Kong Listing Rules, to make any announcement or to make available for public review the Transaction Documents.

For the avoidance of doubt, clause 14.5 applies to this paragraph 9.

10.	Compliance with laws

10.1	No 3 Italia Group Company has, since 1 January 2012, received written notice from any supranational, national or local governmental, administrative or regulatory body or any public prosecutor or enforcement agency that it is in material violation of, or in material default with respect to, any applicable Law or any decision or judgment of any court or any such body or agency having jurisdiction over such 3 Italia Group Company, including an Economic Sanctions Law.

10.2	In connection with the businesses of the 3 Italia Group and this agreement, no 3 Italia Group Company nor any of their respective directors, officers or employees nor, so far as HET is aware, any of their respective agents or affiliates: (a) have made, offered or promised to make any Prohibited Payment, or (b) have engaged in acts or transactions otherwise in violation of applicable Anti-corruption Laws, or (c) have caused or shall cause any other person to violate, or incur any liability in connection with, any Anti-corruption Law, or (d) since 1 January 2012 have engaged or is engaging in any activity, practice or conduct (or failure to act) which would constitute a crime under any applicable law, in each case which may trigger or give rise to a liability of that 3 Italia Group Company. Each 3 Italia Group Company has in place adequate procedures designed to ensure that its respective owners, shareholders, directors, officers, employees and agents acting on behalf of any of the foregoing comply with all applicable Anti-corruption Laws, including the adoption and effective implementation of an adequate Organizational Model under, and for purposes of, the Italian Legislative Decree no. 231 of 2001 and do not make any Prohibited Payments.

10.3	None of the owners or investors (including any and all ultimate beneficial owners), shareholders, officers, directors or employees nor, so far as HET is aware, the agents or affiliates of the 3 Italia Group is a Government Official, is an immediate family member of a Government Official, or is acting on behalf of or shares a financial interest in the transactions established by this agreement with any Government Official. No Government Official has control over the 3 Italia Group or any of their Affiliates, and no Government Official has any direct or indirect ownership of or interest in the monies, proceeds, or other benefits that may arise from the transactions established by this agreement or related agreements.

10.4	So far as HET is aware, no 3 Italia Group Company nor any director, officer, employee or agent of any 3 Italia Group Company has engaged or is engaging in any activity, practice or conduct (or failure to act) which would constitute a violation or an offence under any applicable Anti-corruption Laws, Anti-money Laundering Laws or Economic Sanctions Laws or any criminal laws which triggers or gives rise to a liability of that 3 Italia Group Company. Each 3 Italia Group Company has in place adequate procedures designed to prevent any of the above individuals or entities from undertaking any such conduct, including the adoption and effective implementation of an adequate Organizational Model under, and for purposes of, the Italian Legislative Decree no. 231 of 2001.

10.5	Since 1 January 2012, no 3 Italia Group Company nor any director, officer, employee or, so far as HET is aware, agent of any 3 Italia Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any supranational, national or local governmental, administrative or regulatory body or any public prosecutor, court or enforcement agency or any customer regarding any offence or alleged offence under any applicable competition, anti-bribery and/or anti-money laundering laws or rules and which triggers or gives rise to a liability of that 3 Italia Group Company, and no such investigation, inquiry or proceedings have been threatened in writing and, so far as HET is aware, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

For the avoidance of doubt, clause 14.5 applies to this paragraph 10.

11.	Fundamental Regulatory Licences

11.1	Save as agreed by the Shareholders to be disposed of, the 3 Italia Group Companies possess all the Fundamental 3 Italia Group Licences and the same have been obtained and are valid and subsisting and no notice or allegation of breach in respect of the Fundamental 3 Italia Group Licences has been received from any third party.

11.2	The 3 Italia Group Companies are compliant with all regulatory obligations in connection with the Fundamental 3 Italia Group Licences including, but not limited to, those mentioned under AGCOM’s resolution No. 621/11/CONS (such as: (a) obligation of transparency, (b) obligation of non-discrimination, (c) obligations of access to and use of specific network facilities, and (d) obligation of price control and cost accounting) in the market of voice call termination on individual mobile networks.

12.	Regulatory

12.1	Save as agreed by the Shareholders to be disposed of, the 3 Italia Group Companies possess all Non-Fundamental 3 Italia Group Licences and the same have been obtained and are valid and subsisting and no notice or allegation of breach in respect of the Non-Fundamental 3 Italia Group Licences has been received from any third party.

12.2	The 3 Italia Group Companies are compliant with all regulatory obligations in connection with the Non-Fundamental 3 Italia Group Licences.

13.	Material Contracts

13.1	The 3 Italia Data Room includes full and accurate copies of all Material Contracts relevant to the 3 Italia Group.

13.2	No 3 Italia Group Company is a party to any Material Contract which is under notice of material breach, invalidity or termination, such notice not being frivilous or vexatious and, so far as HET is aware, other than in respect of the transactions contemplated by the Transaction Documents, no event has occurred which would entitle any third party or the relevant 3 Italia Group Company to give such notice.

13.3	No Material Contract was entered into by a 3 Italia Group Company otherwise than (a) in the ordinary course of business and (b) on arm’s length terms. Each Material Contract entered into by a 3 Italia Group Company has been duly executed by the parties thereto, and constitutes the legal, valid, binding and enforceable obligation of the 3 Italia Group Company concerned in accordance with its terms, and so far as HET is aware, is legal, valid and binding upon each of the other parties to such Material Contract.

14.	Intercompany Agreements

14.1	The 3 Italia Data Room lists all of the agreements and arrangements, in whatever form (including de facto relationships and agreements entered into verbally) in force as of the date of this agreement between the 3 Italia Group Companies and current or former related parties, as defined by IAS 24 (other than between related parties that are 3 Italia Group Companies) (the 3 Italia Intercompany Agreements).

14.2	No 3 Italia Intercompany Agreement was entered into by a 3 Italia Group Company otherwise than (a) in the ordinary course of business and (b) on arm’s length terms.

14.3	No 3 Italia Group Company is in breach of a 3 Italia Intercompany Agreement and no circumstances exist which likely to give rise to such a breach. There are no claims outstanding against a 3 Italia Group Company in relation to any 3 Italia Intercompany Agreement.

15.	Employees

15.1	The 3 Italia Data Room includes:

(a)	full and accurate anonymised compensation details of all 3 Italia Senior Managers;

(b)	an outline of all principal benefits of all employees of the 3 Italia Group Companies; and

(c)	standard form contracts which are the standard terms and conditions upon which employees of the 3 Italia Group Companies (other than those of the 3 Italia Senior Managers) are employed or have been offered employment.

15.2	The 3 Italia Group Companies have, since 1 January 2012, complied in all material respects with their obligations to employees under applicable European and domestic legislation (including applicable minimum wage, immigration, health and safety and compulsory and complementary health insurance and/or social security legislation), regulations, terms and conditions of employment and other agreements and arrangements, including all applicable collective bargaining agreements.

15.3	Since 1 June 2012, no material claim has been issued against any 3 Italia Group Company by any of its employees in respect of their employment which, if adversely determined, would, alone or together with any other such material claim(s), result in a liability of a 3 Italia Group Company in excess of EUR 10,000,000.

15.4	None of the employees and/or director and/or officers of any 3 Italia Group Company is entitled to (a) any bonuses and/or extraordinary payments triggered by the transactions contemplated by the Transaction Documents; (b) any incentive plan, including stock options and equity-linked benefits; and/or (c) pre-agreed payments which are payable in the event of the termination of their working relationships with a 3 Italia Group Company in each case in excess of EUR 1,000,000.

15.5	No 3 Italia Group Company has received from any employee any notice announcing or threatening the filing of claims for damages, different qualification or additional compensation from the relevant 3 Italia Group Company, including the fair award provided for under article 64, section 2 of Legislative Decree 10 February 2005, no. 30, or to apply for re-hiring on the grounds of, inter alia, illegitimate termination of their employment.

15.6	There are no persons (other than the current employees of the 3 Italia Group Companies) who currently render, or rendered, services to any of the 3 Italia Group Companies, who claimed, or may claim, that they should be qualified as employees of any of the 3 Italia Group Companies which, if adversely determined, would, alone or together with any other such material claim(s), result in a liability of a 3 Italia Group Company in excess of EUR 10,000,000.

15.7	Each collective agreement between any of the 3 Italia Group Companies and any trade union, staff association, works council or any other body representing workers has been established in accordance with Italian law and the 3 Italia Group Companies have fully complied with the same.

16.	Pensions

16.1	No 3 Italia Group Company:

(a)	is a party to nor participates in nor contributes to any scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, disability, or other like benefits for any employee or for the widow, widower, child or dependant of any employee;

(b)	has given any undertaking or assurance (whether legally enforceable or not) as to the continuance, introduction, improvement or increase of any benefit of a kind described above or is paying or has in the last two years paid any such benefit to (in either case) any employee or any widow, widower, child or dependant of any employee.

16.2	All material details of any 3 Italia Scheme, including all 3 Italia Scheme Documents, in respect of the 3 Italia Group are included in the 3 Italia Data Room.

16.3	Each 3 Italia Group Company has complied with all its obligations under the 3 Italia Scheme Documents and all codes of practice and laws applicable to such 3 Italia Scheme Documents.

16.4	All the mandatory and/or complementary pension and/or healthcare schemes joined by the employees of any of the 3 Italia Group Companies are defined contribution with no refunding obligations for any of the 3 Italia Group Companies.

17.	Litigation

No 3 Italia Group Company is aware of any material litigation, arbitration or administrative proceeding which is in progress to which it is a defendant in or otherwise a party to and which, if adversely determined, would, on a standalone basis or in the aggregate with other proceedings of the same or similar nature, (a) result in a judgment in excess of EUR 10,000,000, (b) have a Material Adverse Effect, or (c) prevent, delay or make illegal or invalid the execution or performance of this agreement or any of the Transaction Documents. So far as HET is aware, no such proceeding has been filed or has been threatened in writing against any 3 Italia Group Company. There is no outstanding obligation in excess of EUR 10,000,000 upon any 3 Italia Group Company arising from any settlement of any material proceedings or any other material claim.

18.	Accounts

18.1	The 3 Italia Italian Group Companies Accounts:

(a)	were prepared in accordance with:

(i)	all applicable law and in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standard Board (IASB); and

(ii)	the respective interpretations (SIC/IFRIC) adopted by the European Commission in accordance with the procedure set forth in EC Regulation no. 1606/2002 by European Parliament and by the European Council on 19 July 2002;

(b)	have been prepared on the same bases and policies of accounting as the published statutory accounts of the relevant 3 Italia Group Company to which they refer, consistently applied, for the preceding accounting reference period;

(c)	have been validly approved by each 3 Italia Group Company in accordance with all applicable laws;

(d)	have been audited by PricewaterhouseCoopers S.r.l.; and

(e)	except as expressly described therein, are not affected by any material exceptional items.

18.2	All the formalities (also including the relevant disclosures) provided for by any applicable laws have been duly, fully and timely carried out.

18.3	The H3G II Accounts:

(a)	were prepared in accordance with:

(i)	all applicable law and in accordance with Luxembourg Generally Accepted Accounting Principles (LuxGAAP); and

(ii)	the respective interpretations (SIC/IFRIC) adopted by the European Commission in accordance with the procedure set forth in EC Regulation no. 1606/2002 by European Parliament and by the European Council on 19 July 2002;

(b)	have been prepared on the same bases and policies of accounting as the published statutory accounts of HET, consistently applied, for the preceding accounting reference period;

(c)	have been included in the consolidated accounts of HWL, forming the largest body of undertakings of which the H3G II forms a part as a subsidiary undertaking; and

(d)	have not been audited.

19.	Management Accounts

19.1	The unaudited management accounts of the 3 Italia Group Companies for the period since the 3 Italia Accounts Date (the 3 Italia Management Accounts) have been prepared in good faith on a basis consistent with the basis employed in such accounts for the immediately preceding 12 months.

20.	Changes since the 3 Italia Accounts Date

Since the 3 Italia Accounts Date:

(a)	the 3 Italia Group Companies have carried on their business in the ordinary and usual course so as to maintain the business as a going concern;

(b)	no substantial supplier, distributor, agent, business finder or customer has ceased or substantially reduced its trade with the 3 Italia Group Companies so as to cause a Material Adverse Effect;

(c)	no 3 Italia Group Company has declared, paid or made a dividend or other distribution (whether in cash, stock or in kind);

(d)	no resolution of the shareholder of any 3 Italia Group Company in its capacity as a shareholder of a 3 Italia Group Company has been passed;

(e)	no 3 Italia Group Company has issued or agreed to issue any share or loan capital or other similar interest;

(f)	no 3 Italia Group Company has repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or undertaken an obligation to do any of those things;

(g)	no change has occurred in the accounting methods, principles or practices applied by a 3 Italia Group Company and there has been no revaluation by any 3 Italia Group Company of any of its assets; and

(h)	there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of any 3 Italia Group Company.

21.	Indebtedness

21.1	No 3 Italia Group Company has outstanding any External Debt other than that which is Fairly Disclosed in the 3 Italia Accounts or the 3 Italia Management Accounts.

21.2	No 3 Italia Group Company has since the 3 Italia Accounts Date repaid, or become liable to repay, any External Debt in advance of its normal or originally stated maturity and no External Debt has become capable of being declared due and payable or has been declared on demand before its normal or originally stated maturity and no Encumbrance in relation to such External Debt has become enforceable or has been enforced and, no event has occurred which is an event of default (or an event or circumstance which would with the expiry of a grace period, the giving of notice, the making of any determination under the relevant document or any combination of any of the foregoing be an event of default) under or breach of any terms of any External Debt of any 3 Italia Group Company, in each case which entitles the lender in respect of such arrangement to require the relevant 3 Italia Group Company to repay the relevant External Debt prior to its normal or originally stated maturity.

21.3	No 3 Italia Group Company has outstanding any obligations in respect of a derivative transaction, including any foreign exchange transaction.

21.4	No 3 Italia Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy, or financial assistance from any governmental department or other body.

21.5	No 3 Italia Group Company has lent any money or is otherwise a creditor in respect of an External Debt other than in the ordinary course of its trade or, provided that such agreement has been entered into in compliance with the 3 Italia Facilities Agreement, to another 3 Italia Group Company (in an aggregate amount that has been Fairly Disclosed).

21.6	The Security Interests affecting any 3 Italia Group Company or any of its assets have all been granted in accordance with the 3 Italia Financing Documents and constitute all Encumbrances affecting such 3 Italia Group Company or any of its assets.

22.	Guarantees and indemnities

No 3 Italia Group Company is a party to a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to the obligations of a third party (other than another 3 Italia Group Company or as required or permitted by the 3 Italia Financing Documents).

23.	Assets

23.1	The material assets of each 3 Italia Group Company included in the 3 Italia Accounts or acquired since the 3 Italia Accounts Date and all other material assets used or employed by the 3 Italia Group are either the absolute property of such 3 Italia Group Company free from any Encumbrance or such 3 Italia Group Company has a right to use such material assets and together comprise all the assets necessary for the purposes of continuing to carry on the business of the 3 Italia Group Companies materially as carried on at the date of this agreement.

23.2	Except for current assets offered for sale or sold in the ordinary course of trading, no 3 Italia Group Company has since the 3 Italia Accounts Date disposed of (or agreed to dispose of) any of the assets included in the 3 Italia Accounts or any assets acquired or agreed to be acquired since the 3 Italia Accounts Date.

24.	Real estate

24.1	The 3 Italia Group Companies have full ownership and/or good title to each of the 3 Italia Properties, and such titles have been duly recorded in the competent registry under applicable Laws.

24.2	The lease agreements and any arrangements (including licences and concessions) for any 3 Italia Properties (including access and rights of way and usage) entered into by the 3 Italia Group Companies are in full force and effect and valid. No party is in breach of any of the lease agreements and, so far as HET is aware, there is no fact, matter or circumstance which could result in any liability of a 3 Italia Group Company in respect of any non-performance and/or non-compliance with the terms of such lease agreements and/or relevant applicable law, that would in each case or in the aggregate have a Material Adverse Effect.

25.	3 Italia Sites

25.1	A list of the 3 Italia Sites has been disclosed in the 3 Italia Data Room.

25.2	The 3 Italia Sites have all prescribed material licences, permits, concessions and authorisations required for their operation under applicable laws and regulations, save for those issues affecting such licences, permits, concessions and authorisations that are not reasonably expected to cause in aggregate a Material Network Effect.

26.	Intellectual Property Rights

26.1	HET has delivered to VIP a list (as set out in the 3 Italia Data Room) of all patents, registered trademarks, registered service marks, registered designs, domain names or other registered Intellectual Property Rights of which a 3 Italia Group Company is the registered proprietor or for which application has been made by a 3 Italia Group Company (the 3 Italia IPRs).

26.2	There is no Encumbrance on, over or affecting any of the 3 Italia IPRs.

26.3	So far as HET is aware, all Intellectual Property Rights required by each 3 Italia Group Company which is material for the purpose of carrying on its business as currently carried on are vested solely and beneficially in or are licensed to a 3 Italia Group Company.

26.4	So far as HET is aware, there has, since the 1 January 2012, been: (a) no unauthorised use in Italy or the Grand Duchy of Luxembourg of any Intellectual Property Right referred to in paragraph 26.3 above by a third party; and (b) no unauthorised use of a third party’s Intellectual Property Rights by a 3 Italia Group Company.

26.5	All registration and renewal fees have been paid in relation to all 3 Italia IPRs.

26.6	No 3 Italia Group Company trades under any business name other than its corporate name.

26.7	Since 1 January 2012, no 3 Italia Group Company has received written notice, such notice being frivolous or vexatious, alleging breach of: (a) any licences which have been granted to a 3 Italia Group Company relating to the Intellectual Property Rights referred to in paragraph 26.3 above that are licensed to a 3 Italia Group Company; or (b) any licences which have been granted by any 3 Italia Group Company relating to the Intellectual Property Rights referred to in 26.3 above, nor so far as HET is aware, has there been a breach of such licence by a 3 Italia Group Company, in each case where such breach has had a Material Adverse Effect.

27.	Information Technology

For the purposes of this paragraph, 3 Italia Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are material to any 3 Italia Group Company in connection with the operation of its business as currently conducted.

(a)	Each 3 Italia Group Company has all licences and agreements necessary to use and maintain the 3 Italia Systems (collectively, 3 Italia IT Agreements) and such 3 Italia IT Agreements are in full force and effect.

(b)	Since 1 January 2012, no 3 Italia Group Company has received written notice that it is in breach of any 3 Italia IT Agreement and, so far as HET is aware, no counterparty has during that period been in material breach of any 3 Italia IT Agreement. Since 1 January 2012, there have been no security breaches, data loss, breakdowns, malfunctions, data termination or expiry, failures or other defects in the 3 Italia Systems which have had a Material Adverse Effect.

(c)	The 3 Italia Systems:

(i)	are in good repair and condition and in satisfactory working order consistent with their age;

(ii)	are (subject to fair wear and tear) capable of doing the work for which they were designed and purchased or are currently used; and

(iii)	have through their period of ownership or use by the relevant 3 Italia Group Company been maintained or serviced on the basis that the relevant 3 Italia Group Company would continue to operate the business of the 3 Italia Group Companies in the future.

28.	Insurances

Each of the 3 Italia Group Companies has taken out appropriate insurances (in such amounts as are prudent and customary) against all risks normally insured against in respect of the business operated by the 3 Italia Group Companies and such insurances are in full force and effect and may not be terminated by the insurer by reason of any non-compliance by a 3 Italia Group Company with the terms of such insurance or by reason of the transactions contemplated by the Transaction Documents and all premiums payable in respect of any insurance policy in which any 3 Italia Group Company has an interest and which is material in the context of the 3 Italia Group Companies’ business have been duly paid.

29.	Data and records

29.1	So far as HET is aware, all material records, data and information of the 3 Italia Group Companies are recorded, stored, maintained or operated by a 3 Italia Group Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the control of a 3 Italia Group Company.

29.2	So far as HET is aware, no 3 Italia Group Company has disclosed to any third party any such records, data and information as are referred to in paragraph 29.1 above, except for those data requested from any competent Regulatory Authority or as permitted in accordance with laws and regulations applicable to it.

30.	Withheld Contracts

30.1	The costs to be incurred by H3G II pursuant to the 3 Italia Withheld Contracts are accurately reflected in the Agreed Business Plan in respect of the period to which such business plan refers.

30.2	H3G II has provided information on the 3 Italia Withheld Contracts which is in all material respects accurate and complete in order to respond to questions arising in the course of preparation of the Merger Integration Plan and, as a result, the costs of termination set out in the 3 Italia Withheld Contracts are correctly represented in the Merger Integration Plan taking into account the relevant assumptions made in the Merger Integration Plan (including as to timing of termination of the 3 Italia Withheld Contracts).

31.	Disclosure

All disclosure made to VIP in the 3 Italia Data Room and the HET Disclosure Letter, so far as HET is aware (having made reasonable enquiry), has been made in good faith and without any inclusion or omission which would make such disclosure materially misleading in the context of the transactions contemplated by this agreement.

32.	Tax

So far as HET is aware, no material liabilities to Tax of any member of the 3 Italia Group have arisen or are expected to arise, in respect of any period or part period that has ended on or before the entry into this agreement or is expected to end on or before Completion, in respect of, by reference to or in consequence of:

(a)	any income, profits or gains that have been earned, accrued or received on or before the entry into this agreement, or are expected to be earned, accrued or received on or before Completion;

(b)	any Event that has occurred on or before the entry into this agreement, or is expected to occur on or before Completion;

(c)	the expected value of any asset or assets, the expected value or amount of any capital or liabilities or the expected net asset value or market capitalisation of any company, in each case by reference to a time or period falling on or before Completion; or

(d)	any period or part period that has ended on or before the entry into this agreement or is expected to end on or before Completion.

SCHEDULE 7

VIP CLAIMS

References in this Schedule 7 to VIP Claims exclude any claims relating to adjustments pursuant to clause 7 or Schedule 10 or any claims pursuant to clause 20.

1.	Acknowledgement

VIP acknowledges and agrees that it is not aware of any matter or circumstance, save for those matters Fairly Disclosed, which in its reasonable opinion is inconsistent with any of the HET Warranties or makes any of them untrue or inaccurate.

2.	Notice

If VIP becomes aware of a matter or circumstance which is likely to give rise to a VIP Claim, VIP shall give notice to HET specifying the relevant facts (including VIP’s bona fide estimate, on a without prejudice basis, of the amount of such VIP Claim) as soon as reasonably practicable after it becomes aware of that matter or circumstance. HET shall not be liable for any Losses in respect of a VIP Claim to the extent that they are increased, or are not reduced, as a result of any failure of VIP to give notice as contemplated by this paragraph.

3.	Cooling-off period

Following Completion and other than in relation to any claim under or for a breach of clause 2 to 6 (inclusive), 22 or Schedule 9), without prejudice to paragraph 2 above, if VIP becomes aware of a matter or circumstance which is likely to give rise to a VIP Claim:

(a)	representatives of HET and VIP shall meet in person as soon as reasonably practicable following the date on which VIP notified HET in accordance with paragraph 2 and, during the period described in paragraph 3(b) below, and use reasonable endeavours to resolve any proposed VIP Claim without recourse to formal dispute resolution proceedings; and

(b)	VIP shall not initiate formal dispute resolution proceedings against HET in respect of such VIP Claim until the date falling 30 days after the date on which VIP notified HET thereof in accordance with paragraph 2.

Nothing in this paragraph 3 shall prevent VIP from seeking interim relief at any time to the extent necessary to preserve its rights.

4.	Exclusions

4.1	HET shall not be liable in respect of a HET Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)	(except in respect of a HET Fundamental Warranty Claim under paragraph 1, 2.1, 5, 6 or 7 of Schedule 4) is Fairly Disclosed;

(b)	(except in respect of a HET Fundamental Warranty Claim under paragraph 1, 2.1, 5, 6 or 7 of Schedule 4) was:

(i)	specifically provided for (and not released prior to Completion) in the 3 Italia Accounts at the 3 Italia Accounts Date;

(ii)	specifically provided or reserved for in the Completion Statements; or

(iii)	specifically mentioned in a statement in any report forming part of the 3 Italia Accounts where that statement constitutes Fair Disclosure of that matter or circumstance; or

(c)	has been made good without cost to VIP or any Group Company

4.2	HET shall not be liable in respect of a VIP Claim (other than any HET Tax Non-Warranty Claim) to the extent that the relevant liability would not have arisen but for:

(a)	a change in legislation announced, or the withdrawal of any extra-statutory concession previously published by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Completion in the accounting policies adopted by the Group (other than a change made in order to comply with Accounting Policies from time to time).

4.3	HET shall not be liable in respect of a HET Disclosure Warranty Claim to the extent that such HET Disclosure Warranty Claim is based on a failure or omission of HET to disclose information to VIP and such disclosure was not permitted by applicable Laws.

5.	De minimis claims

5.1	Subject to paragraph 5.4, HET shall not be liable in respect of any VIP Claim (other than a HET Disclosure Warranty Claim, a HET Indemnity Claim or a HET Tax Non-Warranty Claim) unless the amount of damages to which VIP would, but for this paragraph, be entitled as a result of that VIP Claim is at least EUR10,000,000.

5.2	Subject to paragraph 5.4, HET shall not be liable in respect of any HET Disclosure Warranty Claim unless the amount of damages to which VIP would, but for this paragraph, be entitled as a result of that VIP Disclosure Warranty Claim is at least EUR50,000,000.

5.3	Subject to paragraph 5.4, HET shall not be liable in respect of any HET Indemnity Claim unless the amount of damages to which VIP would, but for this paragraph, be entitled as a result of that HET Indemnity Claim is at least EUR15,000,000.

5.4	If more than one VIP Claim arises from, or is caused by, the same or similar matters or circumstances and the aggregate amount of damages to which VIP would be entitled as a result of those VIP Claims is equal to or exceeds the sum specified in paragraph 5.1, 5.2 or 5.3 (as applicable), such paragraph shall not apply to any of those VIP Claims.

6.	Threshold

6.1	HET shall not be liable in respect of any VIP Claim (other than a HET Fundamental Warranty Claim, a HET Disclosure Warranty Claim or a VIP Tax Claim) unless the amount of all such VIP Claims (including all such VIP Claims which might have been made but for the operation of this paragraph) exceeds EUR150,000,000, in which case VIP shall be entitled to all amounts resulting from those VIP Claims (and not just the excess over that sum).

6.2	For the avoidance of doubt, VIP may give notice of any single VIP Claim in accordance with and for the purpose of paragraph 2 of this Schedule, irrespective of whether, at the time the notice is given, the amount set out in this paragraph has been exceeded.

7.	Aggregate limit

7.1	Subject to paragraph 7.2, the maximum aggregate liability of HET in respect of any and all VIP Claims (other than a HET Tax Non-Warranty Claim) shall not exceed EUR1,000,000,000.

7.2	The maximum aggregate liability of HET determined under paragraph 7.1 shall be increased by the amount of any interest payable by HET in respect of any payment not made when due under this agreement.

8.	Time limits

8.1	Subject to paragraph 8.6, HET shall not be liable for any VIP Claim (other than a HET Fundamental Warranty Claim, or a HET Disclosure Warranty Claim, a HET Indemnity Claim or a VIP Tax Claim) unless HET receives from VIP notice of such VIP Claim before the first anniversary of the publication of the first audited annual accounts of H3G II after Completion.

8.2	Subject to paragraph 8.6, HET shall not be liable for any HET Fundamental Warranty Claim unless HET receives from VIP notice of such HET Fundamental Warranty Claim before the date falling 30 months after the date of Completion.

8.3	Subject to paragraph 8.6, HET shall not be liable for any HET Disclosure Warranty Claim unless HET receives from VIP notice of such HET Disclosure Warranty Claim before the third anniversary of the date of Completion.

8.4	Subject to paragraph 8.6, HET shall not be liable for any HET Indemnity Claims unless HET receives from VIP notice of such HET Indemnity Claim before the date on which HET and its Affiliates cease (directly or indirectly) to hold any H3G II Shares.

8.5	HET shall not be liable for any VIP Tax Claim unless HET receives from VIP notice of such VIP Tax Claim before the expiry of six months after the period in which, under applicable Laws and practice of the jurisdiction in which the Taxation liability giving rise to the VIP Tax Claim has arisen, the relevant Taxation Authority is entitled to bring an action, claim or proceeding relating to that Taxation liability or is otherwise able to enforce such Taxation liability against the relevant 3 Italia Group Company, as possibly extended by any applicable Tax laws (including, without limitation, Article 43 of Italian Presidential Decree 29 September 1973, no. 600, as subsequently amended, and Article 57 of Italian Presidential Decree 26 October 1972, no. 633, as subsequently amended).

8.6	HET shall not be liable for any VIP Claim (other than a VIP Tax Claim) unless HET receives from VIP notice of such VIP Claim before the date on which HET and its Affiliates cease (directly or indirectly) to hold any H3G II Shares.

9.	Waiver of rights

9.1	HET agrees with VIP and each employee of a Group Company to waive any rights or claims which HET may have against any employee of a Group Company or any Group Company in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by a Group Company or such employee in connection with the giving of the HET Warranties and the preparation of any disclosures. The provisions of this paragraph:

(a)	may with the prior written consent of VIP be enforced by any Group Company or any employee of a Group Company against HET under the Contracts (Rights of Third Parties) Act 1999; and

(b)	may be varied or terminated by agreement between the Shareholders (and VIP may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this paragraph) without the consent of any Group Company or any such employee.

9.2	If VIP makes a VIP Claim, HET agrees with VIP and VIP Solicitors to waive any rights or claims which it may have to recover a contribution from, or otherwise against, VIP Solicitors in respect of such claim.

10.	Mitigation

Nothing in this agreement shall be deemed to relieve the relevant Party from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it.

11.	Recovery from third parties

11.1	If:

(a)	HET makes a payment in respect of a VIP Claim (other than a Tax Gross Up Claim) (the amount of such payment, to the extent it does not comprise interest on a late payment, being the HET Damages Payment);

(b)	within 12 months of the making of such payment any Group Company or VIP or another member of the VIP Group receives any sum or Relief, other than from a Group Company, VIP or another member of the VIP Group, which would not have been received but for the matter or circumstance giving rise to the relevant VIP Claim (the HET Third Party Sum);

(c)	the receipt of the HET Third Party Sum was not taken into account in calculating the HET Damages Payment; and

(d)	the aggregate of the HET Third Party Sum (or, 50% of the HET Third Party Sum if such payment was received by a Group Company) and the HET Damages Payment exceeds the amount required to compensate VIP in full for the matter or circumstance which gave rise to the relevant VIP Claim (such excess being the HET Excess Recovery), subject to paragraph 11.2, VIP shall, as soon as practicable following receipt of the HET Third Party Sum by it or the Group Company concerned, pay to HET an amount equal to the lower of (i) the HET Excess Recovery and (ii) the HET Damages Payment, after deducting (in either case) all reasonable costs incurred by VIP or the other member of the VIP Group (or 50% of costs incurred by any Group Company) in recovering the HET Third Party Sum and any and all Taxation payable by VIP or any Group Company or the other member of the VIP Group by virtue of its receipt.

11.2	Where the person concerned receives a Relief as referred to in clause 11.1(b), a payment shall not be made to HET before the date on which the Tax that would have been payable but for the Relief would have become recoverable by the appropriate Taxation Authority (taking account of other Reliefs available or that would otherwise have been available).

12.	Insurance

Without prejudice to VIP’s duty to mitigate any loss in respect of any of any VIP Claim, if in respect of any matter which would otherwise give rise to a VIP Claim, any of the Group Companies has actually recovered under any policy of insurance, the amount of insurance monies to which that Group Company is or would have been entitled shall proportionately reduce that VIP Claim (after deducting any reasonable costs incurred in making such recovery and any tax incurred as a result of the receipt of such recovery).

13.	Remedy of breaches

Other than in respect of any breaches dealt with under clause 23.3, if, following Completion, the matter or circumstance giving rise to a VIP Claim is capable of remedy, HET shall have no liability in respect of that VIP Claim if the relevant matter or circumstance is remedied (at no material cost to any Group Company, VIP or any person connected with VIP) within 30 days of the date on which HET is given notice as contemplated by paragraph 2 of this Schedule in relation to that matter or circumstance. VIP shall procure (a) that HET is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and (b) that each relevant Group Company shall provide all reasonable assistance to HET to remedy the relevant matter or circumstance. Nothing in this paragraph 13 shall prevent VIP from seeking interim relief at any time to the extent necessary to preserve its rights.

14.	Consequential loss etc.

HET shall have no liability for any indirect or consequential losses or any punitive or aggravated damages arising out of any matter or circumstance giving rise to a VIP Claim.

15.	No limitation or exclusion for fraud

Nothing in this Schedule shall limit or exclude any liability for fraud or fraudulent misrepresentation.

SCHEDULE 8

SIGNING OBLIGATIONS

PART 1

VIP SIGNING OBLIGATIONS

On the date of this agreement, VIP shall procure and, in respect of any documents to be entered into by VIP LuxCo, shall procure and take any and all action necessary to ensure, the delivery to HET of:

(a)	the Shareholders’ Deed, duly executed by VIP LuxCo and the VIP Guarantor;

(b)	the VIP Disclosure Letter, duly executed by VIP; and

(c)	(i) the Employment Agreement of the Wind Executive, duly executed by WAHF and the Wind Executive and (ii) the related termination and settlement agreement, duly executed by Wind TS and the Wind Executive.

PART 2

HET SIGNING OBLIGATIONS

On the date of this agreement, HET shall procure:

(a)	the delivery to VIP of the Shareholders’ Deed, duly executed by H3G II, HET and the HET Guarantor;

(b)	the HET Disclosure Letter, duly executed by HET; and

(c)	the Employment Agreements of each of the 3 Italia Executives, duly executed by H3G S.p.A. and the 3 Italia Executives.

SCHEDULE 9

COMPLETION OBLIGATIONS

PART 1

VIP COMPLETION OBLIGATIONS

At Completion, VIP shall procure and, in respect of obligations that relate to VIP LuxCo, procure and take any and all action necessary to ensure (in each case, to the extent not already procured or taken prior to Completion with continuing effect at Completion):

(a)	that the Pre-Completion Wind Reorganisation has been implemented in full such that the provisions of this Schedule 9 can be performed immediately;

(b)	the delivery to HET and H3G II of:

(i)	a certified copy of the resolutions of the competent bodies of each of VIP and VIP LuxCo authorising the execution of this agreement (in respect of VIP) and the actions it is required to take in accordance with clauses 2 to 6 and this Schedule 9 and the execution of each of the other Transaction Documents to which it is or will be a party; and

(ii)	a power of attorney for VIP LuxCo to be represented as shareholder of H3G II in front of the Luxembourg Notary to: (A) approve the VIP LuxCo Contribution; (B) appoint as additional directors of H3G II such persons as HET and VIP LuxCo nominate and approve the resignation of such existing directors of H3G II who are to resign at Completion; (C) adopt the Completion H3G II Articles; and (D) approve any change to the name of H3G II, duly executed by VIP LuxCo;

(c)	the delivery to H3G II of all information relating to VIP or VIP LuxCo that H3G II requires in order to provide the Luxembourg Notary with all necessary “know-your-customer” documents required in accordance with Luxembourg law and the sum of EUR25,000 to fully pay up the VIP H3G II Shares;

(d)	in respect of the Existing HET Loan Sale:

(i)	the delivery to HET and H3G II of an assignment deed under which HET assigns to VIP LuxCo its rights, title, interest and benefits in and to 50% of the principal amount of the Existing HET Loan free from all Encumbrances in consideration for the grant to HET by VIP LuxCo of the VIP LuxCo Receivable, duly executed by VIP LuxCo; and

(ii)	the delivery to HET of a promissory note issued by VIP LuxCo in respect of the VIP LuxCo Receivable, duly executed by VIP LuxCo;

(e)	in respect of the HET Contribution, the delivery to H3G II and HET of an assignment deed under which HET assigns to H3G II its rights, title, interest and benefits in and to the VIP LuxCo Receivable free from all Encumbrances, duly executed by VIP LuxCo;

(f)	in respect of the VIP LuxCo Contribution and WAHF Consideration, the delivery to H3G II of:

(i)	a transfer agreement in relation to the transfer by VIP LuxCo to H3G II of its entire interest in the WAHF Shares, duly executed by VIP LuxCo;

(ii)	the original share certificate(s) representing the WAHF Shares, duly endorsed in a manner legally sufficient, under applicable law, to transfer to H3G II good, full and marketable title to such WAHF Shares free from all Encumbrances and with all rights attaching to them;

(iii)	a power of attorney for VIP LuxCo to be represented as a shareholder of WAHF in front of an Italian Notary to endorse the original share certificate(s) representing the WAHF Shares, duly executed by VIP LuxCo;

(iv)	a copy of the shareholders’ ledger of WAHF duly updated by a director of WAHF reflecting (A) the transfer of the WAHF Shares, and (B) H3G II as the new sole shareholder of WAHF; and

(v)	such waivers or consents as may be necessary to enable H3G II to become the registered holder of all of the WAHF Shares;

(g)	in respect of the Extinguishment of Receivables, the delivery to H3G II by VIP LuxCo of a deed of set-off in relation to the set-off of the H3G II Receivable against the VIP LuxCo Receivable such that each of the H3G II Receivable and the VIP LuxCo Receivable are extinguished as fully and completely repaid, duly executed by VIP LuxCo;

(h)	in respect of the VIP LuxCo Secondary Contribution and the HET Secondary Contribution, the delivery to FinCo, HET and H3G II of the novation deed under which each of VIP LuxCo and HET novates to FinCo its rights, title, interests, benefits, obligations, duties and liabilities in and to 50% of the Existing HET Loan free from all Encumbrances, duly executed by VIP LuxCo;

(i)	in respect of the FinCo Share Issue, the delivery to FinCo of the shareholder approval for the issue by FinCo to HET and VIP LuxCo of an equal number (and of equal value) of new FinCo Shares credited as fully paid for an amount equal to the face value of the Existing HET Loan;

(j)	in respect of the VIP LuxCo Secondary Contribution, HET Secondary Contribution and FinCo Share Issue, the delivery to HET and FinCo of the FinCo Shareholders’ Deed, duly executed by VIP LuxCo;

(k)	in respect of the VIP LuxCo Secondary Contribution, HET Secondary Contribution and FinCo Share Issue, the delivery to HET of the FinCo Distribution Policy Deed, duly executed by VIP LuxCo;

(l)	in respect of the steps contemplated by clauses 2 to 6, executed copies of any other instruments of transfer required by law or reasonably requested by another Party to effect the transfers contemplated by such steps;

(m)	that all Intercompany Balances owed by members of the VIP Group to any member of the Core Wind Group or owed by members of the Core Wind Group to any member of the VIP Group shall be (or shall have been) repaid as at the Completion Accounts Date; and

(n)	that a board meeting of FinCo is (or shall have been) held at which it is resolved that the matters referred to in paragraph (f) of Part 4 of Schedule 9 are passed.

PART 2

HET COMPLETION OBLIGATIONS

At Completion, HET shall procure (to the extent not already procured prior to Completion with continuing effect at Completion):

(a)	that the Pre-Completion 3 Italia Reorganisation has been implemented in full such that the provisions of this Schedule 9 can be performed immediately;

(b)	the delivery to VIP and H3G II of:

(i)	a certified copy of the resolutions of the competent body of HET authorising the execution of this agreement, the actions it is required to take in accordance with clauses 2 to 6 and this Schedule 9 and the execution of each of the other Transaction Documents to which it is or will be a party; and

(ii)	a power of attorney for each of HET and HET LuxCo to be represented as shareholders of H3G II in front of the Luxembourg Notary to: (A) approve the HET Contribution; (B) approve the VIP LuxCo Contribution; (C) appoint as additional directors of H3G II such persons as VIP LuxCo and HET nominate and approve the resignation of such existing directors of H3G II who are to resign at Completion; (D) adopt the Completion H3G II Articles; and (E) approve any change to the name of H3G II, duly executed by HET and HET LuxCo;

(c)	the delivery to H3G II of all information relating to HET and HET LuxCo that H3G II requires in order to provide the Luxembourg Notary with all necessary “know-your-customer” documents required in accordance with Luxembourg law;

(d)	in respect of the Existing HET Loan Sale, the delivery to VIP LuxCo and H3G II of an assignment deed under which HET assigns to VIP LuxCo its rights, title, interest and benefits in and to 50% of the principal amount of the Existing HET Loan free from all Encumbrances in consideration for the grant to HET by VIP LuxCo of the VIP LuxCo Receivable, duly executed by HET;

(e)	in respect of the HET Contribution, the delivery to H3G II and VIP LuxCo of an assignment deed under which HET assigns to H3G II its rights, title, interest and benefits in and to the VIP LuxCo Receivable free from all Encumbrances, duly executed by HET;

(f)	in respect of the VIP LuxCo Secondary Contribution and the HET Secondary Contribution, the delivery to VIP LuxCo, FinCo and H3G II of a novation deed under which each of VIP LuxCo and HET novates to FinCo its rights, title, interests, benefits, obligations, duties and liabilities in and to 50% of the Existing HET Loan to H3G II free from all Encumbrances, duly executed by HET;

(g)	in respect of the FinCo Share Issue, the delivery to FinCo of the shareholder approval for the issue by FinCo to HET and VIP LuxCo of an equal number (and of equal value) of new FinCo Shares credited as fully paid for an amount equal to the face value of the Existing HET Loan;

(h)	in respect of the VIP LuxCo Secondary Contribution, HET Secondary Contribution and FinCo Share Issue, the delivery to FinCo and VIP LuxCo of the FinCo Shareholders’ Deed, duly executed by HET;

(i)	in respect of the VIP LuxCo Secondary Contribution, HET Secondary Contribution and FinCo Share Issue, the delivery to VIP LuxCo of the FinCo Distribution Policy Deed, duly executed by HET;

(j)	in respect of the steps contemplated by clauses 2 to 6, executed copies of any other instruments of transfer required by law or reasonably requested by another Party to effect the transfers contemplated by such steps;

(k)	that all Intercompany Balances owed by members of the HET Group to any member of the 3 Italia Group or owed by members of the 3 Italia Group to any member of the HET Group shall be (or shall have been) repaid as at the Completion Accounts Date, with the exception of any Intercompany Balances which, at HET’s request, VIP has expressly agreed to keep in place at Completion as set out in the clauses 2 to 6 (inclusive);

(l)	the delivery to VIP of the Hutchison IP Licence, duly executed by Hutchison 3G Enterprises S.à.r.l. and H3G II; and

(m)	that a board meeting of FinCo is held (or shall have been held) at which it is resolved that the matters referred to in paragraph (f) of Part 4 of Schedule 9 are passed.

PART 3

H3G II COMPLETION OBLIGATIONS

At Completion, H3G II shall procure (to the extent not already procured prior to Completion with continuing effect at Completion):

(a)	in respect of the Existing HET Loan Sale, the delivery to HET and VIP LuxCo of an assignment deed under which HET assigns to VIP LuxCo its rights, title, interest and benefits in and to 50% of the Existing HET Loan free from all Encumbrances, duly executed by H3G II;

(b)	the delivery to the Luxembourg Notary of all necessary “know-your-customer” documents required in accordance with Luxembourg law and a valuation certificate confirming the value of the VIP LuxCo Receivable to be transferred to H3G II to fully pay up the HET H3G II Shares;

(c)	in respect of the HET Contribution:

(i)	the delivery to HET and VIP LuxCo of an assignment deed under which HET assigns to H3G II its rights, title, interest and benefits in and to the VIP LuxCo Receivable to H3G II free from all Encumbrances, duly executed by H3G II; and

(ii)	the delivery to HET of a copy of the register of H3G II recording HET as the owner of the two newly-issued H3G II Shares;

(d)	in respect of the VIP LuxCo Contribution and the WAHF Consideration, the delivery to VIP LuxCo of:

(i)	a transfer agreement in relation to the transfer by VIP LuxCo to H3G II of its entire interest in the WAHF Shares, duly executed by H3G II;

(ii)	a promissory note in respect of the H3G II Receivable granted by H3G II in favour of VIP LuxCo, duly executed by H3G II; and

(iii)	a copy of the register of H3G II recording VIP LuxCo as the owner of all the VIP H3G II Shares;

(e)	in respect of the Extinguishment of Receivables, the delivery to VIP LuxCo of a deed of set-off in relation to the set-off of the H3G II Receivable against the VIP LuxCo Receivable such that each of the H3G II Receivable and the VIP LuxCo Receivable are extinguished as fully and completely repaid, duly executed by H3G II;

(f)	in respect of the VIP LuxCo Secondary Contribution and the HET Secondary Contribution, the delivery to VIP LuxCo, HET and FinCo of a novation deed under which each of VIP LuxCo and HET novates to FinCo its rights, title, interests, benefits, obligations, duties and liabilities in and to 50% of the Existing HET Loan to H3G II free from all Encumbrances, duly executed by H3G II; and

(g)	in respect of the steps contemplated by clauses 2 to 6, executed copies of any other instruments of transfer required by law or reasonably requested by another Party to effect the transfers contemplated by such steps.

PART 4

FINCO COMPLETION OBLIGATIONS

At Completion, FinCo shall procure (to the extent not already procured prior to Completion with continuing effect at Completion):

(a)	in respect of the VIP LuxCo Secondary Contribution and the HET Secondary Contribution, the delivery to VIP LuxCo, HET and H3G II of the novation deed under which each of VIP LuxCo and HET novates to FinCo its rights, title, interests, benefits, obligations, duties and liabilities in and to 50% of the Existing HET Loan to H3G II free from all Encumbrances, duly executed by FinCo;

(b)	in respect of the VIP LuxCo Secondary Contribution, HET Secondary Contribution and FinCo Share Issue, the delivery to HET and VIP LuxCo of the FinCo Shareholders’ Deed, duly executed by FinCo;

(c)	in respect of the FinCo Share Issue, the delivery to HET of new share certificate(s) in the name of HET for the new FinCo Shares issued to HET as part of the FinCo Share Issue credited as fully paid for an amount equal to the face value of the Existing HET Loan contributed by HET;

(d)	in respect of the FinCo Share Issue, the delivery to VIP LuxCo of new share certificate(s) in the name of VIP LuxCo for the new FinCo Shares issued to VIP LuxCo as part of the FinCo Share Issue credited as fully paid for an amount equal to the face value of the Existing HET Loan contributed by VIP LuxCo; and

(e)	in respect of the steps contemplated by clauses 2 to 6, executed copies of any other instruments of transfer required by law or reasonably requested by another Party to effect the transfers contemplated by such steps;

(f)	that a board meeting of FinCo is held (or shall have been held) at which it is resolved that the matters set out in paragraphs (a) and (d) are approved.

PART 5

VIP, HET AND H3G II COMPLETION DATE OBLIGATIONS

On or within 3 days of the Completion Date, the Shareholders and H3G II shall procure that:

(a)	board resolutions of H3G II are passed in which it is resolved (or a board meeting of H3G II is held at which it is resolved) that, in accordance with the Shareholders’ Deed, H3G II establishes the Audit Committee, the HR and Remuneration Committee and the Merger Executive Committee in accordance with the Terms of Reference which it also adopts;

(b)	a board meeting of H3G II is held at which it is resolved that, in accordance with the Shareholders’ Deed:

(i)	it appoints a chairman;

(ii)	it adopts the Initial Business Plan;

(iii)	it adopts the Initial Budget;

(iv)	it adopts the Merger Integration Plan; and

(v)	it adopts the Plan of Reorganisation; and

(c)	in respect of each Wholly-Owned Subsidiary:

(i)	the existing directors and, where possible, the existing effective and deputy statutory auditors (sindaci effettivi e supplenti) or auditors, as applicable, of each Wholly-Owned Subsidiary to resign from their office with effect as of Completion and deliver the original resignation letters to the relevant Wholly-Owned Subsidiary;

(ii)	an extraordinary shareholders’ meeting of each Wholly-Owned Subsidiary (other than Wind Acquisition Finance S.A.) is validly convened in order to resolve on the adoption of new articles, on the basis of the Shareholders’ Deed and the MergeCo Articles Extract, in front of an Italian notary;

(iii)	an extraordinary shareholders’ meeting of each of 3Italia S.p.A. and H3G S.p.A. is validly convened also to resolve on the adoption of new corporate names (to take effect immediately after the relevant Italian Merger has become legally effective), in front of an Italian public notary;

(iv)	an ordinary shareholders’ meeting of each Wholly-Owned Subsidiary is validly convened in order to resolve on the appointment of: (i) such persons as the Shareholders shall have nominated in accordance with the Shareholders’ Deed as the new directors and, among them, the chairman of the board of directors of the same; and (ii) such persons as the Shareholders shall have proposed in accordance with, or as are specified in, the Shareholders’ Deed as the new effective and deputy statutory auditors (sindaci effettivi e supplenti) and, among them, the chairman of the board of statutory auditors (collegio sindacale) of the same or auditors, as applicable; and

(v)	the board of directors of each Wholly-Owned Subsidiary (other than Wind Acquisition Finance S.A.) is validly convened in order to resolve on the appointment of the relevant managing director (amministratore delegato) granting him the powers and authorities set out in the agreed form document under the Shareholders’ Deed entitled ‘MD Delegation’.

SCHEDULE 10

NET CASH AND WORKING CAPITAL ADJUSTMENTS

PART 1

POST-COMPLETION FINANCIAL ADJUSTMENTS

1.	Preliminary

1.1	In preparing the Wind Completion Statement and the 3 Italia Completion Statement:

(a)	the items and amounts to be included in the calculation of Debt, Cash, Net Cash and Working Capital for the purposes of the relevant Completion Statement shall be identified by applying the relevant definition in Schedule 13 (subject, where applicable, to the provisions of paragraph 1 of Part 1 of this Schedule);

(b)	in applying each such definition and the provisions of paragraph 1 of Part 1 of this Schedule and determining which items and amounts are to be included in the relevant Completion Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with in the specific accounting treatments set out in paragraph 2 of Part 1 of this Schedule (the Specific Accounting Treatments), the relevant Specific Accounting Treatment shall apply;

(ii)	is not dealt with in the Specific Accounting Treatments, but is dealt with in the IFRS standard accounting principles, IFRS standard accounting principles shall apply;

(iii)	is not dealt with in either the Specific Accounting Treatments or in IFRS standard accounting principles, but is dealt with in the accounting principles, policies, treatments, practices and categorisations used in the preparation of the Wind Accounts or the 3 Italia Accounts, as applicable (the Previous Accounting Principles), the applicable Previous Accounting Principles shall apply.

1.2	For the purposes of calculating Debt, Cash and Working Capital for any Core Wind Group Company or 3 Italia Group Company, as applicable, any amounts which are to be included in any such calculation which are expressed in a currency other than euro shall be converted into euro at the Exchange Rate as at the Completion Accounts Date. For the avoidance of doubt the amounts in Schedule 12 (which include amounts in currencies other than Euros) have been fixed at a total of €9,913,000,000.

1.3	No balances relating to any transaction implemented after the Completion Accounts Date shall be reflected in the Completion Statements. For the avoidance of doubt, balances and/or amounts referred to in paragraphs (y) and (z) of the definition of Debt in Schedule 13 shall be reflected in the Completion Statements.

2.	Specific Accounting Treatments

The following Specific Accounting Treatments shall apply in the preparation of the Completion Statements:

(a)	In relation to inventory:

(i)	items will be valued at the lower of their cost or realisable value;

(ii)	non-catalogued items will be provisioned at 100%; and

(iii)	slow moving or damaged items will have specific provisions.

(b)	In relation to receivables:

(i)	receivables will be recorded in Working Capital only to the extent incurred in the ordinary course of business;

(ii)	accounts and other receivables overdue (excluding receivables from operators, public administrative bodies, ENEL Group and judicial authorities) will be provisioned at least at 77%;

(iii)	receivables not overdue and eligible for sale under non-recourse receivables sale agreements shall be measured net of the cost to be incurred to sell the receivable;

(iv)	indirect Tax receivables will be included in Working Capital;

(v)	direct Tax receivables shall be excluded from Working Capital;

(vi)	interest receivables shall be excluded from Working Capital;

(vii)	receivables related to the 2014 Telecom Italia settlement signed on 30 September 2014 shall be excluded from Working Capital; and

(viii)	receivables related to Ericsson cash vouchers issued by Telefonaktiebolaget LM Ericsson with letter dated 29 December 2011, and assigned by H3G S.p.A. to H3G PS on 16 January 2012, as subsequently amended in 2013, shall be excluded from Working Capital.

(c)	In relation to payables:

(i)	payables that are overdue by more than 60 days shall be excluded from Working Capital;

(ii)	payables that are overdue from operators by more than 60 days, net of any related receivables, should be excluded from Working Capital;

(iii)	indirect Tax payables will be included in Working Capital;

(iv)	direct Tax payables shall be excluded from Working Capital;

(v)	interest payables shall be excluded from Working Capital;

(vi)	payables related to accounting for free of charge assets, discounts and capital grants shall be excluded from Working Capital;

(vii)	commissions payable to banks shall be excluded from Working Capital;

(viii)	extended payables related to Ericsson (pursuant to the arrangement with KFW (Kreditanstalt fuer Wiederaufbau) under which certain Ericsson receivables have been assigned by H3G S.p.A.to KFW) and LTE instalments due to the Ministry of Economic Development for the payment of the right of use of LTE frequencies in bandwidth 1800Mhz and 2600Mhz, assigned to H3G S.p.A. in October 2011 (together with applicable interest), shall be excluded from Working Capital; and

(ix)	payables due by Wind to Terna S.p.A. pursuant to an agreement dated 31 December 2012, under which Wind was granted the right of way to place fibre-optic cables within Terna S.p.A.‘s network, shall be excluded from Working Capital.

(d)	The relevant Completion Statement will:

(i)	reflect the Cash, Debt, Net Cash and Working Capital position of the Core Wind Group or the 3 Italia Group, as applicable, as at the Completion Accounts Date and will not take into account the effects of any of the transactions contemplated by clauses 2 to 6 of this agreement or, in any way, the post Completion intentions or obligations of H3G II, including, for the avoidance doubt, any reductions in the Debt of the Core Wind Group or increase in the Cash of the Core Wind Group that arises as a result of the use or set off of Reliefs arising in any 3 Italia Group Company;

(ii)	provide for dealer commissions to be recognised as intangible assets where recognition criteria are met (i.e. not as receivables);

(iii)	provide that cash and cash equivalents will be recognised as at the settlement date;

(iv)	exclude any Intercompany Balances repaid on or immediately prior to the Completion Accounts Date; and

(v)	exclude from Net Cash and Working Capital:

(A)	any amount in respect of deferred Tax (whether as a liability or an asset); and

(B)	any amount in respect of Excluded Transaction Taxes.

3.	Completion Statement

3.1	After Completion:

(a)	HET shall prepare a draft statement (the 3 Italia Completion Statement) showing the Debt, Cash, Net Cash and Working Capital of the 3 Italia Group as at the Completion Accounts Date; and

(b)	VIP shall prepare a draft statement (the Wind Completion Statement, together with the 3 Italia Completion Statement, being the Completion Statements and each a Completion Statement) showing the Debt, Cash, Net Cash and Working Capital of the Core Wind Group as at the Completion Accounts Date.

3.2	The Completion Statements shall be in the form set out in Part 3 of Schedule 10 showing the calculation of the Net Cash and the Working Capital of the 3 Italia Group or Core Wind Group, as applicable. The Shareholders shall deliver their draft Completion Statements to each other within 60 days of Completion.

3.3

Each Shareholder shall notify the other in writing (a Completion Statement Notice) within 45 days after receipt of the other Shareholder’s draft Completion Statement whether or not it accepts the other Shareholder’s draft Completion Statement for the purposes of this agreement. If a Shareholder (the Rejecting Party) does not accept the other Shareholder’s (the Preparing Party) draft Completion Statement, the Completion Statement Notice shall set out in detail the Rejecting Party’s reasons for such non-acceptance and specify the adjustments which, in the Rejecting Party’s opinion, should be made to the Preparing Party’s draft Completion Statement in order for it to comply with the requirements of this agreement. Except for the matters specifically set out in the Completion Statement Notice, the Rejecting Party shall be deemed to have agreed the Preparing Party’s draft Completion Statement in full.

3.4	If the Rejecting Party serves a Completion Statement Notice in accordance with paragraph 3.3 above, stating in the Completion Statement Notice that the Rejecting Party does not accept the Completion Statement, the Preparing Party and the Rejecting Party shall use all reasonable endeavours to meet and discuss the objections of the Rejecting Party and to agree the adjustments (if any) required to be made to the Preparing Party’s draft Completion Statement, in each case within 15 days after receipt by the Preparing Party of the Completion Statement Notice.

3.5	If the Rejecting Party is satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Preparing Party and the Rejecting Party pursuant to paragraph 4) or if the Rejecting Party fails to give a valid Completion Statement Notice within the 45 day period referred to in paragraph 3, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this agreement.

3.6	If the Preparing Party and the Rejecting Party do not reach agreement within 45 days after receipt by the Preparing Party of the Completion Statement Notice, then the matters in dispute may be referred (on the application of either the Preparing Party or the Rejecting Party) for determination by KPMG LLP (UK) or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Preparing Party and the Rejecting Party shall agree or, failing agreement within five days of the Preparing Party and the Rejecting Party becoming aware of KPMG LLP (UK) being unable or unwilling to act, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 10 days (or such later date as the Preparing Party, the Rejecting Party and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	the Preparing Party and Rejecting Party shall each prepare a written statement within 15 days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)	following delivery of their respective submissions, the Rejecting Party and the Preparing Party shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than ten days after receipt of the other’s submission and, thereafter, neither the Preparing Party nor the Rejecting Party shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) ten days to respond to any statements or submission so made);

(c)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this agreement, to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this agreement and to determine finally the Completion Statement;

(d)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

3.7	The Shareholders shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the draft Completion Statements. The fees and expenses of the Firm shall be borne equally between the Shareholders or in such other proportions as the Firm shall determine.

3.8	To enable the Shareholders to each meet their obligations under this Schedule, H3G II shall provide to HET, VIP and their respective accountants full access to the accounting, financial, Tax or other books and records, employees and premises of the members of the 3 Italia Group and Core Wind Group, as applicable, and, where relevant, of H3G II for the period from the Completion Accounts Date to the date that the draft Completion Statement is agreed or determined. H3G II shall co-operate fully with the Shareholder and shall permit HET, VIP and/or their respective representatives to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by HET and/or VIP to facilitate the preparation of the Completion Statements.

3.9	If a Rejecting Party serves a Completion Statement Notice stating that it does not accept the Preparing Party’s Completion Statement, it shall ensure that the Preparing Party and the Preparing Party’s nominated representatives shall be given reasonable access to the Rejecting Party’s and the Rejecting Party’s accountants’ working papers relating to the adjustments proposed in the Completion Statement Notice and any other submissions by or on behalf of the Rejecting Party in relation to the Preparing Party’s Completion Statement. Subject to the provisions of paragraph 5 of Part 1 of this Schedule, when the Completion Statements have been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Completion Statements as the Working Capital, Debt and Cash for each 3 Italia Group Company or Core Wind Group Company, as applicable, shall be final and binding for the purposes of this agreement.

4.	Financial Adjustments

4.1	When the Wind Completion Statement and the 3 Italia Completion Statement have been finally agreed or determined in accordance with paragraph 3 of Part 1 of this Schedule 10, the adjustments set out below shall be made.

4.2	In respect of the 3 Italia Group, the following adjustments shall be made:

(a)	In relation to the 3 Italia Group’s Net Cash, an adjustment shall only be made if the aggregate of the 3 Italia Final Net Cash plus the Final Excess Working Capital of the 3 Italia Group (if any) is less than the 3 Italia Target Net Cash, in which case the adjustment will be the amount by which the aggregate of the 3 Italia Final Net Cash plus the Final Excess Working Capital of the 3 Italia Group (if any) is less than the 3 Italia Target Net Cash (the 3 Italia Final Net Cash Shortfall).

(b)	In relation to the 3 Italia Group’s Working Capital, an adjustment shall only be made if the aggregate of the 3 Italia Final Working Capital plus the Final Excess Net Cash of the 3 Italia Group (if any) is less than the 3 Italia Target Working Capital, in which case the adjustment will be the amount by which the aggregate of the 3 Italia Final Working Capital plus the Final Excess Net Cash of the 3 Italia Group (if any) is less than the 3 Italia Target Working Capital (the 3 Italia Final Working Capital Shortfall).

(c)	The 3 Italia Final Adjustment will be calculated by adding any 3 Italia Final Net Cash Shortfall to any 3 Italia Final Working Capital Shortfall.

4.3	In respect of the Core Wind Group, the following adjustments shall be made:

(a)

In relation to the Core Wind Group’s Net Cash, an adjustment shall only be made if the aggregate of the Wind Final Net Cash plus the Final Excess Working Capital of the Core Wind Group (if any) is less than the Wind Target Net Cash, in which case the adjustment will be the amount by which the aggregate of the Wind Final Net Cash plus the Final Excess Working Capital of the Core Wind Group (if any) is less than the Wind Target Net Cash (the Wind Final Net Cash Shortfall).

(b)	In relation to the Core Wind Group’s Working Capital, an adjustment shall only be made if the aggregate of the Wind Final Working Capital plus the Final Excess Net Cash of the Core Wind Group (if any) is less than the Wind Target Working Capital, in which case the adjustment will be the amount by which the aggregate of the Wind Final Working Capital plus the Final Excess Net Cash of the Core Wind Group (if any) is less than the Wind Target Working Capital (the Wind Final Working Capital Shortfall).

(c)	The Wind Final Adjustment will be calculated by adding any Wind Final Net Cash Shortfall to any Wind Final Working Capital Shortfall.

4.4	Following agreement or determination of the Wind Completion Statement and the 3 Italia Completion Statement: (A) any payment made by HET or VIP to the other at Completion in accordance with subclauses 7.6(a)(i) or 7.6(b)(i) will be repaid and any payment due from HET or VIP left outstanding as an undertaking to pay the other in accordance with subclauses 7.6(a)(ii) or 7.6(b)(ii) that remains outstanding shall be treated as not being due and such undertaking never having been made; and (B) the following payments will be made:

(a)	if the 3 Italia Final Adjustment is greater than the Wind Final Adjustment, HET shall pay to VIP (or such other member of the VIP Group as may be nominated by VIP) 50% of the difference as follows:

(i)	in cash on the date following agreement or determination of the Wind Completion Statement and the 3 Italia Completion Statement; or

(ii)	if HET so elects: (A) the payment shall be left outstanding as an undertaking to pay VIP carrying interest from Completion (at a rate equal to the H3G II Cost of Capital and calculated on the basis of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by VIP (or such nominated member of the VIP Group); and (B) HET shall procure that H3G II or FinCo pays any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to HET or any transferee of shares in H3G II or FinCo in accordance with the Shareholders’ Deed directly to VIP (or such nominated member of the VIP Group) in discharge of such undertaking and interest to the extent of the payment received by VIP (or such nominated member of the VIP Group); or

(b)	if the Wind Final Adjustment is greater than the 3 Italia Final Adjustment VIP shall pay to HET (or such other member of the HET Group as may be nominated by HET) 50% of the difference as follows:

(i)	in cash on the date following agreement or determination of the Wind Completion Statement and the 3 Italia Completion Statement; or

(ii)

if VIP so elects: (A) the payment shall be left outstanding as an undertaking to pay HET carrying interest from Completion (at a rate equal to the H3G II Cost of Capital and calculated on the bases of the actual number of days elapsed divided by 365 days), until such time as the amount due, together with accrued interest, is received in full by HET (or such nominated member of the HET Group); and (B) VIP shall procure that H3G II or FinCo pays any amounts in respect of any dividends, distributions or other returns of value due from H3G II or FinCo to VIP or VIP LuxCo or any transferee of shares in H3G II or FinCo in accordance with the

Shareholders’ Deed directly to HET (or such nominated member of the HET Group) in discharge of such undertaking and interest to the extent of the payment received by HET (or such nominated member of the HET Group).

5.	Adjustments for Tax

5.1	Not later than 20 Business Days following each anniversary of Completion, either Shareholder may notify the other Shareholder in writing (a Tax Adjustment Notice) if it considers that any Debt Tax Liability has been finally determined in the 12 months preceding that anniversary.

5.2	Within 20 Business Days of any Tax Adjustment Notice (or, if more than one Tax Adjustment Notice is served in relation to the same anniversary of Completion, within 20 Business Days of the later of those Tax Adjustment Notices):

(a)	HET shall prepare a draft statement for each member of the 3 Italia Group (a 3 Italia Adjustment Statement); and

(b)	VIP shall prepare a draft statement for each member of the Core Wind Group (a Wind Adjustment Statement, together with the 3 Italia Adjustment Statement being the Adjustment Statements and each an Adjustment Statement), in each case containing the information specified and in the form required by paragraphs 3.1 and 3.2 of Part 1 of this Schedule, and in accordance with the provisions of paragraph 1 and 2 of Part 1 of this Schedule (as if references to Completion Statements or any Completion Statement in those Parts were references to Adjustment Statements or any Adjustment Statements), provided that the only differences between each Adjustment Statement and its respective Completion Statement shall be those required to reflect any change to any Debt Tax Liability that has been finally determined since the Completion Accounts Date, as notified in any Tax Adjustment Notice.

5.3	Paragraphs 3.3 to 3.9 of Part 1 of this Schedule shall apply for the purposes of finally agreeing or determining any Adjustment Statements, as if references to Completion Statements or any Completion Statement in those paragraphs were references to Adjustment Statements or any Adjustment Statements.

5.4	Following the final agreement or determination of any Adjustment Statements:

(a)	the 3 Italia Final Adjustment and the Wind Final Adjustment shall be re-calculated on the basis of those Adjustment Statements; and

(b)	adjustments shall be made to the payments currently left outstanding pursuant to paragraph 4.4 of Part 1 of this Schedule; and if necessary, additional payments shall be made between the Parties, to reflect the position that the Parties would have been in had the re-calculated 3 Italia Final Adjustment and Wind Final Adjustment been used for the purpose of calculating the payments required pursuant to paragraph 4.4 of Part 1 of this Schedule (on the assumption that, if an additional payment would have been required from either Party, that Party would have elected to leave it outstanding as an undertaking to pay pursuant to paragraph 4.4(a)(ii) or 4.4(b)(ii), as appropriate), and, in this paragraph 5.4, references to the Original 3 Italia Final Adjustment and the Original Wind Final Adjustment are, respectively, to the 3 Italia Final Adjustment and the Wind Final Adjustment in each case as finally agreed or determined under paragraph 4 of this Part 1 of this Schedule, before any re-calculation under this paragraph 5.4.

5.5	If the parties do not reach agreement as to the adjustments and/or payments required pursuant to paragraph 5.4 of this Part 1 of this Schedule within 45 days of the final agreement or determination of the relevant Adjustment Statements, then paragraph 3.6 shall apply to determine the adjustments and/or payments required pursuant to paragraph 5.4 of this Part 1 of this Schedule as a result of those Adjustment Statements, as it would apply to determine matters in dispute in a draft Completion Statement.

5.6	For the avoidance of doubt, clause 32 shall apply to any payment required pursuant to paragraph 5.4 of this Part 1 of this Schedule.

5.7	For the purpose of this paragraph 5 of Part 1 of this Schedule, a Tax liability shall be deemed to be finally determined when, in respect of such liability, a decision of a court or tribunal is given or any binding settlement, agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

5.8	For the avoidance of doubt, the Cash, Debt, Net Cash and Working Capital shown in any Adjustment Statement shall be identical to the Cash, Debt, Net Cash and Working Capital shown in the respective Completion Statement, subject only to any change to paragraph (j) of the definition of Debt to reflect any Debt Tax Liability that has been finally determined since the Completion Accounts Date.

5.9	For the avoidance of doubt, each Shareholder may serve more than one Tax Adjustment Notice pursuant to paragraph 5.1 of this Part 1 of this Schedule and the provisions of this paragraph 5 shall apply in respect of each anniversary of Completion in relation to which one or more Tax Adjustment Notices are served.

PART 2

FORM OF QUARTERLY UPDATES

	Latest Quarter	Previous Quarter	Movement

Inventory	xxx	xxx	xxx
Trade Receivables	xxx	xxx	xxx
Other Receivables	xxx	xxx	xxx
Receivables Provision	xxx	xxx	xxx
Trade Payables	xxx	xxx	xxx
Other Payables	xxx	xxx	xxx

Adjusted Working Capital	xxx	xxx	xxx

Cash and Cash Equivalents	xxx	xxx	xxx
Current Financial Assets	xxx	xxx	xxx
Non Current Financial Assets	xxx	xxx	xxx
Current Financial Liabilities	xxx	xxx	xxx
Non Current Financial Liabilities	xxx	xxx	xxx
Overdue Accounts Payable	xxx	xxx	xxx
Overdue Tax Payables	xxx	xxx	xxx
LTE Spectrum Payables	xxx	xxx	xxx
Other Debt Items	xxx	xxx	xxx

Net Cash	xxx	xxx	xxx

PART 3

FORM OF COMPLETION STATEMENTS

	Estimate	Final

Inventory	xxx	xxx
Trade Receivables	xxx	xxx
Other Receivables	xxx	xxx
Receivables Provision	xxx	xxx
Trade Payables	xxx	xxx
Other Payables	xxx	xxx

Adjusted Working Capital	xxx	xxx

Cash and Cash Equivalents	xxx	xxx
Current Financial Assets	xxx	xxx
Non Current Financial Assets	xxx	xxx
Current Financial Liabilities	xxx	xxx
Non Current Financial Liabilities	xxx	xxx
Overdue Accounts Payable	xxx	xxx
Overdue Tax Payables	xxx	xxx
LTE Spectrum Payables	xxx	xxx
Other Debt Items	xxx	xxx

Net Cash	xxx	xxx

SCHEDULE 11

VIP INDEMNITIES

Counterparty	Pending before	Proceeding ID Number
Fastweb S.p.A. (related to the antitrust case A357)	Court of Rome	R.G. No. 87795/2013
Uno Communications S.p.A (related to the antitrust case A357)	Court of Rome	R.G. No. 8887/2014
Teleunit S.p.A. (related to the antitrust case A357)	Court of Rome	R.G. No. 75236/08
Eutelia S.p.A. (then Eutelia S.p.A. in Amministrazione Straordinaria) (related to the antitrust case A357)	Court of Rome	R.G. No. 31498/09
Eutelia S.p.A. in Amministrazione Straordinaria (alleged abuse of dominant position and abuse of economic dependence)	Court of Rome	R.G. No. 34957/2012

SCHEDULE 12

CORE WIND GROUP EXTERNAL DEBT AND DERIVATIVE INSTRUMENTS

PART 1

DERIVATIVE OBLIGATIONS

Name	Outstanding Debt	Maturity	Amount	EUR notional	Outstanding Hedge	% of Outstanding Hedge	Swap Type	Hedging Details	Wind Pays		Wind Receives		Derivative MTM at 1Q15 (EUR)	Derivative maturity	Entity
SFA	€700m Euribor 6M+4.25%	26-Nov-19	700	600	600	86%	IRS	Fix vs float	2.76	% €	Euribor 6m		(24)	26-Sep-16	Wind
				100	100	14%	IRS	Fix vs float	3.13	% €	Euribor 6m		(8)	26-Sep-17	Wind
FRN 2019	€150m Euribor 3M+5.25%	30-Apr-19	150	150	150	100%	IRS	Fix vs float	0.73	% €	Euribor 6m		(2)	30-Oct-16	Wind
SSN 2020	$550m 6.5%	30-Apr-20	550	420	550	100%	CCS	Fix USD vs Float EUR	€6m+5.13%		6.5	% $	99	30-Apr-20	WAF
				300	300	55%	IRS	Float EUR vs Fix EUR	1.429	% €	Euribor 6m		(19)	30-Apr-20	Wind
				120	120	22%	IRS	Float EUR vs Fix EUR	1.665	% €	Euribor 6m		(9)	30-Apr-20	Wind
SSN 2020	SSN $1,900m 4.75%	15-Jul-20	1,900	984	1,325	70%	CCS	Fix USD vs Fix EUR	4.35	% €	4.75	% $	210	15-Jul-20	WAF
				429	575	30%	CCS	Fix USD vs Float EUR	€6m+3.56%		4.75	% $	102	15-Jul-20	WAF
FRN 2020	FRN €400m Euribor 3M+4.125%	15-Jul-20	400	100	100	25%	IRS	Fix vs float	3.145	% €	Euribor 3m		(8)	26-Sep-17	Wind
SSN 2021	$2,800m 7.375%	23-Apr-21	2,800	1,450	2,000	71%	CCS	Fix USD vs Fix EUR	6.44	% €	7.375	% $	448	23-Apr-21	WAF
				580	800	29%	CCS	Fix USD vs Float EUR	€6m+5.07%		7.375	% $	220	23-Apr-21	WAF

Total[1]													1,079

PART 2

DEBT INSTRUMENTS

€m	BV Mar-2015	Cash Margin / Coupon	Maturity	Capitalized Fees[1]
RCF	—	4.250%	26-Nov-19
SFA (€700m)	700	4.250%	26-Nov-19	(38)
Floating Rate Notes 2019 (€150m)	150	5.250%	30-Apr-19	(2)
Sr Secured Notes 2020 ($550m)	520	6.500%	30-Apr-20	(7)
Sr Secured Notes 2020 (€2.475bn)	2,475	4.000%	15-Jul-20	(27)
Sr Secured Notes 2020 ($1.9bn)	1,725	4.750%	15-Jul-20
Floating Rate Notes 2020 (€575m)	575	4.000%	15-Jul-20	(7)
Floating Rate Notes 2020 (€400m)	400	4.125%	15-Jul-20	(6)

Senior Secured Debt	6,544			(88)

Sr Notes 2021 ($2.8bn)	2,698	7.375%	23-Apr-21
Sr Notes 2021 (€1.75bn)	1,750	7.000%	23-Apr-21	(46)

Senior Secured Debt & Senior debt	10,992			(133)

SCHEDULE 13

DEFINITIONS AND INTERPRETATION

1.	In this agreement:

3 Italia means 3 Italia S.p.A., a joint stock company incorporated under the laws of Italy having its registered office at Via Leonardo da Vinci, 1, 20090 Tezzano sul Naviglio, Milan, Italy registered with the Companies’ Register of Milan under No. and fiscal code 02547170924, REA number No. MI – 160887;

3 Italia Accounts means the 3 Italia Italian Group Companies Accounts and the H3G II Accounts;

3 Italia Accounts Date means 31 December 2014;

3 Italia Acquisition means any acquisition to be made by H3G II to acquire any Equity Interests held by a third party in 3 Italia;

3 Italia Adjustment Statement has the meaning given in paragraph 5.2 of Part 1 of Schedule 10;

3 Italia Completion Statement has the meaning given in paragraph 3.1 of Part 1 of Schedule 10;

3 Italia Data Room means the 3 Italia Physical Data Room and the 3 Italia Virtual Data Room;

3 Italia Designated Employees means the employees of the 3 Italia Group that have been identified by the 3 Italia Group as being entitled to receive a Retention Bonus for contributions made in connection with the implementation of the transactions contemplated by this agreement;

3 Italia Dirigenti Employees means the 19 dirigenti employees of the 3 Italia Group that have been identified by the 3 Italia Group as being entitled to receive a Retention Bonus;

3 Italia Estimated Adjustment has the meaning given in clause 7.4(c);

3 Italia Estimated Net Cash means the estimate of what Net Cash of the 3 Italia Group will be at the Completion Accounts Date as set out in the 3 Italia Estimates provided in accordance with clause 7.3(a);

3 Italia Estimated Net Cash Shortfall has the meaning given in clause 7.4(a);

3 Italia Estimated Working Capital means the estimate of what Working Capital of the 3 Italia Group will be at the Completion Accounts Date as set out in the 3 Italia Estimates provided in accordance with clause 7.3(a);

3 Italia Estimated Working Capital Shortfall has the meaning given in clause 7.4(b);

3 Italia Estimates has the meaning given in clause 7.3(a);

3 Italia Executives means Dina Ravera and Stefano Invernizzi;

3 Italia Facilities Agreement means the Export Credit Agreement to make down payments on and in accordance with a commercial agreement with Ericsson, with AB Svenst Export Kredit for an amount of EUR460,326,000, entered into on July 2009;

3 Italia Final Adjustment has the meaning given in paragraph 4.2 of Part 1 of Schedule 10;

3 Italia Final Net Cash means the Net Cash of the 3 Italia Group at the Completion Accounts Date as agreed by HET and VIP or determined by the Firm (as applicable) in accordance with Part 1 of Schedule 10;

3 Italia Final Net Cash Shortfall has the meaning given in paragraph 4.2 of Part 1 of Schedule 10;

3 Italia Final Working Capital means the Working Capital of the 3 Italia Group at the Completion Accounts Date as agreed by HET and VIP or determined by the Firm (as applicable) in accordance with Part 1 of Schedule 10;

3 Italia Final Working Capital Shortfall has the meaning given in paragraph 4.2 of Part 1 of Schedule 10;

3 Italia Financing Documents means the documents provided in folder 3 of the 3 Italia Virtual Data Room;

3 Italia Group means H3G II, 3 Italia S.p.A., H3G S.p.A. and 3Lettronica Industriale S.p.A., collectively, and 3 Italia Group Company means any of them;

3 Italia Intercompany Agreement has the meaning given in paragraph 14.1 of Schedule 6;

3 Italia IPRs has the meaning given in paragraph 26.1 of Schedule 6;

3 Italia IT Agreements has the meaning given in paragraph 27(a) of Schedule 6;

3 Italia Italian Group Companies Accounts means:

(a)	the audited balance sheets of 3 Italia, H3G S.p.A. and 3lettronica Industriale S.p.A. as at 31 December of 2012, 2013 and 2014, including the relevant audited profit and loss accounts for each such financial year; and

(b)	the audited consolidated balance sheets of the 3 Italia Group (excluding H3G II) as at those dates, including the relevant audited consolidated profit and loss accounts for each such financial year, and in all cases the notes and directors’ reports relating to them;

3 Italia Key Material Contracts means all agreements:

(a)	contained in folder 4.1 of the 3 Italia Virtual Data Room;

(b)	listed in document 4.6 of the 3 Italia Virtual Data Room;

(c)	listed in document 4.11 of the 3 Italia Virtual Data Room;

(d)	contained in folder 7.2.1.2 of the 3 Italia Virtual Data Room; and

(e)	the 3 Italia Withheld Contracts,

and any other agreement which is critical to the operation of the business of the 3 Italia Group Companies as carried out at the date of this agreement;

3 Italia Management Accounts has the meaning given in paragraph 19.1 of Schedule 6;

3 Italia Parent Guarantee means a Guarantee given by a member of the HET Group other than the 3 Italia Group to secure the performance of a member of the 3 Italia Group;

3 Italia Physical Data Room the material and information on the 3 Italia Group made available by HET to the VIP Solicitors in the physical data rooms held with the Italian office and the London office of the HET Solicitors, one physical copy of which was made available to the VIP Solicitors between the period of 11 May 2015 to 20 May 2015;

3 Italia Properties means the following properties (and includes any part of each of them):

(a)	the real estate property located in Trezzano sul Naviglio (Milan), via Leonardo da Vinci 1 (as leased as of the date of this agreement by virtue of the lease agreement with The real estate Contractors Ltd.); and

(b)	the real estate property located in Rome, via Cristoforo Colombo 416-420 / via Alessandro Severo 246 (as leased as of the date of this agreement by virtue of the lease agreement with BNP Paribas Real Estate Investment Management Italy S.G.R. p.A. (now Amundi RE Italia S.G.R.));

3 Italia Quarterly Update has the meaning given in clause 7.2(a);

3 Italia Scheme Documents means, in relation to a 3 Italia Scheme, full particulars of all the benefits to be provided by that 3 Italia Scheme;

3 Italia Schemes means all the mandatory and/or complementary pension and/or healthcare schemes joined by the employees of any of the 3 Italia Group Companies;

3 Italia Senior Managers means the holders of each of the following positions in respect of the 3 Italia Group Companies (except H3G II): Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Sales Manager, Marketing & Strategy Director, Human Resource Director, Internal Auditing Director, Institutional and Regulatory Affairs Director, Legal Affairs Director;

3 Italia Sites means those sites where, as of 28 April 2015, the 3 Italia Group locates network infrastructure, whether owned, leased, licensed by a 3 Italia Group Company or on which the equipment is hosted by a third party;

3 Italia Systems has the meaning given in paragraph 27 of Schedule 6;

3 Italia Target Net Cash means €15,000,000 (comprising targets of €200,000,000 for Cash and €185,000,000 for Debt) which, for the avoidance of doubt, includes the €200,000,000 that HET is required to procure is held by the 3 Italia Group as at the Completion Accounts Date in accordance with clause 19.10;

3 Italia Target Working Capital means €0 (zero);

3 Italia Virtual Data Room means the material and information on the 3 Italia Group made available by HET to the VIP Guarantor and its advisers in the electronic data room held with RR Donnelley (including both “clean team” and “super clean team” material and information as well as the Q&A materials), one digital copy of which has been provided to each of the HET Solicitors and the VIP Solicitors as at 18:12:27 CET on 3 August 2015;

3 Italia Withheld Contracts means each of the following:

(a)	Master Services Agreement with Ericsson Telecomunicazioni S.p.A. entered into by H3G S.p.A. on 1 July 2009 (as amended from time to time);

(b)	Network Supply Agreement with Ericsson Telecomunicazioni S.p.A. entered into by H3G S.p.A. on 6 May 2009 (as amended from time to time);

(c)	Data Centre Outsourcing Agreement with Ericsson Telecomunicazioni S.p.A. entered into by H3G S.p.A. on 1 July 2010 (as amended from time to time); and

(d)	Agreement of right of use with Ericsson Telecomunicazioni S.p.A. entered into on 31 May 2013;

Accounting Policies means the policies describing the basis of preparation of the consolidated financial statements of the Group from Completion in the Agreed Form;

Adjustment Statements has the meaning given in paragraph 5.2 of Part 1 of Schedule 10 and Adjustment Statement means any of them;

Advisory Board means the standing body of expert advisers established by H3G II on or after Completion;

Affiliates means, in relation to any Party or other entity, any Subsidiary or Parent Company of that Party or other entity and any Subsidiary of any such Parent Company, in each case from time to time;

AGCOM means the Italian Authority for Communications Guarantees (Autorità per le Garanzie nelle Comunicazioni);

Agreed Business Plan means the business plan of the Group for the three years from Completion, in the Agreed Form, which, for the avoidance of doubt, will not be implemented prior to Completion;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Shareholders with such changes as the Shareholders may agree in writing before Completion;

Agreed Press Releases means the press releases for the transactions contemplated by the Transaction Documents to be issued by the HET Guarantor and the VIP Guarantor on or around the date of this agreement, in substantially the form shared between the Shareholders prior to the date of this agreement;

Ancillary Benefit has the meaning given in clause 24.3;

Annual Bonuses means any Management Bonuses, Production Bonuses and Customer Bonuses;

Anti-corruption Laws means applicable Laws concerning corruption or bribery, including, without limitation, Law 231 of the Republic of Italy, the United Kingdom Bribery Act 2010, and the U.S. Foreign Corrupt Practices Act;

Anti-money Laundering Laws means any Laws concerning money laundering;

Attributed Entity has the meaning given in clause 18.5;

Audit Committee means the audit committee of the board of H3G II established on Completion;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London, Milan, Amsterdam, Luxembourg and Hong Kong for normal business;

Cash means, in relation to each of the Core Wind Group or the 3 Italia Group, as applicable, on a consolidated basis and without duplication:

(a)	the cash and cash equivalents (as defined under IFRS) and marketable securities (if they can be readily converted into cash in a maximum of 30 days) as derived from the underlying books and records of the Core Wind Group or the 3 Italia Group; and

(b)	excluding:

(i)	any cash and cash equivalents that are not capable of being lawfully spent, distributed, loaned or received by the relevant company free of any restrictions within 30 days, or if capable of being so lawfully spent, distributed, loaned or received free of restrictions only after a withholding, deduction, or incurrence of a cost, then less the amount of such withholding, deduction or cost;

(ii)	any cash received from customers with respect to receivables that were subject to factoring, assignment or securitisation arrangements;

(iii)	any cash received on behalf of third parties and required to be paid to them in due course;

(iv)	litigation deposits;

(v)	the Galata Proceeds received by any member of the Core Wind Group in connection with the exercise of the Galata Put Option;

(vi)	any proceeds received by any member of the VIP Group in relation to the SSEA Indemnity Proceedings;

(vii)	any reimbursement or assignment of a receivable in accordance with clause 17.6; and

(viii)	any amount received by any Core Wind Group Company as a result of any offset or settlement of the Wind Tax Receivable and the Wind Tax Payable in accordance with Schedule 9,

and, for the avoidance of doubt and in the case of the 3 Italia Group only, cash transferred by H3G II to an Italian notary public before Completion for the purposes of paying any FTT arising on the transfer of the entire issued share capital of WAHF to H3G II shall be deemed to be Cash held by the 3 Italia Group up to and including the Completion Accounts Date, including for the purposes of clauses 7 and 19.10 and Schedule 10;

Cash Leakage means:

(a)	in respect of the Core Wind Group and for the purpose of clause 19.9(a):

(i)	any dividend or distribution (whether in cash or in kind) or any return of capital (whether by reduction of capital or redemption or purchase of shares) from any member of the Core Wind Group (other than between wholly-owned subsidiaries within the Core Wind Group);

(ii)	any payment of interest or repayment of principal in respect of any Intercompany Balances owed by any member of the Core Wind Group;

(iii)	any management, service or other charges, or fees, costs, recharges, bonuses or other sums, paid or incurred by any member of the Core Wind Group, in favour of any member of the VIP Group (other than a member of the Core Wind Group) except (i) any repayment between the date of this agreement and the Completion Accounts Date of any management fees up to €60,000,000 in aggregate; or (ii) international roaming and interconnect payments in the ordinary course of business and on arm’s length terms between the date of this agreement and the Completion Accounts Date; or (iii) the monthly international roaming and interconnect charges totalling EUR1.4 million referred to in paragraph (iii) of the definition of ‘Intercompany Balances’ in Schedule 13 that will be paid prior to Completion; or (iv) any payment between the date of this agreement and the Completion Accounts Date required under the Wind Tax Agreement or required by law to Wind Telecom in connection with the Wind Tax Group (in each case) to the extent these payments and repayments are permitted by the Wind Financing Documents and by applicable Laws; and

(iv)	any other payments made (whether in cash or kind) or benefits conferred by any member of the Core Wind Group to or on a member of the VIP Group; or

(b)	in respect of the 3 Italia Group and for the purpose of clause 19.9(b):

(i)	any dividend or distribution (whether in cash or in kind) or any return of capital (whether by reduction of capital or redemption or purchase of shares) from any member of the 3 Italia Group (other than between wholly-owned subsidiaries within the 3 Italia Group);

(ii)	any payment of interest or repayment of principal in respect of any Intercompany Balances owed by any member of the 3 Italia Group that are not repaid or settled as at the Completion Accounts Date;

(iii)	any management, service or other charges, or fees, costs, recharges, bonuses or other sums, paid or incurred by any member of the 3 Italia Group, in favour of any member of the HET Group (other than a member of the 3 Italia Group); and

(iv)	any other payments made (whether in cash or kind) or benefits conferred by any member of the 3 Italia Group to or on a member of the HET Group;

CET has the meaning given in clause 22.1;

Commitment has the meaning given in clause 8.6;

Commitment Offer has the meaning given in clause 8.6;

Completion means the implementation of the matters described in clause 22.5;

Completion Accounts Date means the last day of the calendar month immediately prior to the date of Completion;

Completion Date means the day on which Completion occurs;

Completion FinCo Articles means the articles of association of FinCo to be adopted on Completion;

Completion H3G II Articles means the articles of association of H3G II to be adopted on Completion in the Agreed Form and which shall include the new name of H3G II to be agreed by the Shareholders prior to Completion;

Completion Statement has the meaning given in paragraph 3.1 of Part 1 of Schedule 10;

Completion Statement Notice has the meaning given in paragraph 3.3 of Part 1 of Schedule 10;

Concentration has the meaning given in clause 8.2;

Core Wind Group means the following:

(a)	WAHF;

(b)	Wind TS;

(c)	Wind Retail S.r.l.; and

(d)	Wind Acquisition Finance S.A.,

and Core Wind Group Company means any of them;

Costs means costs (including reasonable legal costs) and expenses (including in respect of Tax), in each case of any nature whatsoever;

Costs Payee Party has the meaning given in clause 27.2;

Costs Paying Party has the meaning given in clause 27.2;

Crystallised Tax Liability means any liability to Tax (whether potential, actual, contingent or disputed, but excluding any deferred Tax liability) of any member of the 3 Italia Group or the Core Wind Group (as applicable) in respect of which an assessment has been issued, or a report or notice has been received, on or before the Completion Accounts Date, from the relevant Taxation Authorities (which in Italy shall include the relevant Tax collecting agent (“concessionario o agente della riscossione”), including for the avoidance of doubt in Italy any case where:

(a)	a Tax assessment, a notice of application of Tax penalties, a request for payment of Taxes or a deed of enforcement and collection of Taxes (including, without limitation, “avviso di accertamento”, “invito a comparise o al contraddittorio”, “avviso di liquidazione”, “avviso di rettifica e liquidazione”, “cartella di pagamento”,“comunicazione ex. Art 36-bis or 36-ter of D.P.R. n. 600/1973 or 54-bis of D.P.R. n. 633/1972”, “atto di contestazione di sanzioni”, “atto di irrogazione di sanzioni”, “atto di pignoraminto”, “inscrizione di ipoteca”, “espropriazione immobiliare” or “fermo amministrativo”) has been issued;

(b)	a Tax audit report (including, without limitation, “processo verbale di verifica” or “processo verbale di contraddittorio”) or any ruling (including, without limitation, “interpello”) has been received from the relevant Taxation Authorities;

(c)	a Tax settlement (including, without limitation, “acquiscenza”, “atto di adesione”, “atto di accertamento con adesione”, “adesione all’invito a comparire”, “adesione al processo verbale di constatazione” or “atto di conciliazione”) has been signed or concluded; or

(d)	a voluntary assessment or restatement of higher taxes due by the taxpayer (including, without limitation, “ravvedimento operoso”) has been made,

in each case (whether in Italy or elsewhere) indicating that the relevant Taxation Authorities intend to challenge or dispute (or disagree with the interpretation of the taxpayer as to) the treatment of an item or Event that may result in Tax being payable or that they consider Tax is payable, whether or not the amount is quantified or specified;

Customer Bonuses means any bonuses or other payments payable in connection with target incentives for customer operatives by any Core Wind Group Company or 3 Italia Group Company (as applicable) to its employees on an annual basis;

Debt means: (x) in relation to the Core Wind Group, the Financial Indebtedness of the Core Wind Group as set out in Schedule 12 (at the amounts set out in Schedule 12 totalling €9,913,000,000 and excluding, for the avoidance of doubt, any repayment of such Financial Indebtedness on or before the Completion Accounts Date); and (y) in relation to each of the Core Wind Group (in addition to the Financial Indebtedness of the Core Wind Group as set out in Schedule 12) or the 3 Italia Group, as applicable, on a consolidated basis and without duplication:

(a)	the outstanding principal of and premium and/or penalties (if any) and all accrued and unpaid interest in respect of Financial Indebtedness (including, in relation to the Core Wind Group, any drawn balance as at the Completion Accounts Date on the revolving credit facility included in Schedule 12 at zero) with the exception of any intercompany balances other than as set out in paragraph (t);

(b)	any obligations that are required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS, and the amount of indebtedness represented by such obligations will be the capitalised amount of such obligation at the time any determination is to be made as determined in accordance with IFRS;

(c)	all financial obligations of other persons secured by a guarantee, indemnity, or counter-indemnity given by, or a lien, mortgage, pledge, encumbrance or charge of any kind on any asset of, a member of the 3 Italia Group or the Core Wind Group, whether or not such financial obligations are assumed;

(d)	financial obligations evidenced by notes, bonds, debentures, loan stock or similar instruments whether convertible or not, including those incurred in connection with the acquisition of property, assets or businesses;

(e)	to the extent not otherwise included in this definition, the mark-to-market ‘out of the money’ negative effect of all derivative instruments not included in Schedule 12 or entered into in breach of the pre-completion covenant set out in clause 19.11 or 19.12 in which a party is a participant (or with respect to which a party has rights and/or obligations), as if they are to be terminated on the Completion Accounts Date, and any costs and fees related to the termination of such instruments;

(f)	obligations in respect of dividends declared or other income distributions or capital distributions payable by a member of the 3 Italia Group or the Core Wind Group to any person that is not a member of the 3 Italia Group or the Core Wind Group;

(g)	unpaid adviser or other fees or expenses (or re-charges of such fees or expenses) with respect to the transactions contemplated by this agreement;

(h)	any commissions payable to banks;

(i)	any record of, or provision or accrual for, any liability of any member of the 3 Italia Group or the Core Wind Group (as applicable) in respect of pension, retirement indemnity or other post-retirement benefits (except for the Trattamento di Fine Rapporto (TFR) benefit payable on termination of employment for any reason in Italy);

(j)	provisions in respect of litigation and other specific provisions (other than dismantling and tax provisions);

(k)	any Tax liabilities (other than any VAT or other indirect Taxes included in Working Capital and any liabilities included in paragraph (l)), that are:

(i)	Tax liabilities arising in the ordinary course of business; and

(ii)	any other Crystallised Tax Liabilities,

in each case that are due and payable on or before the Completion Accounts Date but are not paid to the relevant Taxation Authority on or before the Completion Accounts Date, including any amounts that would be due and payable by any Core Wind Group Company but for that Core Wind Group Company being part of the Wind Tax Group (except to the extent that any payment in respect of that amount has been made by that Core Wind Group Company to Wind Telecom on or before the Completion Accounts Date) (items falling within paragraph (i) or paragraph (ii) above each being a Debt Tax Liability).

For the purpose of this paragraph (k), Tax is deemed to be due and payable on:

(A)	in the case of Tax in respect of which there is provision in the ordinary course for payment by advances or instalments, each date on which an advance or instalment of such Tax becomes payable; and

(B)	in the case of Tax which does not fall within (A), the last date on which Tax can be paid to the relevant Taxation Authority to avoid a liability to interest or penalties accruing,

in each case: (x) on the assumption that all relevant profits or other amounts have been included in the appropriate tax return or other Tax Document; and (y) ignoring any extension to any such date arising as result of any dispute or challenge or for any other reason; provided that a Tax liability shall be deemed not to be due and payable for the purpose of this paragraph to the extent that a reimbursement or assignment of a receivable relating to that Tax liability has been made in accordance with clause 17.6;

(l)	any unpaid liabilities to any Taxation Authority under any payment plan agreed on or prior to the Completion Accounts Date , including any interest, surcharge, penalty or fine relating thereto;

(m)	payables that are overdue by more than 60 days to the extent not covered under paragraphs (n), (o) and (p) of this definition;

(n)	payables that are overdue from operators by more than 60 days, net of any related receivables;

(o)	extended payables related to Ericsson (pursuant to the arrangement with KFW (Kreditanstalt fuer Wiederaufbau) under which certain Ericsson receivables have been assigned by H3G S.p.A.to KFW) and LTE instalments due to the Ministry of Economic Development for the payment of the right of use of LTE frequencies in bandwidth 1800Mhz and 2600Mhz, assigned to H3G S.p.A. in October 2011 (together with applicable interest);

(p)	payables discounted as at the Completion Accounts Date due by Wind to Terna S.p.A. pursuant to an agreement dated of 31 December 31 2012, under which Wind was granted the right of way to place fibre-optic cables within Terna S.p.A.‘s network;

(q)	obligations relating to arrangements accounted for as a sale and leaseback or any amount raised under any other transaction (including a forward sale and purchase agreement) having the commercial effect of a borrowing;

(r)	obligations under any other working capital management arrangements executed for the purposes of obtaining financing excluding payment terms agreed with suppliers without explicit financial cost and the following agreements already in place related to the sale of receivables without recourse: (i) Risk Transfer Agreement entered into between H3G S.p.A. and Hutchison UK Receivables Hove Limited and dated 14 December 2012, (ii) Risk Transfer Agreement entered into between Hutchison UK Receivables Limited and H3G S.p.A. and dated 23 December 2011, (iii) Agreement for without Recourse Receivable Sale entered into between Cofactor S.p.A.(now Creditech S.p.A.) and H3G S.p.A and dated 20 June 2013, and (iv) Framework Receivables Assignment Agreement entered into between Wind TS and Intesa San Paolo S.p.A. on 6 February 2014;

(s)	the outstanding principal amount in respect of receivables sold or discounted to the extent that there is recourse to any member of the 3 Italia Group or the Core Wind Group (as applicable) or any acceptance credit or bill discounting facility including any dematerialised equivalent;

(t)	any intercompany payables not repaid at or prior to the Completion Accounts Date, including (i) guarantee fees in the amount of €60,000,000 owed by the 3 Italia Group which shall be repaid immediately following Completion and (ii) the aggregate of (A) the international roaming and interconnect charges and discounts accrued as payable and/or owed by members of the Wind Group to members of the VIP Group as at the Completion Accounts Date referred to in paragraph (iii) of the definition of “Intercompany Balances” less (B) the international roaming and interconnect charges and discounts accrued as payable and/or owed by members of the VIP Group to the Wind Group as at the Completion Accounts Date referred to in paragraph (iii) of the definition of “Intercompany Balances”, but excluding any Wind Tax Payable;

(u)	any excess of the Wind Tax Payable over the Wind Tax Receivable which has not been settled at the Completion Accounts Date in accordance with Schedule 9;

(v)	any amount of Tax accruing in respect of any period or part period ending on or before the Completion Accounts Date which is not reflected in paragraph (k) above or in the Wind Tax Payable mentioned in paragraph (u) above, except to the extent that: (a) payments or advance payments of Tax have been made in respect of that amount by any Core Wind Group Company to the relevant Taxation Authority; or (b) a reimbursement or assignment of a receivable in relation to that Tax has been received by a Core Wind Group Company in accordance with clause 17.6;

(w)	the maximum redemption amount of any shares which are expressed to be redeemable;

(x)	in relation to certain employee related costs:

(i)	the pro rata proportion for the period up to and including the Completion Accounts Date of any record of, or provision or accrual for, any liability in respect of the anticipated Annual Bonuses and/or Sales Bonuses for employees of the Core Wind Group or the 3 Italia Group (as applicable), which are to be accrued for at the maximum amounts payable and which shall be settled on or before 15 January 2017;

(ii)	any record of, or provision or accrual for, any liability in respect of the anticipated Retention Bonuses for employees, directors or executives of the Core Wind Group or the 3 Italia Group (as applicable), which are to be accrued for at the maximum amounts payable, and which shall be settled in accordance with the contractual terms applicable to such Retention Bonuses provided that any Retention Bonus payable to the Wind Executive shall be settled on or before 15 November 2016;

(iii)	any record of, or provision or accrual for, any liability in respect of payments in connection with the termination and settlement of the service and employment agreements for each of 3 Italia Executive or Wind Executive (as applicable) not paid at or prior to the Completion Accounts Date which shall be settled on or before 31 December 2016;

(iv)	any record of, or provision or accrual for, any liability in respect of payments in connection with the termination and settlement of the service and employment agreement for Vincenzo Novari not paid at or prior to the Completion Accounts Date, which shall be settled on or before 31 December 2016; and

(v)	any record of, or provision or accrual for, any liabilities that are not settled or paid at or prior to the Completion Accounts Date in relation to the termination of, or pursuant to, the Core Wind Group’s existing long-term incentive schemes;

(y)	any record of, or provision or accrual for, any liabilities that are not settled or paid at or prior to the Completion Accounts Date in relation to the termination of, or pursuant to, any existing employee incentive schemes, but only to the extent such liabilities are not referred to in paragraph (x) above;

(z)	an amount equal to the aggregate amount of any Cash Leakage by (i) the Core Wind Group in breach of clause 19.9(a) to the extent such breach relates to the period from and including the Completion Accounts Date and up to and including Completion; or (ii) the 3 Italia Group in breach of clause 19.9(b);

Debt Tax Liability has the meaning given in paragraph (k) of the definition of Debt;

Deed of Adherence means a deed of adherence to this agreement to be executed by FinCo in accordance with clause 2 in the form set out in Schedule 2;

Defaulting Party has the meaning given in clause 23.6(b);

Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this agreement and the other Transaction Documents, including:

(a)	any dispute arising out of or in connection with the creation, existence, validity, effect, interpretation, performance or non-performance, breach or termination or the consequences of nullity of, or the legal relationships established by, this agreement and the other Transaction Documents;

(b)	claims for set-off and counterclaims; and

(c)	any dispute relating to any non-contractual obligations arising out of or in connection with this agreement and the other Transaction Documents;

Economic Sanctions Laws means any applicable economic sanctions laws and regulations thereunder of the United States of America, the United Kingdom and the European Union (or any Member State thereof);

Effective Date means the date on which Completion occurs;

Employment Agreements means the employment agreements with the Executives dated on the date of this agreement;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing and excluding in each case any Permitted Encumbrance;

Equity Interest means shares, shares of capital stock, partnership interests, limited liability company membership interests and units, interests and other participations in the equity of an entity;

Estimated Excess Cash means, in relation to each of the Core Wind Group or the 3 Italia Group in respect of the 3 Italia Estimated Net Cash or the Wind Estimated Net Cash (as applicable), the amount (if any) by which the 3 Italia Estimated Net Cash or Wind Estimated Net Cash (as applicable) exceeds the corresponding 3 Italia Target Net Cash or the Wind Target Net Cash (as applicable);

Estimated Excess Working Capital means, in relation to each of the Core Wind Group or the 3 Italia Group in respect of the 3 Italia Estimated Working Capital or the Wind Estimated Working Capital (as applicable), the amount (if any) by which the 3 Italia Estimated Working Capital or Wind Estimated Working Capital (as applicable) exceeds the corresponding 3 Italia Target Working Capital or the Wind Target Working Capital (as applicable);

EU Merger Regulation means Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings;

Event includes (without limitation) the winding up or dissolution of any person, and any act, transaction or omission whatsoever and any reference to any event occurring on or before a particular date shall include events which for that purpose are deemed to have, or are treated or regarded as having, occurred on or before that date;

Exchange Rate means with respect to a particular currency for a particular day the spot rate of exchange (the closing midpoint) for that currency into euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by National Westminster Bank Plc as at the close of business in London as at such date;

Excluded Transaction Tax means (a) [*]; (b) [*]; and (c) [*];

Executives means the 3 Italia Executives and the Wind Executive;

Existing HET Loan means the debt in the principal amount of approximately EUR 5.1 billion owed or such other amount as notified by HET to VIP, immediately before Completion, by H3G II to HET;

Existing HET Loan Sale has the meaning given in clause 3;

External Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other institution or organisation;

Extinguishment of Receivables has the meaning given in clause 5.3;

[*] Material omitted and furnished separately to the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Fairly Disclosed means fairly disclosed (with sufficient detail to identify the value, nature and scope of the matter disclosed) by one Shareholder to the other and Fair Disclosure shall be construed accordingly;

Final Excess Cash means, in relation to each of the Core Wind Group or the 3 Italia Group in respect of the 3 Italia Final Net Cash or the Wind Final Net Cash (as applicable), the amount (if any) by which the 3 Italia Final Net Cash or Wind Final Net Cash (as applicable) exceeds the aggregate of (a) the corresponding 3 Italia Target Net Cash or the Wind Target Net Cash (as applicable) and (b) any Estimated Excess Cash (if any) of the Core Wind Group or the 3 Italia Group (as applicable) not used to reduce the Wind Estimated Working Capital Shortfall or a 3 Italia Estimated Working Capital Shortfall (as applicable) as at the Completion Accounts Date in accordance with clause 7.4(b) and 7.5(b);

Final Excess Net Cash means, in relation to each of the Core Wind Group or the 3 Italia Group in respect of the 3 Italia Final Net Cash or the Wind Final Net Cash (as applicable), the amount (if any) by which the 3 Italia Final Net Cash or Wind Final Net Cash (as applicable) exceeds the corresponding 3 Italia Target Net Cash or the Wind Target Net Cash (as applicable);

Final Excess Working Capital means, in relation to each of the Core Wind Group or the 3 Italia Group in respect of the 3 Italia Final Working Capital or the Wind Final Working Capital (as applicable), the amount (if any) by which the 3 Italia Final Working Capital or Wind Final Working Capital (as applicable) exceeds the corresponding 3 Italia Target Working Capital or the Wind Target Working Capital (as applicable);

Financial Indebtedness has the meaning given in the Shareholders’ Deed;

FinCo Distribution Policy Deed means a deed to be entered into in the Agreed Form, between HET and VIP LuxCo in connection with the distribution policy of FinCo;

FinCo Share Issue has the meaning given in clause 6.2;

FinCo Share Transfer has the meaning given in Clause 2.2;

FinCo Shareholders’ Deed means the shareholders’ deed to be entered into in the Agreed Form, between, amongst others, HET, VIP LuxCo and FinCo in connection with the governance and operations of FinCo;

FinCo Shares means all the ordinary shares in the share capital of FinCo, representing 100% of the share capital of FinCo;

Firm has the meaning given in paragraph 3.6 of Part 1 of Schedule 10;

Form CO has the meaning given in clause 8.2;

Fundamental 3 Italia Group Licences means the:

(a)	individual rights of use of a paired frequency block of 2x5 MHz in 900 MHz band on a national basis, issued on 19 May 2010;

(b)	individual rights of use of a paired frequency block of 2x10 MHz in 1800 MHz band on a national basis, issued on 30 May 2012;

(c)	general authorisation, pursuant to Article 25 of the Communications Code, concerning the provision of an access network in WI-FI technology, the relevant statement of start of business being filed with the Ministry of Economic Development on 4 April 2014;

(d)	individual licence for the installation of a telecommunication network for the provision of voice telephone service, issued on 5 September 2001;

(e)	individual rights of use of paired frequency blocks of 2x5 MHz in 1800 MHz band and 2x10 MHz in 2600 MHz band as well as of an unpaired frequency block of 30 MHz in 2600 MHz band, on a national basis, for broadband terrestrial electronic communications public service, issued on 21 December 2011;

(f)	individual licence and related rights of use of a paired frequency block of 2x15 MHz in the 2100 MHz band and of an unpaired frequency block of 5 MHz in the 1900 MHz band, for third generation public mobile communications service in UMTS standard IMT-2000 family as well as for the installation of the relevant network covering the national territory, issued on 10 January 2001; and

(g)	grant of the definitive national right of use of one or more frequencies for television broadcasting in DVB-H and DVB-T digital technics issued on 28 June 2012 and subsequently amended on 14 January 2013;

Fundamental Wind Group Licences means the:

(a)	individual licence for the installation of a network in order to provide the voice telephone service within the limits of national coverage, issued on 18 February 1998;

(b)	individual licence for the installation and provision of a telecommunications network open to the public within the limits of national coverage, issued on 22 April 1998;

(c)	individual licence for the installation of a network in order to provide the voice telephone service within the limits of national coverage, originally issued to Infostrada, issued on 18 February;

(d)	individual licence for the installation and provision of telecommunications network open to the public within the limits of national coverage, originally issued to Infostrada, issued on 14 April 1999;

(e)	individual licence for installation and operation of radio mobile services DCS 1800 MHz and GSM 900 MHz in Italian territory, issued on 30 June 1998, and related rights of use paired frequency blocks of 2x10 in the 900 MHz band and of 2x10 MHz in the 1800 MHz band;

(f)	individual licence and related right of use of a paired frequency block of 2x10 MHz in the 2100 MHz band and of an unpaired 5 MHz block in the 1900 MHz band, for third generation public mobile communications service in UMTS standard IMT-2000 family as well as for the installation of the relevant network covering the national territory, issued on 10 January 2001;

(g)	individual licences, issued on 30 July 2002, for the use of frequencies for radio point-to-point and multipoint wide band in the 24.5-26.5 GHz and 27.5-29.5 GHz frequencies over the geographical areas corresponding to the autonomous Provinces of Bolzano and Trento and to the following Regions: Abruzzo, Basilicata, Calabria, Campania, Emilia Romagna, Friuli Venezia Giulia, Lazio, Liguria, Lombardia, Marche, Molise, Piemonte, Puglia, Sardegna, Sicilia, Toscana, Umbria, Valle D’Aosta and Veneto, if used to a material extent in the business of the Core Wind Group or of material value to the Core Wind Group;

(h)	authorisation for the provision of Internet service, issued on 28 July 1998 and renewed on 31 October 2006;

(i)	general authorisation for the provision of public telecommunication services consisting in radio extension using collective R-LAN frequencies in 5 GHz bands for access to internet and intranet designed for the users as completion of the current offer of fixed and mobile data transmission (the relevant statement of start of business being filed with the Ministry of Communications on 11 May 2006; and

(j)	general authorisation for the provision of public telecommunication services using collective R-LAN frequencies in 2.4 GHz bands and with Radio-LAN access by authorized third companies, the relevant statement of start of business being filed with the Ministry of Communications on 6 July 2003, if used to a material extent in the business of the Core Wind Group or of material value to the Core Wind Group;

(k)	individual rights of use of a paired frequency block of 2x5 MHz in the 2100 MHz band, for the provision of a public broadband telecommunication services covering the national territory, issued on 8 September 2009, if used to a material extent in the business of the Core Wind Group or of material value to the Core Wind Group; and

(l)	individual rights of use of paired frequency blocks of 2x10 MHz in the 800 MHz band 2x5 MHz in the 1800 MHz band and of 2x20 MHz in the 2600 MHz band, frequencies for the provision of public broadband telecommunication services covering the national territory, issued on 3 February 2012;

Galata Proceeds has the meaning given to it in clause 19.15;

Galata Put Option has the meaning given to it in clause 19.15;

Golden Powers Legislation means Italian Law Decree No. 21 of 15 March 2012 as amended by Law 11 May 2012, no. 56, as applicable and implemented by Presidential Decree No. 85 of 25 March 2014 (Assets Identification Decree on Communication, Energy and Transport Golden Powers), Presidential Decree No. 86 of 25 March 2014 (Procedural Decree on Communication, Energy and Transport Golden Powers), Decree of the President of the Council of Ministers No. 108 of 6 June 2014 (Assets Identification Decree on Defence and National Security Golden Powers), and Presidential Decree No. 35 of 19 February 2014 (Procedural Decree on Defence and National Security Golden Powers);

Government Official means (a) any officer or employee of a Governmental Authority, government, or any department, agency, ministry, or instrumentality thereof, (b) any official of a public international organisation; (c) any person acting in an official capacity for or on behalf of a government, or a department, agency, or instrumentality thereof, or for or on behalf of any public international organisation; or (d) any political party, political party official or candidate for public office;

Governmental Authority means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, bureau, board, commission, association, institution, instrumentality, authority, body, court, tribunal, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

Group means, from Completion, H3G II and its Subsidiaries and shall be interpreted by reference to the Subsidiaries from time to time and Group Company shall mean any member of the Group;

Guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against Loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

H3G II has the meaning given in Recital (5);

H3G II Accounts means the unaudited balance sheets of H3G II as at 31 December of 2012, 2013 and 2014, including the relevant unaudited profit and loss accounts for each of such financial years and the notes and directors’ reports relating to them;

H3G II Cost of Capital means H3G II’s cost of capital;

H3G II Receivable has the meaning given in clause 5.2;

H3G II Shares means the ordinary shares in the issued share capital of H3G II;

HET has the meaning given in part (3) of the contracting parties section of the beginning of this agreement;

HET Claim means: any claim by HET under or for a breach of this agreement, including any HET Tax Claim, any VIP Warranty Claim and any VIP Indemnity Claim;

HET Contribution has the meaning given in clause 4;

HET Damages Payment has the meaning given in paragraph 11.1(a) of Schedule 7;

HET Disclosure Letter means the disclosure letter from HET to VIP dated the date of this agreement;

HET Disclosure Warranty Claim means a claim by VIP the basis of which is that the HET Warranty at paragraph 31 of Schedule 6 is, or is alleged to be, untrue, inaccurate or misleading;

HET Excess Recovery has the meaning given in paragraph 11.1(d) of Schedule 7;

HET Fundamental Warranties means the HET Warranties set out at paragraphs:

(a)	1 (Ownership of the Contribution Shares)

(b)	2.1 (but not any other part of paragraph 2 (Subsidiaries and associates));

(c)	5 (Capacity and consequences of entering into this agreement);

(d)	6 (Valid obligations);

(e)	7 (Solvency);

(f)	9 (Filings and consents);

(g)	10 (Compliance with laws); and

(h)	11 (Fundamental Regulatory Licences),

in each case of Schedule 6;

HET Fundamental Warranty Claim means a claim by VIP the basis of which is that a HET Fundamental Warranty is, or is alleged to be, untrue, inaccurate or misleading;

HET Group means HET and its Affiliates (excluding FinCo and, from Completion, any Group Company);

HET Guarantor has the meaning given in Recital (4);

HET H3G II Shares has the meaning given in clause 5.2;

HET Indemnity means the indemnity contained in clause 15;

HET Indemnity Claim means a claim by VIP under the HET Indemnity;

HET LuxCo means HET Investments, a société anonyme existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 7, rue du Marché-aux-Herbes, registered with the Luxembourg Trade and Companies’ Register under number B 207.910;

HET Non-Tax Warranty means the HET Warranties other than the HET Tax Warranty;

HET Non-Tax Warranty Claim means a claim by VIP the basis of which is that a HET Non-Tax Warranty is, or is alleged to be, untrue, inaccurate or misleading;

HET Notice to Remedy has the meaning given in clause 23.3;

HET Secondary Contribution has the meaning given in clause 6.1(a);

HET Solicitors means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London, EC4Y 1HS, United Kingdom;

HET Tax Claim means any Tax Claim by HET;

HET Tax Matters has the meaning given in clause 14.5;

HET Tax Non-Warranty Claim means a VIP Tax Claim that is not a HET Tax Warranty Claim;

HET Tax Warranty means the HET Warranty set out in paragraph 32 (Tax) of Schedule 6;

HET Tax Warranty Claim means a claim by VIP the basis of which is that a HET Tax Warranty is, or is alleged to be, untrue, inaccurate or misleading;

HET Third Party Claim has the meaning given in clause 16.1;

HET Third Party Sum has the meaning given in paragraph 11.1(b) of Schedule 7;

HET Title, Capacity and Compliance Warranties means the HET Warranties set out at paragraphs:

(a)	1 (Ownership of the Contribution Shares)

(b)	2.1 (but not any other part of paragraph 2 (Subsidiaries and associates));

(c)	5 (Capacity and consequences of entering into this agreement);

(d)	6 (Valid obligations);

(e)	10 (Compliance with laws); and

(f)	11 (Fundamental Regulatory Licences),

in each case of Schedule 6;

HET Title, Capacity and Compliance Warranty Claim means a claim by VIP the basis of which is that a HET Title, Capacity and Compliance Warranty is, or is alleged to be, untrue, inaccurate or misleading;

HET Warranties means those warranties given and to be given by HET to VIP set out in Schedule 6;

HET Warranty Claim means a claim by VIP the basis of which is that a HET Warranty is, or is alleged to be, untrue, inaccurate or misleading;

HR and Remuneration Committee means the human resources and remuneration committee of the board of H3G II established on Completion;

Hutchison IP Licence means the licence between Hutchison 3G Enterprises S.à.r.l. and H3G II relating to the ‘3’ brand and other Intellectual Property Rights, in the Agreed Form;

HWL means Hutchison Whampoa Limited;

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union applicable to all companies reporting under the International Financial Reporting Standards;

Initial Budget has the meaning given in the Shareholders’ Deed;

Initial Business Plan means the business plan of the Group for the five years (2017 to 2021) from 1 January 2017;

Intellectual Property Rights means all inventions (whether patentable or not), patents, utility models, petty patents, registered designs, design rights, database rights, copyright and related rights, moral rights, semiconductor topography rights, plant variety rights, trademarks, service marks, logos, get up, trade names, business names, domain names (in each case whether registered or unregistered), and including any applications for registration and any renewals or extensions of any of the foregoing, and, in each case, the goodwill attaching to any of the foregoing, rights to sue for passing off or for unfair competition, all know how, confidential information and trade secrets and any rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which subsist anywhere in the world;

Intercompany Balances means all loan, intercompany trading, brand licensing, international roaming and interconnect services with group companies, management services, intercompany services, facilities or other re-charge or other balances, including in respect of or otherwise relating to Tax, owed between the members of the VIP Group, the Core Wind Group, the HET Group and/or the 3 Italia Group (as applicable) together with accrued interest (if applicable) and VAT (if applicable), including any Intercompany Tax Balances, but excluding:

(a)	outstanding guarantee fees in the amount of €60,000,000 owed by the 3 Italia Group which shall be repaid immediately following Completion;

(b)	€5.1 billion under the Existing HET Loan to be left outstanding as at Completion in accordance with the Pre-Completion 3 Italia Reorganisation; and

(c)

monthly international roaming and interconnect charges owed by members of the Wind Group to the VIP Group (in respect of Russia and Ukraine) as at the Completion Accounts Date totalling €1.4 million (which shall be repaid prior to Completion), monthly international roaming and interconnect charges accrued as payable by members of the Wind Group to the VIP Group as at the Completion Accounts Date totalling an estimated €2.1 million (which shall be repaid by 30 November 2016), annual international roaming and interconnect discounts accrued as payable by members of the Wind Group to members of the VIP Group as at the Completion Accounts Date totalling an estimated €3.9 million (which shall be repaid by 30 March 2017) and annual international roaming and interconnect discounts accrued as payable by members of the VIP Group to members of the Wind Group as at the Completion Accounts Date totalling an estimated €2.0 million (which shall be repaid by 30 March 2017);

Intercompany Tax Balances means the Wind Tax Payable and the Wind Tax Receivable, provided that:

(a)	subject to paragraph (c), if the Wind Tax Receivable exceeds the Wind Tax Payable, the amounts due on the Completion Accounts Date shall be offset and the balance shall be treated as an Intercompany Balance to be settled at or prior to the Completion Accounts Date in accordance with Schedule 9;

(b)	subject to paragraph (c), if the Wind Tax Payable exceeds the Wind Tax Receivable, the amounts due on the Completion Accounts Date shall be offset and the balance shall be treated as an Intercompany Balance to be settled at or prior to the Completion Accounts Date in accordance with Schedule 9; and

(c)	if and to the extent that offset in accordance with paragraph (a), or offset and settlement in accordance with paragraph (b) (as applicable) are prohibited pursuant to any financing agreements of the Wind Group or the 3 Italia Group, the Wind Tax Payable and Wind Tax Receivable shall remain outstanding at the Completion Accounts Date to be offset or otherwise settled at the earliest permissible opportunity and to the extent permissible pursuant to clause 17.1 or 17.2, as applicable, and if the Wind Tax Payable exceeds the Wind Tax Receivable the balance shall be treated as a Debt, pursuant to paragraph (u) of the definition of Debt, for the purposes of Schedule 10;

Interconnection Agreement means an agreement between telecoms operators relating to the interconnection of their respective networks for the purpose of exchanging telecommunications traffic;

Italian Competition Authority has the meaning given in clause 8.1;

Italian Income Tax Code or IITC means Decree no. 917 of 22 December 1986;

Italian Mergers means Merger 1 and the other mergers set out in the Plan of Reorganisation;

Key Material Contracts means the 3 Italia Key Material Contracts and the Wind Key Material Contracts;

Laws means laws (including common law), treaties, conventions, statutes, rules, regulations, ordinances, judgments, orders and decrees issued, entered into or promulgated by any governmental authority or any court;

Long Stop Date means the date falling 18 months from the date of this agreement;

Long-Term Incentive Plan means the terms of a long-term incentive plan for the Group to be implemented by H3G II following Completion based on the Long-Term Incentive Plan Key Terms;

Long-Term Incentive Plan Key Terms means the presentation summarising the key commercial terms of the Long-Term Incentive Plan in the Agreed Form;

Losses means all losses, damages, Costs, expenses, fines, penalties, charges and other liabilities (including in respect of Tax) whether present or future, fixed or unascertained, actual or contingent, but excluding, without limitation, any indirect or consequential losses, loss of profit, loss of earning, loss of opportunity and any punitive or aggravated damages;

LTE means Long-Term Evolution;

Luxembourg Notary means the Luxembourg notary in front of which HET, HET LuxCo and VIP LuxCo, as shareholders of H3G II, will on or prior to and with effect from Completion: (a) approve the VIP LuxCo Contribution; (b) appoint as additional directors of H3G II such persons as HET and VIP LuxCo nominate and approve the resignation of such existing directors of H3G II who are to resign at Completion; and (c) adopt the Completion H3G II Articles; and (d) approve any change to the name of H3G II;

Management Bonuses means any bonuses or other payments payable in connection with achievement of yearly targets by any Core Wind Group Company or 3 Italia Group Company (as applicable) to its employees on an annual basis;

Material Adverse Effect means any event, circumstance, effect, occurrence or state of affairs which is, or is reasonably likely to be, materially adverse to the business operations, assets, liabilities (including contingent liabilities), Properties or business or financial conditions or results of either the Wind Group Companies or the 3 Italia Group Companies, as the case may be, taken as a whole, excluding in any such case, any event, circumstance or change resulting from: (a) a change in interest rates, exchange rates, securities or commodity prices or in economic, business, capital markets, financial markets or political conditions generally; or (b) a change in conditions generally affecting the industry in which the relevant group operates; or (c) changes in applicable laws or securities exchange rules, generally accepted accounting principles or official interpretation of the foregoing; or (d) a change which generally affects businesses that compete with the business of the relevant group, except to the extent that the matters in (a), (b), (c) and (d) have an impact on the relevant group which is disproportionate to the effect on other similar companies operating in the industry;

Material Contract means any:

(a)	loan or facility agreement, documents relating to the issuance of any bonds or debentures, sale and lease-back arrangement, collateral agreement, credit line, bill of exchange, overdraft facility, revolving facility or similar instrument, interest rate swap, currency swap, other hedging instrument, finance lease and factoring arrangement, whenever (also in the aggregate) exceeding EUR 10,000,000 or equivalent;

(b)	security (guarantee, security interest, indemnity, mortgage, charge, pledge, etc.) granted by or in favour of any Group Company or over their assets, whenever exceeding EUR 10,000,000 or equivalent;

(c)	contract in force, whether verbal or written, having a value (i.e. an overall consideration calculated with reference to the entire duration of the contract), or imposing obligations effectively in an aggregate amount, exceeding EUR 10,000,000 or equivalent;

(d)

agreement concerning the communications network operations of the Group Companies and having an annual value exceeding EUR 10,000,000 including, without limitation, (i) agreements regarding the supply or purchase of network access (MVNO, reseller or national roaming); (ii) Interconnection Agreements; (iii) voice termination agreements; (iv) sms interworking agreements; (v) international roaming agreements that deviate from GSMA standard terms and preferential service agreements; (vi) agreements for the procurement/provision of duct, dark fibre and IRUs; (vii) agreements for the procurement/provision of managed services, bandwidth and/or discrete wavelengths, leased lines, including their respective SLAs and maintenance agreements; (viii) agreements for the procurement of SIM cards; (ix) contracts for the provision of call centre-services; and (x) agreements concerning the procurement of handsets devices and other apparatus to be sold via Group Companies’ internet sites and flagship/franchisee stores;

(e)	agreement with content providers including all adjacent services (e.g. apps and financial services), where the consideration or the value generated thereby is in excess of EUR 2,000,000 or equivalent per year;

(f)	agreement (i) with marketing partners or suppliers (including any advertising, media, direct marketing, new media/online, events and sponsoring agencies), inclusive of incentive payments, (ii) with other service providers or suppliers (including film production companies, composers, photographers, actors, directors, graphic artists and similar), inclusive of incentive payments; (iii) in respect of all sponsoring activities, inclusive of incentive payments; and (iv) of revenue-sharing, whenever, in any such case, the consideration or the value generated thereby is in excess of EUR 1,000,000 or equivalent; and

(g)	contract with a third party in Italy for the resale or distribution of the company’s products or services having a value higher than EUR 5,000,000;

Material Network Effect means the commencement, continuation or implementation of actions and/or the enforcement of decisions by the competent public authorities resulting in the imposition of fines or other material consequences with regard to the use and/or operation of 5% or more of the 3 Italia Sites or the Wind Sites, as applicable;

MergeCo has the meaning given in the Shareholders’ Deed;

MergeCo Articles Extract has the meaning given in the Shareholders’ Deed;

Merger 1 means the merger of WAHF into 3 Italia, with 3 Italia as the surviving entity, in accordance with the Plan of Reorganisation;

Merger Executive Committee means the merger executive committee of the board of H3G II established on Completion;

Merger Integration Plan means the terms of a merger integration plan to be implemented by the Group at Completion and to be agreed by the Shareholders pursuant to clause 19.7;

Merger Integration Plan Key Terms means the presentation summarising the key commercial terms of the Merger Integration Plan in the Agreed Form;

NDA means the mutual non-disclosure agreement entered into between HWL and the VIP Guarantor on 13 May 2014;

Net Cash means Cash of the 3 Italia Group or the Core Wind Group (as applicable) less the Debt of the 3 Italia Group or the Core Wind Group (as applicable);

Non-defaulting Party has the meaning given in clause 23.6(a);

Non-Fundamental 3 Italia Group Licences means all material licences, authorisations, consents, registrations, permits or approvals required for carrying on the business of the 3 Italia Group Companies but excluding the Fundamental 3 Italia Group Licences;

Non-Fundamental Wind Group Licences means all material licences, authorisations, consents, registrations, permits or approvals required for carrying on the business of the Core Wind Group Companies but excluding the Fundamental Wind Group Licences;

Notice to Remedy means a HET Notice to Remedy or a VIP Notice to Remedy;

Parent Company means any company that in relation to another company (its Subsidiary):

(a)	holds a majority of the voting rights in the Subsidiary;

(b)	is a member of the Subsidiary and has the right to appoint or remove a majority of its board of directors;

(c)	is a member of the Subsidiary and controls a majority of the voting rights in it under an agreement with the other members; or

(d)	has the right to exercise a dominant influence over the Subsidiary under the Subsidiary’s articles or a contract authorised by them,

in each case whether directly or indirectly through one or more companies or other entities;

Parties and Party have the meanings given to them in the Recitals section of this agreement;

Permitted Encumbrance means Third Party Rights arising in the ordinary course of business or by operation of law;

Plan of Reorganisation means the terms of a plan of reorganisation to be implemented by the Group following Completion based on the terms of the Plan of Reorganisation Key Terms;

Plan of Reorganisation Key Terms means the document summarising the key terms of the Plan of Reorganisation in the Agreed Form;

Pre-Completion 3 Italia Reorganisation means such steps as are necessary to achieve the corporate and debt structure of the 3 Italia Group as set out in Part 1 of Schedule 3;

Pre-Completion Wind Reorganisation means such steps as are necessary to achieve the corporate and debt structure of the Wind Group as set out in Part 2 of Schedule 3;

Preparing Party has the meaning given in paragraph 3.3 of Part 1 of Schedule 10;

Previous Accounting Principles has the meaning given in paragraph 1.1 of Part 1 of Schedule 10;

Production Bonuses means any bonuses or other payments payable in connection with any collective agreement by any Core Wind Group Company or 3 Italia Group Company (as applicable) to its employees on an annual basis;

Prohibited Payment has the meaning given in paragraph 10.2 of Schedule 4;

Properties means the 3 Italia Properties and the Wind Properties and includes any part of each of them and Property means any of them;

Protocol means the protocol for exchange of competition sensitive information entered into between HWL and the VIP Guarantor on 23 March 2015;

Rate Sheet means an agreement made between the parties to the Interconnection Agreement as regards applicable inter-operator interconnection (termination) rates/discounts and/or traffic or payment commitments applicable within the time period specified in the agreement;

Regulatory Authority has the meaning given in clause 8.1(b);

Rejecting Party has the meaning given in paragraph 3.3 of Part 1 of Schedule 10;

Relevant Percentage has the meaning given in clause 18.6;

Relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off (including, without limitation, tax losses and excess interest expenses under Article 96(7) of the IITC) in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax);

Remediation Period End Date has the meaning given in clause 23.3;

Restricted Tax Action means: (i) the entry into any material agreement or settlement with any Taxation Authority, or the rescission or termination of any such agreement or settlement that is in effect on the date of this agreement; (ii) the making, filing or amendment of any Tax Document, save to the extent consistent with the past practice of the 3 Italia Group or the Core Wind Group, as applicable (including in relation to the use or surrender of Reliefs); or (iv) the filing of an application for, or entry into, any ruling relating to Tax;

Retention Bonuses means any transaction or special bonuses or other payments payable in connection with implementation of the transactions contemplated by this agreement by:

(a)	the Core Wind Group, to its employees, directors or executives; and

(b)	the 3 Italia Group, to: (i) the 3 Italia Dirigenti Employees; and/or (ii) 3 Italia Designated Employees;

Sales Bonus means any bonuses or other payments payable in connection with sales incentives targets by any Core Wind Group Company or 3 Italia Group Company (as applicable) to its employees on an annual, bi-annual or quarterly basis;

Security means any document or transaction which reserves or creates a Security Interest;

Security Interest means any interest or right which secures the payment of a debt or other monetary obligation or the compliance with any other obligation, and includes any retention of title to any property and any right to set off or withhold payment of any deposit or other money;

Shareholders has the meaning given in part (3) of the contracting parties section at the beginning of this agreement and Shareholder shall be construed accordingly;

Shareholders’ Deed means the shareholders’ deed dated the date of this agreement (as amended from time to time) between, amongst others, HET and VIP LuxCo in connection with the governance and operations of H3G II;

Sites means the 3 Italia Sites and/or the Wind Sites, as applicable;

Specific Accounting Treatments has the meaning given in paragraph 1.1 of Part 1 of Schedule 10;

SSEA means the amended and restated share sale and exchange agreement by and among (among others) VIP, Wind Telecom S.p.A. and Orascom TMT Investments S.à r.l. (formerly Weather Investments II S.à r.l.) dated as of 15 April 2011;

SSEA Indemnities means the indemnities granted by Orascom TMT Investments S.à r.l. (formerly Weather Investments II S.à r.l.) in favour of VIP at article 10.2 of the SSEA and relating to certain withholding tax liabilities of Core Wind Group Companies attributable to a period through 2010;

SSEA Indemnity Benefit has the meaning given in clause 24;

SSEA Indemnity Proceedings has the meaning given in clause 24;

Subsidiary has the meaning given to it in the definition of Parent Company;

Tax Adjustment Notice has the meaning given in paragraph 5.1 of Part 1 of Schedule 10;

Tax Claim means any Tax Warranty Claim, any Tax Indemnity Claim and any Tax Gross Up Claim;

Tax Document means: (a) any return required to be made to any Taxation Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; (b) any claim, election, surrender, disclaimer, notice, consent or other relevant filing for the purposes of Tax; and (c) any other non-routine correspondence with any Taxation Authority;

Tax Gross Up Claim means any claim under or for breach of clause 33.2, 33.3, 33.4 or 33.5;

Tax Indemnity Claim means any claim under or for breach of clause 17, 18 or 27.3;

Tax Warranty Claim means a VIP Tax Warranty Claim or a HET Tax Warranty Claim, as appropriate.

Taxation or Tax means all forms of taxation, duties, imposts and levies, whether of the Republic of Italy, Luxembourg or elsewhere, including, without limitation, income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), withholding tax, corporation tax, advance corporation tax, corporate tax (including any employment fund surcharge thereon), capital gains tax, municipal business tax, net wealth tax, inheritance tax, transcription tax, gift tax, insurance tax, fees paid to the Luxembourg Chamber of Commerce, VAT, customs and other import or export duties, excise duties, registration tax, registration duty, stamp duty, stamp duty reserve tax, stamp duty land tax, financial transaction tax, mortgage and cadastral tax, national insurance and social security or other similar contributions, and any interest, surcharge, penalty or fine in relation thereto, and references to payments, liabilities or amounts of Taxation or Tax (howsoever described) shall be deemed to include references to payments, liabilities or amounts on account of or in respect of Taxation or Tax;

Taxation Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs, excise authority, office, body or official competent to impose, administer, levy, assess or collect Tax, including, without limitation, the Italian Revenue Agency (Agenzia delle Entrate), the Italian Custom Agency (Agenzia delle Dogane), the Italian Tax Police (Guardia di Finanza), the Luxembourg Inland Revenue (Administration des contributions directes), the Luxembourg Land Registration and Estates Department (Administration de l’enregistrement et des domaines) and the Luxembourg Customs and Excise Agency (Administration des douanes et accises).;

Terms of Reference means the terms of reference for the Audit Committee, the terms of reference for the HR and Remuneration Committee and the terms of reference for the Merger Executive Committee;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Transaction Documents means this agreement, the Shareholders’ Deed, the Completion H3G II Articles, the Completion FinCo Articles, Hutchison IP Licence and all other documents referred to in, or ancillary to, those documents to which VIP, HET or any VIP Group Company is a party;

Transaction Taxes has the meaning given in 27.3;

Unconditional Date has the meaning given in 9.3;

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;

VIP has the meaning given in Recital (1);

VIP Claim means any claim by VIP under this agreement, including any VIP Tax Claim, any HET Warranty Claim and any HET Indemnity Claim;

VIP Damages Payment has the meaning given in paragraph 11.1(a) of Schedule 5;

VIP Disclosure Letter means the disclosure letter from VIP to HET dated the date of this agreement;

VIP Disclosure Warranty Claim means a claim by HET the basis of which is that the VIP Warranty at paragraph 31 of Schedule 4 is, or is alleged to be, untrue, inaccurate or misleading;

VIP Dormant Company Indemnity Claim means any claim under or for a breach of clause 12(b);

VIP Excess Recovery has the meaning given in paragraph 11.1(d) of Schedule 5;

VIP Fundamental Warranties means the VIP Warranties set out at paragraphs:

(a)	1 (Ownership of the Contribution Shares);

(b)	2.1 (but not any other part of paragraph 2 (Subsidiaries and associates));

(c)	5 (Capacity and consequences of entering into this agreement);

(d)	6 (Valid obligations);

(e)	7 (Solvency);

(f)	9 (Filings and consents);

(g)	10 (Compliance with laws); and

(h)	11 (Fundamental Regulatory Licences),

in each case of Schedule 4, provided that references in the VIP Warranty at paragraph 2.1 of Schedule 4 to the “Wind Group Companies” shall be deemed to be references to the “Core Wind Group Companies” only for the purposes of this definition;

VIP Fundamental Warranty Claim means a claim by HET the basis of which is that a VIP Fundamental Warranty is, or is alleged to be, untrue, inaccurate or misleading;

VIP Group means VIP and its Affiliates (excluding FinCo and, from Completion, any Group Company);

VIP Guarantor has the meaning given in Recital (2);

VIP H3G II Shares means the H3G II Shares to be issued by H3G II to VIP at Completion in accordance with clause 5.2;

VIP Indemnity means any of the indemnities contained in clause 12;

VIP Indemnity Claim means a claim by HET under any VIP Indemnity;

VIP Litigation Indemnity Claim means any claim under or for a breach of clause 12(a);

VIP LuxCo means VimpelCom Luxembourg Holdings S.à r.l., a société à responsabilitée limitée incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 18-20 rue Edward Steichen-L-2540, Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade and companies register under number B199019, a wholly-owned subsidiary of VIP;

VIP LuxCo Contribution has the meaning given in clause 5.1;

VIP LuxCo Receivable means an interest free on-demand receivable due from VIP LuxCo to HET in an amount equal to 50% of the Existing HET Loan, documented by way of a promissory note;

VIP LuxCo Secondary Contribution has the meaning given in clause 6.1(b);

VIP Notice to Remedy has the meaning given in clause 23.3;

VIP Solicitors means Allen & Overy LLP of One Bishops Square, London, E1 6AD, United Kingdom;

VIP Tax Claim means a Tax Claim by VIP;

VIP Tax Matters has the meaning given in clause 11.5;

VIP Tax Non-Warranty Claim means a HET Tax Claim that is not a VIP Tax Warranty Claim;

VIP Tax Warranty means the VIP Warranty set out in paragraph 32 of Schedule 4;

VIP Tax Warranty Claim means a claim by HET the basis of which is that a VIP Tax Warranty is, or is alleged to be, untrue, inaccurate or misleading;

VIP Third Party Claim has the meaning given in clause 13.1;

VIP Third Party Sum has the meaning given in paragraph 11.1(b) of Schedule 5;

VIP Title, Capacity and Compliance Warranties means the VIP Warranties set out at paragraphs:

(a)	1 (Ownership of the Contribution Shares);

(b)	2.1 (but not any other part of paragraph 2 (Subsidiaries and associates));

(c)	5 (Capacity and consequences of entering into this agreement);

(d)	6 (Valid obligations);

(e)	10 (Compliance with laws); and

(f)	11 (Fundamental Regulatory Licences),

in each case of Schedule 4, provided that references in the VIP Warranty at paragraph 2.1 of Schedule 4 to the “Wind Group Companies” shall be deemed to be references to the “Core Wind Group Companies” only for the purposes of this definition;

VIP Title, Capacity and Compliance Warranty Claim means a claim by HET the basis of which is that a VIP Title, Capacity and Compliance Warranty is, or is alleged to be, untrue, inaccurate or misleading;

VIP Warranties means those warranties given and to be given by VIP to HET set out in Schedule 4;

VIP Warranty Claim means a claim by HET the basis of which is that a VIP Warranty is, or is alleged to be, untrue, inaccurate or misleading;

WAHF means WIND Acquisition Holdings Finance S.p.A. a joint stock company incorporated under the laws of Italy having its registered office at Via Cesare Giulio Viola 48 – 00148 – Rome (RM), Italy registered with the Companies’ Register of Rome under REA RM–1105755 and fiscal code 08607091009;

WAHF Consideration has the meaning given in clause 5.2;

WAHF Shares means the 43,162,100 ordinary shares without nominal value in the share capital of WAHF;

Weather Capital means Weather Capital S.à r.l., a societé á responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 18-20 rue Edward Steichen L-2540, Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade and companies register under number B98414;

Wholly-Owned Subsidiary means each of the Core Wind Group Companies and the 3 Italia Group Companies (other than H3G II);

Wind Accounts means:

(a)	the audited balance sheets of the Core Wind Group Companies as at 31 December of 2012, 2013 and 2014, including the relevant audited profit and loss accounts for each such financial year; and

(b)	the audited consolidated balance sheets of the Core Wind Group as at those dates, including the relevant audited consolidated profit and loss accounts for each such financial year,

and in all cases the notes and directors’ reports relating to them;

Wind Accounts Date means 31 December 2014;

Wind Adjustment Statement has the meaning given in paragraph 5.2 of Part 1 of Schedule 10;

Wind Completion Statement has the meaning given in paragraph 3.1 of Part 1 of Schedule 10;

Wind Data Room means the Wind Physical Data Room and the Wind Virtual Data Room;

Wind Dormant Companies means the following:

(a)	Wind Acquisition Finance II SA;

(b)	Wind Finance SL SA;

(c)	Wind Acquisition Holdings Finance SA; and

(d)	Wind Acquisition Holdings Finance II SA,

and Wind Dormant Company means any of them;

Wind Estimated Adjustment has the meaning given in clause 7.5;

Wind Estimated Net Cash means the estimate of what Net Cash of the Core Wind Group will be at the Completion Accounts Date as set out in the Wind Estimates provided in accordance with clause 7.3(b);

Wind Estimated Net Cash Shortfall has the meaning given in clause 7.5(a);

Wind Estimated Working Capital means the estimate of what Working Capital of the Core Wind Group will be at the Completion Accounts Date as set out in the Wind Estimates provided in accordance with clause 7.3(b);

Wind Estimated Working Capital Shortfall has the meaning given in clause 7.5(b);

Wind Estimates has the meaning given in clause 7.3(b);

Wind Executive means Maximo Ibarra;

Wind Facilities Agreement means the senior facilities agreement originally dated 24 November 2010 (as amended and/or restated by an amendment agreement dated 20 December 2010, an amendment agreement dated 3 May 2011, a supplemental agreement dated 21 October 2011, a consent request letter dated 9 March 2012, an amendment letter dated 7 November 2012, and an amendment agreement dated 3 April 2014, as further amended on 23 April 2014;

Wind Final Adjustment has the meaning given in paragraph 4.3 of Part 1 of Schedule 10;

Wind Final Net Cash means the Net Cash of the Core Wind Group at the Completion Accounts Date as agreed by HET and VIP or determined by the Firm (as applicable) in accordance with Part 1 of Schedule 10;

Wind Final Net Cash Shortfall has the meaning given in paragraph 4.3 of Part 1 of Schedule 10;

Wind Final Working Capital means the Working Capital of the Core Wind Group at the Completion Accounts Date as agreed by HET and VIP or determined by the Firm (as applicable) in accordance with Part 1 of Schedule 10;

Wind Final Working Capital Shortfall has the meaning given in paragraph 4.3 of Part 1 of Schedule 10;

Wind Financing Documents means the documents provided in folder 3 of the Wind Virtual Data Room;

Wind Group means the Core Wind Group and the Wind Minority Companies, collectively, and Wind Group Company means any of them;

Wind Intercompany Agreement has the meaning given in paragraph 14.1 of Schedule 4;

Wind IPRs has the meaning given in paragraph 26.1 of Schedule 4;

Wind IT Agreements has the meaning given in paragraph 27(a) of Schedule 4;

Wind Key Material Contracts means all agreements:

(a)	contained in folder 4.1 SCT of the Wind Virtual Data Room;

(b)	listed in document 4.6 SCT of the Wind Virtual Data Room;

(c)	listed in document 4.11.1 SCT of the Wind Virtual Data Room;

(d)	contained in folder 4.11 SCT of the Wind Virtual Data Room (with the sole exception of those included in folder 4.11.2.2);

(e)	contained in folder 7.2.12 SCT of the Wind Virtual Data Room;

(f)	contained in folder 4.12 SCT of the Wind Virtual Data Room; and

(g)	included in the Wind Data Room with respect to which Galata S.p.A. or Smartowers Italy S.r.l. are a party,

and any other agreement which is critical to the operation of the business of the Core Wind Group Companies as carried out at the date of this agreement;

Wind Management Accounts has the meaning given in paragraph 19 of Schedule 4;

Wind Minority Companies means the following:

(a)	Consel-Consorzio ELIS a.r.l.;

(b)	Galata S.p.A.;

(c)	Janna S.C.a.r.l.;

(d)	MIX S.r.l.;

(e)	QXN Società Consortile per Azoni; and

(f)	Dono Per S.C.a.r.l.,

and Wind Minority Company means any of them;

Wind Parent Guarantee means a Guarantee given by a member of the VIP Group other than the Wind Group to secure the performance of a member of the Wind Group;

Wind Physical Data Room means the material and information on the Wind Group made available by VIP to HET Solicitors in the physical data room held with the Italian office of the VIP Solicitors, one physical copy of which was made available to the HET Solicitors between the period of 11 May 2015 to 20 May 2015;

Wind Properties means the following properties (and includes any part of each of them);

(a)	the real estate property located in Rome, via Carlo Veneziani 56 (as leased as of the date of this agreement by virtue of the lease agreement with GE The real estate Italia S.r.l.);

(b)	the real estate property located in Rome, via Carlo Veneziani 56, (building L) (as leased as of the date of this agreement by virtue of the lease agreement with A& Costruzioni S.r.l.);

(c)	the real estate property located in Rome, via G.C. Viola 34, 36, 48 (as leased as of the date of this agreement by virtue of the lease agreement with Fabrica Immobiliare SGR S.p.A.);

(d)	the real estate property located in Rho (Milan), Nuovo Polo Fieristico (as leased as of the date of this agreement by virtue of the lease agreement with Fondazione Ente Autonomo Fiera Internazionale di Milano);

(e)	the real estate property located in Palermo, piazzale Girolamo Li Causi 1-2-3 (as leased as of the date of this agreement by virtue of the lease agreement with Immobiliare Glorioso S.r.l.);

(f)	the real estate property located in Rome, via Casalinuovo 8 (as leased as of the date of this agreement by virtue of the lease agreement with Casalinuovo Properties S.r.l.); and

(g)	the real estate property located in Ivrea (Turin), via Jervis 73-77 (as leased as of the date of this agreement by virtue of the lease agreement with Prelios S.p.A.);

Wind Quarterly Update has the meaning given in clause 7.2(b);

Wind Retail means Wind Retail S.r.l.;

Wind Scheme Documents means, in relation to a Wind Scheme, full particulars of all the benefits to be provided by that Wind Scheme;

Wind Schemes means all the mandatory and/or complementary pension and/or healthcare schemes joined by the employees of any of the Core Wind Group Companies;

Wind Senior Managers means the holders of each of the following positions in respect of the Core Wind Group: Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Commercial Officer, Strategy and Procurement Director, Human Resource Director, Internal Auditing Director, Regulatory, Antitrust, Privacy and Wholesale Affairs Director, Legal Affairs Director and Public Relations Director;

Wind Sites means those sites where the Core Wind Group locates network infrastructure, whether owned, leased, licensed by a Core Wind Group Company or on which the equipment is hosted by a third party;

Wind Systems has the meaning given in paragraph 27 of Schedule 4;

Wind Target Net Cash means minus €10,420,000,000 (comprising targets of €119,000,000 for Cash and €10,539,000,000 for Debt);

Wind Target Working Capital means minus €480,000,000;

Wind Tax Agreement means the tax sharing agreement as in force on the date of this agreement and relating to the Wind Tax Group details of which are set out in section 15.1.2 of the Wind Virtual Data Room;

Wind Tax Group means the Italian corporate income tax group formed by WAHF, Wind TS, Wind Retail and Wind Telecom, with Wind Telecom as the parent company;

Wind Tax Payable any outstanding liabilities or amounts due to Wind Telecom from any Core Wind Group Company under the Wind Tax Agreement;

Wind Tax Receivable means any outstanding liabilities or amounts due to any Core Wind Group Company under the Wind Tax Agreement, including the EUR86 million receivable for the transfer of Reliefs by WAHF to Wind Telecom under the Wind Tax Agreement;

Wind Telecom means Wind Telecom S.p.A or any of its successors (and for this purpose, for the avoidance of doubt, “successor” includes, in any case where Wind Telecom S.p.A (or any of its successors) merges into any other entity under the laws of any jurisdiction in such a manner that Wind Telecom S.p.A (or any of its successors) ceases to exist, the surviving entity after that merger);

Wind TS means Wind Telecomunicazioni S.p.A;

Wind Virtual Data Room means the material and information on the Wind Group (except the contracts and agreements located in folder 4.12.2) made available by VIP to the HET Guarantor and its advisers in the electronic data room held with Merrill (including both “clean team” and “super clean team” material and information as well as the Q&A materials), one digital copy of which has been provided to each of the HET Solicitors and the VIP Solicitors as at the time on 3 August 2015 stated on such digital copy; and

Working Capital means, in relation to each of the Core Wind Group or the 3 Italia Group, as applicable their aggregate working capital, comprising their inventory, trading receivables, trading payables, other receivables and other payables (including other current assets and liabilities and any irrecoverable VAT or other indirect Taxes arising in respect thereof), on a consolidated basis and without duplication, excluding any item included in the definitions of Cash or Debt.

2.	In this agreement:

(a)	references to a person include bodies corporate and an unincorporated association of persons;

(b)	references to an individual include his estate and personal representatives;

(c)	subject to clause 31, references to a Party to this agreement include references to the successors and assigns (immediate or otherwise) of that Party;

(d)	a person shall be deemed to be connected with another if that person is connected with that other within the meaning of section 1122 of the Corporation Tax Act 2010 (as in force at the date of this agreement);

(e)	references to a transfer of a share include the disposal of any interest in that share (including the creation of any security interest or other third party right over any interest in that share and any renouncement in favour of another person of any right to the allotment or transfer of that share);

(f)	the words including and include shall mean including without limitation and include without limitation, respectively;

(g)	the singular shall include the plural and vice versa, and any reference importing a gender includes the other gender;

(h)	any reference to a time of day is to London time unless otherwise stated, references to a specific time of day will be made in 24-hour time notation and any reference to a day means a period of 24 consecutive hours starting at 00:00;

(i)	any reference to € or EUR is to Euro;

(j)	any reference to writing includes typing, printing, lithography and photography but excludes any form of electronic communication;

(k)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document; and

(l)	any reference in connection with Tax to income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

3.	In this agreement, any reference, express or implied, to an enactment includes:

(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after the signature of this agreement) under any enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above, provided that no such enactment or subordinate legislation made after the date of this agreement shall increase the liability of any Party under this agreement, and enactment includes any legislation in any jurisdiction.

4.	Any statement (other than the VIP Tax Warranty) qualified by the expression so far as VIP is aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this agreement, of the following persons and shall carry no requirement to make enquiries of any other person (save that the reference to awareness in the warranty at paragraph 31 of Schedule 4 shall not be limited by this provision):

(a)	Maximo Ibarra

(b)	Giuseppe Gola

(c)	Mark Shalaby

(d)	Romano Righetti

(e)	Valerio Marra

(f)	Nicola Grassi

(g)	Andrew Davies

(h)	Scott Dresser

(i)	David Dobbie

(j)	Geza Negy

5.	Any statement in the VIP Tax Warranty qualified by the expression so far as VIP is aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this agreement, of the following persons and shall carry no requirement to make enquiries of any other person:

(a)	Giuseppe Gola

(b)	Filippo Annibaldi

(c)	Giovanni Vivona

(d)	Rob Leemans

(e)	Bart Kuper

6.	Any statement (other than the HET Tax Warranty) qualified by the expression so far as HET is aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this agreement, of the following persons and shall carry no requirement to make enquiries of any other person (save that the reference to awareness in the warranty at paragraph 31 of Schedule 6 shall not be limited by this provision):

(a)	Frank Sixt

(b)	Stefano Invernizzi

(c)	Dina Ravera

(d)	Fabio Missori

(e)	Antongiulio Lombardi

(f)	Antonella Ambriola

(g)	Robert Eckert

(h)	Steven Allen

(i)	Grant Stevenson

(j)	Susan Buttsworth

7.	Any statement in the HET Tax Warranty qualified by the expression so far as HET is aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this agreement, of the following persons and shall carry no requirement to make enquiries of any other person:

(a)	Stefano Invernizzi

(b)	Marco Fella

(c)	Gianfranco Manenti

(d)	Guy Ellis

(e)	Kaushal Tikku

8.	Words and expressions defined in the Companies Act 2006 (as amended) have the same meaning in this agreement unless otherwise defined.

9.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated in this agreement, the term in the body of this agreement shall take precedence.

10.	The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

11.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

12.	Paragraphs 1 to 11 above apply unless the contrary intention appears.

SIGNATORIES

VIP

EXECUTED as a deed by VIMPELCOM AMSTERDAM B.V	) ) )	Authorised signatory

Witness’s Signature

Name:
Address:

VIP Guarantor

EXECUTED as a deed by VIMPELCOM LTD.	) ) )	Authorised signatory

Witness’s Signature

Name:

Address:

HET

EXECUTED by	) ) ) ) ) ) ) )

HUTCHISON EUROPE TELECOMMUNICATIONS S.À R.L.
Acting by:
Director

HET Guarantor

EXECUTED by	) ) ) ) ) ) )

CK HUTCHISON HOLDINGS LIMITED
Acting by:
Director

H3G II

EXECUTED by	) ) ) ) ) ) ) )

HUTCHISON 3G ITALY INVESTMENTS S.À R.L.
Acting by:
Director

FINCO

GIVEN under the common seal of VIP-CKH IRELAND LIMITED and DELIVERED as a DEED	) )	Director